UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §.240.14a-12.

Hovnanian Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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PROXY STATEMENT 2022 HOVNANIAN ENTERPRISES, INC. 90 Matawan Road, Fifth Floor, Matawan, N.J. 07747 Tel: (732) 747-7800

PROXY STATEMENT

2022

THANK YOU for 2021

YOU ARE CORDIALLY INVITED TO ATTEND

The

2022 ANNUAL MEETING
of SHAREHOLDERS

WHICH WILL BE HELD ON

Tuesday, March 29, 2022
at 10:30 am EST

AT THE OFFICES OF

Bilzin Sumberg Baena Price &
Axelrod LLP

1450 BRICKELL AVENUE, 23RD FL,

MIAMI, FL 33131

DEAR SHAREHOLDER,

February 11, 2022

In accordance with the Securities and Exchange Commission’s rule allowing companies to furnish proxy materials to their shareholders over the Internet, the Company is primarily furnishing proxy materials to our shareholders of Class A Common Stock and registered shareholders of Class B Common Stock over the Internet, rather than mailing paper copies of the materials (including our Annual Report to Shareholders for fiscal 2021) to those shareholders. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet, by telephone or by mail. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. A request for a paper copy must be made by March 15, 2022 in order to facilitate a timely delivery.

We anticipate that the Notice will first be mailed to our shareholders on or about February 11, 2022. All shareholders of record of Class B Common Stock who hold in nominee name have been sent a full set of proxy materials, including a proxy card.

Attached to this letter are a Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

It is important that your shares be represented and voted at the meeting. Therefore, we urge you to complete, sign, date and return the enclosed proxy card or, if applicable, register your vote via the Internet or by telephone according to the instructions on the proxy card. If you attend the meeting, you may still choose to vote your shares personally even though you have previously designated a proxy.

We sincerely hope you will be able to attend and participate in the Company’s 2022 Annual Meeting of Shareholders. We welcome the opportunity to meet with many of you and give you a firsthand report on the progress of your Company.

Sincerely yours,

Ara K. Hovnanian

Chairman of the Board

PROXY VOTING METHODS

If at the close of business on January 31, 2022, you were a shareholder of record or held shares through a broker or bank, you may vote your shares as described below or you may vote in person at the Annual Meeting of Shareholders.

To reduce our administrative and postage costs, we would appreciate if shareholders of Class A Common Stock and registered shareholders of Class B Common Stock would please vote over the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 17 of the Proxy Statement. If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on March 28, 2022 to be counted unless otherwise noted below.

Your Vote is Important — Thank You for Voting

TO VOTE BY PROXY:

Shareholders of Class A Common Stock
& Shareholders of Class B* Common Stock:

BY INTERNET

Go to the website at www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

You will need the 16-digit Control Number included on your Notice Regarding the Availability of Proxy Materials to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

From a touch-tone telephone, dial (800) 690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

You will need the 16-digit Control Number included on your Notice Regarding the Availability of Proxy Materials in order to vote by telephone.

BY MAIL

Request a proxy card from us by following the instructions on your Notice Regarding the Availability of Proxy Materials.

When you receive the proxy card, mark your selections on the proxy card.

Date and sign your name exactly as it appears on your proxy card.

Mail the proxy card in the postage-paid envelope that will be provided to you.

Mailed proxy cards must be received no later than March 28, 2022 to be counted for the 2022 Annual Meeting of Shareholders.

*Additional Information for Shareholders of Class B Common Stock Held in Nominee Name:

Shares of Class B Common Stock held in nominee name will be entitled to ten votes per share only if the beneficial owner voting instruction card and the nominee proxy card relating to such shares are properly completed, mailed and received not less than three nor more than 20 business days prior to March 29, 2022.

HOVNANIAN ENTERPRISES, INC.

NOTICE of

ANNUAL MEETING

of SHAREHOLDERS

NOTICE IS HEREBY GIVEN

The Annual Meeting of Shareholders of Hovnanian Enterprises, Inc. will be held on Tuesday, March 29, 2022, at the offices of Bilzin Sumberg Baena Price & Axelrod LLP, 1450 Brickell Avenue, 23rd Floor, Miami, FL 33131 at 10:30 a.m., Eastern Time.

FOR THE FOLLOWING MATTERS:

01

The election of the directors named herein of the Company for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company, and until their respective successors may be elected and qualified;

02

The ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, to examine the financial statements of the Company for the year ending October 31, 2022;

03 The approval of the Second Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan;	04 The approval of the compensation of the Company’s named executive officers in a non-binding, advisory vote;

05 The transaction of such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the nominees listed in proposal 1 and FOR proposals 2, 3 and 4.

Only shareholders of record at the close of business on January 31, 2022 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders. Accompanying this Notice of Annual Meeting of Shareholders is a proxy statement, proxy card(s) and the Company’s Annual Report for the fiscal year ended October 31, 2021.

To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Shares of Class B Common Stock held in nominee name will be entitled to ten votes per share only if the beneficial owner voting instruction card and the nominee proxy card relating to such shares are properly completed, mailed and received not less than three nor more than 20 business days prior to March 29, 2022. These voting procedures are described on pages 6 and 7 and on the proxy card.

All shareholders are urged to attend the meeting in person or by proxy. Shareholders who do not expect to attend the meeting are requested to complete, sign and date the enclosed proxy card and return it promptly, or, if applicable, to register their vote via the Internet or by telephone according to the instructions on pages 6 and 7 and on the proxy card.

By order of the Board of Directors,

ELIZABETH D. TICE

Secretary

February 11, 2022

TO

NOTE

If you are a shareholder of record and you plan to attend the Annual Meeting of Shareholders, please mark the appropriate box on your proxy card or, if applicable, so indicate when designating a proxy via the Internet or by telephone. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notice to Hovnanian Enterprises, Inc., 90 Matawan Road, Fifth Floor, Matawan, New Jersey 07747, Attention: Elizabeth D. Tice, Secretary, and enclose evidence of your ownership (such as a letter from the bank, broker or other intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. In order to be admitted to the Annual Meeting of Shareholders, you will need a form of personal identification (such as a driver’s license) along with your Notice Regarding the Availability of Proxy Materials, proxy card or proof of Common Stock ownership. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Annual Meeting of Shareholders, you must present proof of your ownership of our Common Stock, such as a bank or brokerage account statement. If you do not plan to attend the Annual Meeting of Shareholders, please designate a proxy by mail or, if applicable, via the Internet or by telephone. If you choose to vote by mail, please complete, sign and date the enclosed proxy card(s) and return it promptly so that your shares will be voted. If you have received a hard copy of the proxy materials, the enclosed envelope requires no postage if mailed in the United States.

	16	General
	18	Voting Rights & Security Ownership of Certain Beneficial Owners & Management
PROPOSAL I	22	Election of Directors
	34	Meetings of the Board of Directors & Committees of the Board of Directors
PROPOSAL II	40	Ratification of the Selection of an Independent Registered Public Accounting Firm
PROPOSAL III	42	Approval of the Second Amended & Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan
PROPOSAL IV	58	Advisory Vote on Executive Compensation
	64	The Compensation Committee
COMPENSATION DISCUSSION & ANALYSIS	70
	71	Executive Summary
	82	Compensation Philosophy & Objectives
	90	Fiscal 2021 Compensation Elements & Compensation Mix
	93	Details of Compensation Elements

	114	Actions for Fiscal 2022
	115	Tax Deductibility & Accounting Implications
	115	Timing & Pricing of Equity Awards
	116	Stock Ownership Guidelines & Delayed Delivery Periods
EXECUTIVE COMPENSATION	118
	118	Summary Compensation Table
	122	Grants of Plan-Based Awards in Fiscal 2021
	125	Outstanding Equity Awards at Fiscal 2021 Year-End
	130	Option Exercises & Stock Vested in Fiscal 2021
	131	Nonqualified Deferred Compensation for Fiscal 2021
	134	Potential Payments Upon Termination or Change-in-Control Table
	138	Pay Ratio Disclosure
	140	Non-Employee Director Compensation
	143	The Audit Committee

	145	The Audit Committee Report
	147	Fees Paid to Principal Accountant
	148	Principal Accountant Independence
	148	Corporate Governance
	150	Board Oversight of Risk Management
	152	Environmental, Social & Governance (ESG) Practices
	158	Leadership Structure
	158	Certain Relationships & Related Transactions
	162	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on March 29, 2022
	163	General
	165	Shareholder Proposals for the 2023 Annual Meeting
APPENDIX	A-1	Appendix A — Second Amended & Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan

GENERAL

PROXY STATEMENT

GENERAL

HOVNANIAN ENTERPRISES, INC. 90 Matawan Road, Fifth Floor, Matawan, N.J. 07747

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Hovnanian Enterprises, Inc. (the “Company”, “we”, “us” or “our”) for use at the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) referred to in the foregoing Notice and at any adjournment thereof.

Shares represented by properly executed proxies that are received or executed in time and not revoked will be voted in accordance with the specifications provided thereon. If no specifications are made in an executed proxy, the persons named in the accompanying proxy card(s) will vote the shares represented by such proxies (1) for the Board of Directors’ slate of directors, (2) for the ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, to examine the financial statements of the Company for the fiscal year ending October 31, 2022, (3) for the approval of the Second Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan, (4) for the approval, in a non-binding, advisory vote, of the compensation of the Company’s named executive officers and (5) on any other matters as recommended by the Board of Directors, unless contrary instructions are given.

Any person may revoke a previously designated proxy before it is exercised. If you voted by Internet, telephone or mail and are a shareholder of record, you may change your vote and revoke your proxy by (1) delivering written notice of revocation to Elizabeth Tice, Secretary, provided such notice of revocation is received no later than March 28, 2022, (2) voting again by Internet or telephone at a later time before the closing of voting facilities at 11:59 p.m. (Eastern Time) on March 28, 2022, (3) submitting a properly signed proxy card with a later date that is received no later than March 28, 2022 or (4) revoking your proxy and voting in person at the 2022 Annual Meeting. If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the 2022 Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the applicable shares. Please note that attendance at the 2022 Annual Meeting will not by itself revoke a proxy.

We will bear the costs of soliciting proxies from the holders of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”). We are initially soliciting these proxies by mail and electronic mail, but solicitation may be made by our directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

VOTING RIGHTS
& SECURITY OWNERSHIP
of CERTAIN BENEFICIAL
OWNERS & MANAGEMENT

The Board of Directors has set January 31, 2022 as the record date for the 2022 Annual Meeting. As of the close of business on the record date, the outstanding voting securities of the Company consisted of 5,614,240 shares of Class A Common Stock, each share entitling the holder thereof to one vote, and 676,604 shares of Class B Common Stock, each share entitling the holder thereof to ten votes if specified ownership criteria have been met. Other than as set forth in the table below, there are no persons known to the Company to be the beneficial owners of shares representing more than 5% of either the Company’s Class A Common Stock or Class B Common Stock, which represent the classes of the Company’s voting stock.

The following table sets forth, as of January 31, 2022, (1) the Class A Common Stock and Class B Common Stock of the Company beneficially owned by holders of more than 5% of either the Class A Common Stock or the Class B Common Stock of the Company and (2) the Class A Common Stock, Class B Common Stock and Depositary Shares of the Company beneficially owned by each Director, each nominee for Director, each executive officer named in the tables set forth under “Executive Compensation” beginning on page 118 (the “named executive officers”) and all Directors and executive officers as a group. Currently none of the Directors and executive officers own any shares of 7.625% Series A Preferred Stock.

	Class A		Class B
	Common Stock (1)		Common Stock (1)

	Amount and Nature of Beneficial Ownership	Percent of Class (2)	Amount and Nature of Beneficial Ownership	Percent of Class (2)

Directors, Nominees for Director, Named Executive Officers & Directors and Executive Officers as a Group

Ara K. Hovnanian (3)	137,150	2.44%	118,908	15.80%
Robert B. Coutts	15,303	0.27%	—	—
Miriam Hernandez-Kakol	—	—	—	—
Edward A. Kangas	15,042	0.27%	—	—
Joseph A. Marengi	9,423	0.17%	—	—
Brad G. O’Connor	11,826	0.21%	—	—
Vincent Pagano Jr.	10,899	0.19%	—	—
Robin Stone Sellers	531	0.01%	—	—
J. Larry Sorsby (4)	86,416	1.53%	—	—
All Directors and executive officers as a group (9 persons)	548,003	9.66%	659,259	92.38%

Holders of More Than 5%

Kevork S. Hovnanian Family Limited Partnership (5)	—	—	193,353	28.58%
Hovnanian Family 2012 L.L.C. (6)	1	0.00%	126,407	18.68%
Trusts for Kevork S. Hovnanian’s Family (7)	247,140	4.40%	174,187	25.74%
Trusts for Ara Hovnanian’s Family Trust (8)	14,272	0.25%	82,404	12.18%

TO
NOTE

(1)

The figures in the table with respect to Class A Common Stock do not include the shares of Class B Common Stock beneficially owned by the specified persons. Shares of Class B Common Stock are convertible at any time on a share-for-share basis to Class A Common Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), which generally attribute ownership to persons who have or share voting or investment power with respect to the relevant securities. Shares of Common Stock that may be acquired within 60 days upon exercise of outstanding stock options are deemed to be beneficially owned. Securities not outstanding, but included in the beneficial ownership of each such person, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Except as indicated in these footnotes, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all securities shown as beneficially owned by them. Shares of Class A Common Stock subject to options currently exercisable or exercisable within 60 days of January 31, 2022, whether or not in-the-money, include the following: A. Hovnanian (0), R. Coutts (0), M. Hernandez-Kakol (0), E. Kangas (0), J. Marengi (0), B. O’Connor (7,375), V. Pagano (2,536), R. Sellers (0), J. Sorsby (47,200) and all Directors and executive officers as a group (57,111). Shares of Class B Common Stock subject to options currently exercisable or exercisable within 60 days of January 31, 2022, whether or not in-the-money, include the following: A. Hovnanian (76,000).

On July 29, 2008, the Company’s Board of Directors declared a dividend of one Preferred Stock Purchase Right for each outstanding share of Class A Common Stock and Class B Common Stock (which ratio of rights to shares is subject to adjustment in accordance with the Amended Stockholder Rights Plan. The dividend was paid to stockholders of record on August 15, 2008. Subject to the terms, provisions and conditions of the Company’s Amended Stockholder Rights Plan, if the Preferred Stock Purchase Rights become exercisable, each Preferred Stock Purchase Right would initially represent the right to purchase from the Company 1/10,000th of a share of Series B Junior Preferred Stock for a per share purchase price as specified in the Amended Stockholder Rights Plan. However, prior to exercise, a Preferred Stock Purchase Right does not give its holder any rights as a stockholder, including without limitation, any dividend, voting or liquidation rights.

(2)

Based upon the number of shares outstanding plus options currently exercisable or exercisable within 60 days of January 31, 2022, held by the applicable Director, nominee, named executive officer, group or other holder.

(3)

Includes 14,164 shares of Class A Common Stock and 10,976 shares of Class B Common Stock held in family-related trusts as to which Ara Hovnanian has shared voting power and shared investment power and 668 shares of Class A Common Stock and 812 shares of Class B Common Stock held by Mr. Hovnanian’s wife. Of the shares of Class A Common Stock and Class B Common Stock beneficially held by Mr. Hovnanian, 67,218 and 12,595 shares, respectively, have been pledged as collateral for a loan with Alex Brown, which remains outstanding. Also, of the Class A Common Stock beneficially held by Mr. Hovnanian, 55,100 shares have been pledged as collateral for a loan with Morgan Stanley, which also remains outstanding.

(4)

Includes 15,903 shares of Class A Common Stock held by a GRAT of which Mr. Sorsby’s wife is trustee.

(5)

Represents 193,353 shares of Class B Common Stock held by the Kevork S. Hovnanian Family Limited Partnership, a Connecticut limited partnership (the “Limited Partnership”). Ara Hovnanian is the managing general partner of the Limited Partnership, and accordingly, the shares held by the Limited Partnership are included in “All Directors and executive officers as a group,” but such shares are not also included in Mr. Hovnanian’s separate figure of beneficial ownership. The business address of the Family Limited Partnership is 90 Matawan Road, Fifth Floor, Matawan, New Jersey 07747.

(6)

Represents 1 share of Class A Common Stock and 126,407 shares of Class B Common Stock held by the Hovnanian Family 2012 L.L.C. (the “2012 LLC”). Ara Hovnanian is the special purpose manager with respect to investments in the Company, and accordingly, the shares held by the 2012 LLC are included in “All Directors and executive officers as a group,” but such shares are not also included in Mr. Hovnanian’s separate figure of beneficial ownership. The business address of the 2012 LLC is 90 Matawan Road, Fifth Floor, Matawan, New Jersey 07747.

(7)

Represents 247,150 shares of Class A Common Stock and 174,187 shares of Class B Common Stock held by the various trusts for the benefit of members of the family of Kevork S. Hovnanian. Ara Hovnanian is the special purpose trustee with respect to investments in the Company and, accordingly, the shares held by these trusts are included in “All Directors and executive officers as a group,” but such shares are not also included in Mr. Hovnanian’s separate figure of beneficial ownership. The business address of the trusts is 90 Matawan Road, Fifth Floor, Matawan, New Jersey 07747.

(8)
Represents 14,272 shares of Class A Common Stock and 82,404 shares of Class B Common Stock held by trusts for the benefit of Ara Hovnanian’s family members, and over which Mr. Hovnanian is the investment trustee with dispositive power and Larry Sorsby is the trustee with voting power. The shares held by these trusts are included in “All Directors and executive officers as a group,” but such shares are not also included in either Mr. Hovnanian’s or Mr. Sorsby’s separate figures of beneficial ownership. The business address of the trusts is 90 Matawan Road, Fifth Floor, Matawan, New Jersey 07747.

PROPOSAL I

—Election of Directors

ELECTION of DIRECTORS

The Company’s Amended and Restated By-laws (the “Restated By-laws”) provide that the Board of Directors shall consist of up to eleven Directors who shall be elected annually by the shareholders. The Company’s Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) requires that, at any time when any shares of Class B Common Stock are outstanding, one-third of the Directors shall be independent, as defined therein.

Under the rules of the New York Stock Exchange (the “NYSE”), listed companies of which more than 50% of the voting power for the election of directors is held by an individual, group or other entity are not required to have a majority of independent directors, as defined by NYSE rules, or to comply with certain other requirements. Because Mr. A. Hovnanian, members of the family of Kevork S. Hovnanian (the “Hovnanian Family”) and various trusts and entities established for the benefit of the Hovnanian Family hold more than 50% of the voting power of the Company, the Company is a controlled company within the meaning of the rules of the NYSE. However, the Company does not currently avail itself of any of the exemptions afforded to controlled companies under the NYSE rules. This may change in the future at the Company’s discretion.

The Board of Directors has determined that a Board of Directors consisting of the eight nominees listed below is the best composition in order to satisfy both the independence requirements of the Restated Certificate of Incorporation as well as the rules of the NYSE. The Board of Directors has also determined that Messrs. Coutts, Kangas, Marengi and Pagano and Mses. Hernandez-Kakol and Sellers are independent as defined under the Restated Certificate of Incorporation and the NYSE rules. The Restated Certificate of Incorporation may be found on the Company’s website at www. khov.com under “Investor Relations”, “Corporate Governance.”

The following individuals have been recommended to the Board of Directors by the Corporate Governance and Nominating Committee and approved by the Board of Directors to serve as Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

In the event that any of the nominees for Director should become unavailable to serve as a Director, it is intended that the shares represented by proxies will be voted for such substitute nominees as may be nominated by the Board of Directors, unless the number of Directors constituting a full Board of Directors is reduced. The Company has no reason to believe, however, that any of the nominees is, or will be, unavailable to serve as a Director. Proxies cannot be voted for a greater number of persons than the number of nominees shown below.

BOARD of DIRECTORS

			Year First
		Company	Became a
Name	Age	Affiliation	Director

Ara K. Hovnanian	64	President, Chief Executive Officer, Chairman of the Board & Director	1981
Robert B. Coutts	71	Director	2006
Miriam Hernandez-Kakol	68	Director	2022
Edward A. Kangas	77	Independent Lead Director	2002
Joseph A. Marengi	68	Director	2006
Vincent Pagano Jr.	71	Director	2013
Robin Stone Sellers	69	Director	2018
J. Larry Sorsby	66	Executive Vice President, Chief Financial Officer & Director	1997

COMPOSITION

The Board of Directors seeks to ensure that the Board of Directors is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. As discussed below under “Corporate Governance and Nominating Committee” beginning on page 36, a slate of Directors to be nominated for election at the annual shareholders’ meeting each year is approved by the Board of Directors after recommendation by the Corporate Governance and Nominating Committee. In the case of a vacancy on the Board of Directors (other than one resulting from removal by shareholders), the Corporate Governance and Nominating Committee will identify individuals believed to be qualified candidates to serve on the Board of Directors and shall review the candidates who have met those qualifications with the Company’s Chairman, who will determine if the candidate is eligible for recommendation by the Corporate Governance and Nominating Committee to the full Board of Directors. The Board of Directors will then approve a director nominee to fill the vacancy on the Board of Directors.

COMPOSITION

In identifying candidates for Director, the Corporate Governance and Nominating Committee, the Chairman and the Board of Directors take into account (1) the comments and recommendations of members of the Board of Directors regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new board members that may be identified in connection with the self-assessments described below under “Corporate Governance and Nominating Committee” beginning on page 36, (2) the requisite expertise and diverse backgrounds of the Board of Directors’ overall membership composition, (3) the independence of non-employee Directors and possible conflicts of interest of existing and potential members of the Board of Directors and (4) all other factors such bodies and persons consider appropriate. Although the Company has no formal policy regarding diversity, the Corporate Governance and Nominating Committee and the Board of Directors include diversity as one of several criteria that they consider in connection with selecting candidates for the Board of Directors. The Board of Directors seeks to ensure that it is composed of members whose background, expertise, qualifications, attributes and skills, when taken together, allow the Board of Directors to satisfy its oversight responsibilities effectively. Our Board of Directors includes two individuals who identify as female and one who identifies as a racial minority.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Corporate Governance and Nominating Committee and the Board of Directors focused primarily on the information discussed in each of the Directors’ individual biographies set forth below on pages 29 to 33. In particular, the Corporate Governance and Nominating Committee and the Board of Directors considered, with regard to:

Mr. Coutts, his strong background in the manufacturing sector and technology and program experience, believing that his experience with a large multinational corporation engaged in the manufacture of complicated products is invaluable in evaluating the multiple integrated processes in the homebuilding business and also valuable in performance management and other aspects of the Company’s operations;

Ms. Hernandez-Kakol, her significant experience, expertise and background in growing enterprises and executing strategy and her broad perspective brought by her track record of successfully bringing new solutions to market to drive growth;

COMPOSITION

Mr. Kangas, his significant experience, expertise and background in accounting matters, including the broad perspective brought by his experience in advising clients in many diverse industries;

Mr. Marengi, his strong background in the technology sector, because new technologies and their cost and benefit analyses and vigilance in the areas of cybersecurity and data protection are important to the Company;

Mr. Pagano, his significant experience, expertise and background in legal and capital markets matters, including the broad perspective brought by his experience in advising clients in the homebuilding industry and many other diverse industries;

Ms. Sellers, her strong background in the real estate and home sales industries and her broad perspective brought by experience in advising clients in real estate and other industries and her experience managing and advising worldwide residential marketing and sales businesses;

Mr. Hovnanian, our Chief Executive Officer and Chairman of the Board, his more than forty years of experience with the Company; and

Mr. Sorsby, our Chief Financial Officer, his more than thirty years of experience with the Company.

BOARD of DIRECTORS

NOMINEES’ BIOGRAPHIES

ARA K.

HOVNANIAN

President, Chief Executive Officer,

Chairman of the Board & Director

Mr. Hovnanian has been Chief Executive Officer since July 1997 after being appointed President in 1988 and Executive Vice President in 1983. Mr. Hovnanian joined the Company in 1979, has been a Director of the Company since 1981 and was Vice Chairman from 1998 through November 2009. In November 2009, he was elected Chairman of the Board following the death of Kevork S. Hovnanian, the chairman and founder of the Company and the father of Mr. Hovnanian.

NOMINEES’ BIOGRAPHIES

ROBERT B. COUTTS	Mr. Coutts retired from the position of Executive Vice President of Lockheed Martin Corporation (NYSE), which he held from 2000 to 2008. Previously, Mr. Coutts was President and Chief Operating Officer of the former Electronics Sector of Lockheed Martin from 1998 to 2000. He was elected an officer by the Board of Directors of Lockheed Martin in December 1996. Mr. Coutts held management positions with General Electric Corporation (NYSE) from 1972 to 1993 and was with GE Aerospace when it became part of Lockheed Martin in 1993. Mr. Coutts is the retired Chairman of Sandia Corporation, a subsidiary of Lockheed Martin Corporation, and serves on the Compensation Committee and Corporate Governance Committee of Stanley Black and Decker (NYSE) and the Board of Directors of Siemens Government Technologies, Inc., where he serves as Chairman of the Compensation Committee. Mr. Coutts is a member of the Board of the Baltimore Symphony Orchestra and on the investment committee of Wesley Theological Seminary. He was elected as a Director of Hovnanian Enterprises, Inc. in March 2006 and is a member of the Company’s Audit Committee and Compensation Committee.
Director

Ms. Hernandez-Kakol retired from the position of Senior Partner and Global Head of Management Consulting Practice of KPMG LLP, which she held from May 2019 to October 2021. Previously, she led the Global Customer and Operations practice at KPMG from 2015 to 2019. Prior to KPMG, Ms. Hernandez-Kakol was at BearingPoint from 2003 to 2008 as Managing Director and Senior Vice President. She also held various positions at Telcordia Technologies from 1988 to 1999. Ms. Hernandez-Kakol has served on the board of Junior Achievement of NJ, the Hispanic Information Technology Executive Council (HITEC), KPMG’s Women’s Advisory Board and the STEM Committee of the National Academy Foundation.
MIRIAM HERNANDEZ - KAKOL

Director

NOMINEES’ BIOGRAPHIES

EDWARD A. KANGAS	Mr. Kangas was the Global Chairman and Chief Executive Officer of Deloitte from December 1989 to May 2000, when he retired. He serves as the Chairman of the Board of Deutsche Bank USA Corporation and on the Board of IntelSat (NYSE). He served as Lead Director at United Technologies from 2010 to 2018. He was on the Board of Directors of Tenet Healthcare Corporation (NYSE) from 2003 to 2019, Intuit from 2007 to 2016, AllScripts, Inc. (Nasdaq) from 2008 to 2012 and Virtus Inc. (Nasdaq) from 2018 to 2020. Mr. Kangas is a former Chairman of the Board of the National Multiple Sclerosis Society. Mr. Kangas was elected as a Director of Hovnanian Enterprises, Inc. in September 2002, is Independent Lead Director of the Company’s Board of Directors, Chairman of the Company’s Audit Committee and a member of the Company’s Compensation Committee and Corporate Governance and Nominating Committee.

Independent Lead Director

Mr. Marengi, from July 2007 to March 2012, served as a Venture Partner for Austin Ventures. Prior to that, Mr. Marengi served as senior vice president for the Commercial Business Group of Dell Inc. (Nasdaq). In this role, Mr. Marengi was responsible for the Dell units serving medium business, large corporate, government, education and healthcare customers in the United States. Mr. Marengi joined Dell in July 1997 from Novell Inc. (Nasdaq), where he was president and chief operating officer. Mr. Marengi also served on the Boards of Directors of Quantum Corporation (NYSE) from 2008 to 2013 and Entorian Technologies, Inc. (formerly, the OTC Markets) from 2008 to 2012. Mr. Marengi was elected to the Board of Directors of Hovnanian Enterprises, Inc. in March 2006 and is the Chairman of the Company’s Compensation Committee and a member of the Company’s Audit Committee and Corporate Governance and Nominating Committee.

JOSEPH A. MARENGI

Director

NOMINEES’ BIOGRAPHIES

VINCENT PAGANO JR .	Mr. Pagano was a partner at the law firm of Simpson Thacher & Bartlett LLP until his retirement at the end of 2012. He was the head of the firm’s capital markets practice from 1999 to 2012 and, before that, administrative partner of the firm from 1996 to 1999. He was a member of the firm’s executive committee during nearly all of the 1996 - 2012 period. He serves on the Board of Directors of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners (NYSE MKT), where he is chairman of the Conflicts Committee and a member of the Audit Committee, and also served on the Board of Directors of L3 Technologies, Inc. (NYSE) from 2013 until L3’s merger with Harris Corporation in 2019, where he was chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Pagano was elected to the Board of Directors of Hovnanian Enterprises, Inc. in March 2013, is the Chairman of the Company’s Corporate Governance and Nominating Committee and is a member of the Company’s Audit Committee.

Director

ROBIN STONE SELLERS

Ms. Sellers most recently served as Chief Executive Officer of Christie’s International Real Estate from 2012 through 2014. As CEO of Christie’s, Ms. Sellers was responsible for all aspects of the company’s business, including its global sales, marketing strategy, new development projects and finance groups. Ms. Sellers was CEO of Crossroads Property Strategies from 2008 to 2012 and a partner and head of real estate at McKinsey & Company from 1989 through 2007. From 1978 through 1989, Ms. Sellers practiced law in the real estate departments of two major New York City law firms. Ms. Sellers is a member of the Board of Advisors of the Weitzman School of Design at the University of Pennsylvania, is chair of the Board of Forbes Global Properties, a private real estate marketing firm, and is the founder of First Chance, an organization that pays bail for indigent women in Palm Beach County, Florida. Ms. Sellers was appointed to the Board of Directors of Hovnanian Enterprises, Inc. in June 2018 and is a member of the Company’s Audit Committee and Corporate Governance and Nominating Committee.

Director

NOMINEES’ BIOGRAPHIES

J. LARRY SORSBY	Mr. Sorsby has been Chief Financial Officer of Hovnanian Enterprises, Inc. since 1996 and Executive Vice President since November 2000. Mr. Sorsby was also Senior Vice President from March 1991 to November 2000 and was elected as a Director of the Company in 1997. He is Chairman of the Board of Visitors for Urology at The Children’s Hospital of Philadelphia (“CHOP”) and also serves on the Foundation Board of Overseers at CHOP.

Executive Vice President, Chief Financial Officer & Director

MEETINGS of the BOARD of DIRECTORS & COMMITTEES of the BOARD of DIRECTORS

MEETINGS & COMMITTEES

During the year ended October 31, 2021, the Board of Directors held six meetings. In addition, Directors considered Company matters and had communications with the Chairman of the Board of Directors and others outside of formal meetings. During the fiscal year ended October 31, 2021, each current Director attended 100% of the meetings of the Board of Directors and 100% of the meetings of the committees on which such Director served. The Company’s Corporate Governance Guidelines (“Governance Guidelines”) provide that directors are expected to attend the Annual Meeting of Shareholders. All of the current members of the Board of Directors attended the Annual Meeting of Shareholders held on March 30, 2021.

AUDIT COMMITTEE

The members of the Audit Committee of the Board of Directors during the fiscal year ended October 31, 2021 were Messrs. Kangas, Coutts, Marengi and Pagano and Ms. Sellers. The Board of Directors has determined that all of the members of the Audit Committee meet the standards for independence in our Governance Guidelines, which are available on the Company’s website at www.khov.com under “Investor Relations”, “Corporate Governance”, and the independence requirements mandated by the NYSE listing standards. During the fiscal year ended October 31, 2021, the Audit Committee met on twelve occasions.

The Audit Committee is currently chaired by Mr. Kangas and is responsible for reviewing and approving the scope of the annual audit undertaken by the Company’s independent registered public accounting firm and meeting with them to review the results of their work as well as their recommendations. The Audit Committee selects the Company’s independent registered public accounting firm and also approves and reviews their fees. The duties and responsibilities of the Audit Committee are set forth in its charter, which is available at www.khov.com under “Investor Relations”, “Corporate Governance.” The Audit Committee is also responsible for the oversight of the Company’s Internal Audit Department. The Vice President of Internal Audit for the Company reports directly to the Audit Committee on, among other things, the Company’s compliance with certain Company procedures which are designed to enhance management’s understanding of operating issues and the results of the Audit Department’s annual audits of the various aspects of the Company’s business. For additional information related to the Audit Committee, see “The Audit Committee” beginning on page 143.

MEETINGS & COMMITTEES

COMPENSATION COMMITTEE

The Company has a Compensation Committee, although it is not required to have such a committee because it is a controlled company under the rules of the NYSE. The members of the Compensation Committee of the Board of Directors during the fiscal year ended October 31, 2021 were Messrs. Marengi, Coutts and Kangas. The Board of Directors has determined that all of the members of the Compensation Committee meet the standards for independence in our Governance Guidelines and the independence requirements mandated by the rules of the NYSE and SEC. In addition, all members of the Compensation Committee qualify as “Non-Employee Directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The duties and responsibilities of the Compensation Committee are set forth in its charter, which is available at www.khov.com under “Investor Relations”, “Corporate Governance.” During the fiscal year ended October 31, 2021, the Compensation Committee met on six occasions.

The Compensation Committee is currently chaired by Mr. Marengi and is responsible for reviewing salaries, bonuses and other forms of compensation for the Company’s senior executives, key management employees and non-employee Directors and is active in other compensation and personnel areas as the Board of Directors from time to time may request. For a discussion of the criteria used and factors considered by the Compensation Committee in reviewing and determining executive compensation, see “The Compensation Committee” and “Compensation Discussion and Analysis” below.

CORPORATE GOVERNANCE & NOMINATING COMMITTEE

The Company has a Corporate Governance and Nominating Committee, although the Company is not required to have such committee because it is a controlled company under the rules of the NYSE. The members of the Corporate Governance and Nominating Committee of the Board of Directors are Messrs. Pagano, Kangas and Marengi and Ms. Sellers. The Board of Directors has determined that all of the members of the Corporate Governance and Nominating Committee meet the standards for independence in our Governance Guidelines and the independence requirements mandated by the NYSE listing standards. During the fiscal year ended October 31, 2021, the Corporate Governance and Nominating Committee met on four occasions.

The Corporate Governance and Nominating Committee is currently chaired by Mr. Pagano. The Corporate Governance and Nominating Committee is responsible for corporate governance matters, reviewing and recommending nominees for the Board of Directors, succession planning and other Board-related policies. The Corporate Governance and Nominating Committee also oversees the annual performance evaluation of the Board of Directors and its committees, the Board of Directors’ periodic review of the Governance Guidelines and compliance with the Company’s Related Person Transaction Policy.

The Governance Guidelines require that each Director annually prepares an assessment of each Board committee on which such Director serves as well as of the full Board of Directors as to the effectiveness of each such committee and the full Board of Directors and any recommendations for improvement. The duties and responsibilities of the Corporate Governance and Nominating Committee are set forth in its charter, which is available at www.khov.com under “Investor Relations”, “Corporate Governance”, and the Governance Guidelines are available at the same website address under “Investor Relations”, “Corporate Governance/Guidelines.”

In conducting its nomination function, among other factors, the Corporate Governance and Nominating Committee generally considers the size of the Board of Directors best suited to fulfill its responsibilities, the Board of Directors’ overall membership composition to ensure the Board of Directors has the requisite expertise and consists of persons with sufficiently diverse backgrounds, the independence of non-employee directors and possible conflicts of interest of existing and potential members of the Board of Directors, as more fully described under “Proposal 1—Election of Directors—Board of Directors—Composition” above.

The Company does not have a specific policy regarding shareholder nominations of potential directors to the Board of Directors, other than through the process described under “Shareholder Proposals for the 2023 Annual Meeting” below. The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders in the same manner as it considers candidates recommended by others. Possible nominees to the Board of Directors may be suggested by any Director and given to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may seek potential nominees and engage search consultants to assist it in identifying potential nominees. In the case of Ms. Hernandez-Kakol, she came to the attention of the Board of Directors and the Corporate Governance Committee through a third-party search firm. The Corporate Governance and Nominating Committee’s charter contains a provision stating that it shall consider all factors it considers appropriate, including the benefits of racial and gender diversity. The Corporate Governance and Nominating Committee recommends to the Board of Directors a slate of nominees for the Board of Directors for inclusion in the matters to be voted upon at each Annual Meeting. The Company’s Restated By-laws provide that Directors need not be shareholders. Vacancies on the Board of Directors, other than those resulting from removal by shareholders, may be filled by action of the Board of Directors.

MEETINGS & COMMITTEES

VOTE REQUIRED

The election of the nominees to the Company’s Board of Directors for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company, and until their respective successors are elected and qualified, requires that each director be elected by the affirmative vote of a majority of the votes cast by the shareholders of Class A Common Stock and Class B Common Stock, voting together, represented in person or by proxy at the 2022 Annual Meeting. In determining whether each director has received the requisite number of affirmative votes, abstentions and broker non-votes will have no impact on such matter because such shares are not considered votes cast.

Mr. Hovnanian and others with voting power over the shares held by the Hovnanian Family and various trusts and entities established for the benefit of the Hovnanian Family have informed the Company that they intend to vote in favor of the nominees named in this proposal. Because of their collective voting power, these nominees are assured election.

Our Board of Directors recommends that shareholders vote FOR the election of the nominees named in this proposal to the Company’s Board of Directors.

PROPOSAL II

—Ratification of the Selection of an Independent Registered Public Accounting Firm

PROPOSAL II

The selection of an independent registered public accounting firm to examine financial statements of the Company to be made available or transmitted to shareholders and to be filed with the SEC for the fiscal year ending October 31, 2022 is submitted to this 2022 Annual Meeting for ratification. Deloitte & Touche LLP has been selected by the Audit Committee of the Company to examine such financial statements. In the event that the shareholders fail to ratify the appointment, the Audit Committee will consider the view of the shareholders in determining its selection of the Company’s independent registered public accounting firm for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a new independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Company has been advised that representatives of Deloitte & Touche LLP will attend the 2022 Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representatives so desire.

VOTE REQUIRED

Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to examine financial statements of the Company for the year ending October 31, 2022 requires the affirmative vote of a majority of the votes cast by the shareholders of Class A Common Stock and Class B Common Stock, voting together, represented in person or by proxy at the 2022 Annual Meeting. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will have no impact on such matter because such shares are not considered votes cast.

Mr. Hovnanian and others with voting power over the shares held by the Hovnanian Family and various trusts and entities established for the benefit of the Hovnanian Family have informed the Company that they intend to vote in favor of this proposal. Because of their collective voting power, this proposal is assured passage.

Our Board of Directors recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending October 31, 2022.

PROPOSAL III

—Approval of the Second Amended & Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan

PROPOSAL III

Shareholders are being asked to consider and approve a proposal to amend and restate the 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (as proposed to be amended, the “Amended Plan”). The Amended Plan, if approved, will permit the Company to continue making equity-based and other incentive awards to its employees, directors and consultants in a manner intended to properly incentivize such individuals by aligning their interest with the interests of the Company’s shareholders. The Company has been granting equity-based incentive awards under the existing Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (the “Existing Plan” or the “2020 Plan”), however, the Company presently has insufficient shares of Common Stock (“Shares”) remaining available for future grants under the Existing Plan to make equity grants at a level that would be commensurate with the Company’s past practices and performance. As of the January 31, 2022 record date for the 2022 Annual Meeting, approximately 163,451 Shares (the “Remaining Reserve”) remained available for future grants of awards under the Existing Plan. The proposed Amended Plan will have a reserve of up to 713,451 Shares for future grants, which represents an increase of 550,000 Shares above the current Remaining Reserve and an increase of 850,000 Shares above the initial reserve of 565,000 Shares that had been previously approved under the 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan when it was originally adopted in 2020 (the “Original Plan”). The Amended Plan is substantially identical to the Existing Plan, except for the contemplated Share reserve increase. The number and type of awards that may be granted under the Amended Plan are not determinable at this time as the Compensation Committee or the Board, as applicable, will make these determinations in its sole discretion.

The principal purpose of the proposed Amended Plan is to facilitate the ability to grant contemplated long-term performance awards to key employees, directors and consultants of the Company. As described below under “Compensation Discussion and Analysis,” equity-based awards have historically formed a significant portion of our total compensation in order to align key employees’ and directors’ interests with those of our shareholders. Our ability to make equity-based awards helps us attract, retain and motivate key employees and directors as well as foster long-term value-creation.

The Company’s Board of Directors has approved the adoption of the Amended Plan and, if the Amended Plan is approved by shareholders at the 2022 Annual Meeting, it will become immediately effective as of the date of the 2022 Annual Meeting. If shareholders do not approve the Amended Plan, the Existing Plan will continue to remain in effect according to its terms, and we may continue to make awards (subject to the Remaining Reserve) under the Existing Plan.

In reaching our conclusion as to the appropriateness of the additional share proposal, we reviewed key metrics that are typically used to evaluate such proposals. One such metric many investors use is a calculation that quantifies how quickly a company uses its shareholder capital. The total number of Shares issuable under awards we have granted under the Company’s 2012 Amended and Restated Stock Incentive Plan (the “2012 Plan”) and the Existing Plan, as a percentage of our annual weighted average Shares outstanding (commonly referred to as the “burn rate”), has been on average 2.89% over the last three completed fiscal years.

As applicable for the performance-based awards, this calculation is based on the amount of Shares issuable at the actual level of performance under awards as of the dates they were vested, except for MSU grants that are not subject to financial performance conditions in addition to the stock price performance conditions and which are included at target as of the dates they were granted and subsequently adjusted to reflect actual earnings levels above target based on actual stock price performance achievement. In addition to burn rate, many investors look at the economic effect of dilution. Assuming all Shares of the Company being requested to be included as the share reserve under the Amended Plan pursuant to this proposal were fully dilutive as of January 31, 2022, the dilutive effect of the increased number of shares above the Remaining Reserve on all outstanding Shares would be approximately 7%.

Our Board of Directors recommends that shareholders vote FOR the approval of the Amended Plan.

MATERIAL FEATURES OF THE AMENDED PLAN

The following is a brief summary of the material features of the Amended Plan. Because this is only a summary, it does not contain all the information about the Amended Plan that may be important to you and is qualified in its entirety by the full text of the Amended Plan as set forth in Appendix A hereto.

PURPOSE

The purpose of the Amended Plan is to aid the Company and its affiliates in recruiting and retaining key employees, directors and consultants of outstanding ability and to motivate those employees, directors and consultants to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of “Awards”, which consist of options, stock appreciation rights or other stock-based Awards (including performance-based Awards) granted pursuant to the Amended Plan. All employees, directors and consultants of the Company and its affiliates are eligible to participate in the Amended Plan if they are selected by the Compensation Committee of the Board of Directors (the “Committee”) to participate in the Amended Plan (any such individual, a “Participant”). For the fiscal year ended October 31, 2021, approximately 62 employees, 5 directors (includes non-employee directors only) and no consultants were selected by the Committee to participate in the Existing Plan. The Company anticipates that future participation by employees and directors under the Amended Plan will be similar to their historical participation under the Existing Plan.

For a discussion of the Amended Plan, see “Material Features of the Amended Plan” below. The Amended Plan is set forth in Appendix A hereto.

ADMINISTRATION

The Amended Plan is generally administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each intended to be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent directors” within the meaning of the applicable rules, if any, of any national securities exchange on which shares of Common Stock of the Company are listed or admitted to trading; provided, however, that any action permitted to be taken by the Committee may be taken by the Board of Directors in its discretion. Additionally, if the Company’s Chief Executive Officer is serving as a member of the Board of Directors, the Board of Directors may by specific resolution constitute the Chief Executive Officer as a “committee of one” with the authority to grant Awards covering up to 40,000 Shares per fiscal year to certain non-executive officer Participants.

AWARDS

Awards are determined (“granted”) by the Committee and are subject to the terms and conditions stated in the Amended Plan and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine. Under the terms of the Amended Plan, vesting of (or lapsing of restrictions on) an Award at the time of grant may not occur any more rapidly than on the first anniversary of the grant date for such Award (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service), other than (i) in connection with a Change in Control or (ii) as a result of a Participant’s death, retirement, disability or involuntary termination of employment without cause; provided, that such minimum vesting condition will not be required on Awards covering, in the aggregate, a number of Shares not to exceed 5% of the Absolute Share Limit, as described below under “Limitations.” However, the Committee retains the ability under the Amended Plan to waive terms and conditions applicable to an Award after the time of grant (including with respect to the ability to accelerate or waive vesting conditions) in connection with a Participant’s death or disability. Any stock options or stock appreciation rights granted must have a per share exercise price that is not less than 100% of the fair market value of the Company’s Common Stock underlying such awards on the date an award is granted (other than in the case of awards granted in substitution of previously granted awards). The maximum term for stock options and stock appreciation rights granted under the Amended Plan is ten years from the initial date of grant.

EFFECT OF CERTAIN EVENTS ON AMENDED PLAN & AWARDS

In the event of any change in the outstanding Shares of Common Stock by reason of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or change in capital structure, any distribution to shareholders of Common Stock other than regular cash dividends or any similar event, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (1) the number or kind of Common Stock or other securities that may be issued as set forth in the Amended Plan or pursuant to outstanding Awards, (2) the exercise price relating to outstanding options or stock appreciation rights, (3) the maximum number or amount of Awards that may be granted to a Participant during a fiscal year and/or (4) any other affected terms of such Awards. Except as otherwise provided in an Award agreement, in the event of a Change in Control (as defined in the Amended Plan), (1) outstanding Awards will be subject to “double-triggered” vesting protection in the event that the Participant is involuntarily terminated without “cause” or terminates for “good reason” within the two year period following such Change in Control, (2) any service-based vesting condition will be deemed fully satisfied if the Company’s Shares cease to be publicly traded on a national securities exchange and (3) performance-based vesting conditions with respect to Awards will be deemed achieved based on the Share price in effect immediately prior to the Change in Control (in the case of vesting conditions linked to Share price) or based on deemed target level performance achievement (in the case of other performance-vesting conditions). Additionally, in the event that the Company or other surviving entity following the Change in Control will not be assuming outstanding Awards following the Change in Control, vesting of outstanding Awards will be automatically accelerated and such Awards will then be canceled in exchange for a payment in cash or other property equal to the value thereof as determined by the Committee which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares of Common Stock of the Company subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the Shares of Common Stock of the Company subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights.

LIMITATIONS

The Amended Plan provides that the total number of Shares of Common Stock of the Company that may be issued under the Amended Plan is 1,415,000 (the “Absolute Share Limit”). The number of Shares covered by Awards granted under the Amended Plan and awards that were outstanding under the 2012 Plan as of the date the Existing Plan was initially approved by shareholders that terminate or lapse without the payment of consideration will be available for future grants under the Amended Plan. The Amended Plan also provides that the maximum number of Shares subject to Awards granted during a calendar year to any non-employee director serving on the Board, taken together with any cash fees paid to such non-employee director during such calendar year, shall not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

No Award may be granted under the Amended Plan after the tenth anniversary of January 24, 2020 (i.e., the date when the Board of Directors initially adopted the Original Plan), but Awards theretofore granted may be extended beyond that date.

The Amended Plan generally prohibits the Company from taking actions that would constitute a “repricing” of stock options or stock appreciation rights (for example, lowering exercise prices for outstanding Awards). Additionally, the Amended Plan precludes the payment of dividends or dividend equivalent rights on Awards unless and until the corresponding Award has vested in accordance with its terms.

AMENDMENT & TERMINATION

The Committee may amend, alter or discontinue the Amended Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the shareholders of the Company, would (except as provided in the Amended Plan in connection with adjustments in certain corporate events), increase the total number of Shares of Common Stock of the Company reserved for the purposes of the Amended Plan or change the maximum number of Shares of Common Stock of the Company for which Awards may be granted to any Participant or amend the prohibitions on repricing set forth above or (b) without the consent of a Participant, would materially impair any of the rights or obligations under any Award theretofore granted to such Participant under the Amended Plan; provided, however, that the Committee may amend the Amended Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable laws. The Committee may not amend, alter or discontinue the provisions relating to a Change in Control (as defined in the Amended Plan) after the occurrence of a Change in Control.

CLAWBACK/FORFEITURE

Any Awards granted under the Amended Plan may be subject to reduction, cancellation, forfeiture or recoupment to the extent required by applicable law or listed company rules, to the extent otherwise provided in an Award agreement at the time of grant or as determined pursuant to the Company’s recoupment policy.

NONTRANSFERABILITY OF AWARDS

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. Notwithstanding the foregoing, and subject to the conditions stated in the Amended Plan, a Participant may transfer an option (other than an option that is also an incentive stock option granted pursuant to the Amended Plan) or stock appreciation right in whole or in part by gift or domestic relations order to a family member of the Participant. Under no circumstances will the Committee permit the transfer of an Award for value.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Stock Options

An employee to whom an incentive stock option (“ISO”) that qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the Company upon the grant or exercise of such ISO. However, upon the exercise of an ISO, special alternative minimum tax rules apply for the employee.

When the employee sells Shares acquired through the exercise of an ISO more than one year after the date of transfer of such Shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such Shares and the option price. If the employee does not hold such Shares for this period, when the employee sells such Shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An employee to whom an option that is not an ISO (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the Shares the employee receives, over the option exercise price. The tax basis of such Shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such Shares will commence on the day after which the employee recognized taxable income in respect of such Shares. Any subsequent sale of the Shares by the employee will result in long-or short-term capital gain or loss, depending on the applicable holding period. Subject to applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the employee. Any such compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

Restricted Stock

Unless an election is made by the Participant under Section 83(b) of the Code, the grant of an Award of restricted stock will have no immediate tax consequences to the Participant. Generally, upon the lapse of restrictions (as determined by the applicable restricted stock agreement between the Participant and the Company), a Participant will recognize ordinary income in an amount equal to the product of (a) the fair market value of a share of Common Stock of the Company on the date on which the restrictions lapse, less any amount paid with respect to the Award of restricted stock, multiplied by (b) the number of Shares of restricted stock with respect to which restrictions lapse on such date. The Participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted stock. The Participant’s holding period will commence on the date on which the restrictions lapse.

A Participant may make an election under Section 83(b) of the Code within 30 days after the date of transfer of an Award of restricted stock to recognize ordinary income on the date of award based on the fair market value of Common Stock of the Company on such date. An employee making such an election will have a tax basis in the Shares of restricted stock equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted stock, and the employee’s holding period for such restricted stock for tax purposes will commence on the date after such date.

With respect to Shares of restricted stock upon which restrictions have lapsed, when the employee sells such Shares, the employee will recognize capital gain or loss consistent with the treatment of the sale of Shares received upon the exercise of non-qualified options, as described above.

Stock Units

A Participant to whom a restricted stock unit (“RSU”) is granted generally will not recognize income at the time of grant (although the Participant may become subject to employment taxes when the right to receive Shares becomes “vested” due to retirement eligibility or otherwise). Upon delivery of Shares of Common Stock of the Company in respect of an RSU, a Participant will recognize ordinary income in an amount equal to the product of (a) the fair market value of a Share of Common Stock of the Company on the date on which the Common Stock of the Company is delivered, multiplied by (b) the number of Shares of Common Stock of the Company delivered.

Other Stock-based Awards

With respect to other stock-based Awards paid in cash or Common Stock, Participants will generally recognize income equal to the fair market value of the Award on the date on which the Award is delivered to the recipient.

Code Section 409A

Section 409A (“Section 409A”) of the Code generally sets forth rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain Awards that may be granted under the Amended Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Committee intends to administer and operate the Amended Plan and establish terms (or make required amendments) with respect to Awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a Participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases. In the event the Company is required to delay delivery of Shares or any other payment under an Award in order to avoid the imposition of an additional tax under Section 409A, the Company will deliver such Shares (or make such payment) on the first day that would not result in the Participant incurring any tax liability under Section 409A. The Committee may amend the Amended Plan and outstanding Awards to preserve the intended benefits of Awards granted under the Amended Plan and to avoid the imposition of an additional tax under Section 409A.

General

Ordinary income recognized by virtue of the exercise of non-qualified options, the lapse of restrictions on restricted stock or RSUs or payments made in cash or Shares of Common Stock of the Company is subject to applicable tax withholding as required by law.

The Company generally will be entitled to a federal tax deduction to the extent permitted by the Code at the time and in the amount that ordinary income is recognized by Participants.

The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of options or other Awards or to their employers or to describe tax consequences based on particular circumstances. It is based on federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

STOCK AWARDS PREVIOUSLY GRANTED UNDER THE EXISTING PLAN

The following table sets forth information as of January 31, 2022 on the awards granted under the Existing Plan since its adoption and after giving effect to Shares forfeited and reincluded in the Existing Plan pool. The closing price of the Class A Common Stock on the NYSE on January 31, 2022 (the record date for the 2022 Annual Meeting) was $96.88 per Share (Shares of Class B Common Stock convert on a one-for-one basis to Shares of Class A Common Stock).

	Stock Option Grants	Restricted Stock Unit Grants*	Total of All Columns in Table

Name & Position	# of shares covered	# of shares covered	# of shares covered

Ara K. Hovnanian President, Chief Executive Officer and Chairman of the Board	—	339,220	339,220
J. Larry Sorsby Executive Vice President, Chief Financial Officer and Director	—	164,240	164,240
Brad G. O’Connor Senior Vice President, Chief Accounting Officer and Treasurer	—	33,176	33,176
Current Executive Officers as a Group	—	536,636	536,636
Robert B. Coutts, Director	—	8,500	8,500
Miriam Hernandez-Kakol, Director	—	—	—
Edward A. Kangas, Independent Lead Director	—	9,715	9,715
Joseph A. Marengi, Director	—	9,715	9,715
Vincent Pagano Jr., Director	—	8,500	8,500
Robin Stone Sellers, Director	—	8,500	8,500
Current Non-Executive Directors as a Group	—	44,930	44,930

All Employees, including All Current Officers who are not Executive Officers, as a Group	—	193,070	193,070

* Includes all full value shares granted under the Existing Plan in fiscal 2020 and fiscal 2021, which consist of restricted stock units (“RSUs”), the maximum number of shares that are potentially issuable under the Performance Share Units (the “PSUs”) granted in fiscal 2020 and fiscal 2021 and the maximum number of shares that are potentially issuable under the 2021 Long-Term Incentive Program and the 2022 Long Term Incentive Program.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 31, 2021 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	Number of Class A Common Stock Securities	Number of Class B Common Stock Securities	Weighted Average Exercise Price	Weighted Average Exercise Price	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan Category	to be issued upon exercise of outstanding options, warrants and rights (1) (4) (a)	to be issued upon exercise of outstanding options, warrants and rights (1) (4) (a)	of outstanding Class A Common Stock options, warrants and rights (2) (b)	of outstanding Class B Common Stock options, warrants and rights (3) (b)	excluding securities reflected in columns (a) (5) (c)

Equity compensation plans approved by security holders	706,022	596,508	$46.62	$58.24	275,217
Equity compensation plans NOT approved by security holders	—	—	—	—	—
TOTAL	706,022	596,508	$46.62	$58.24	275,217

(1)

Includes the maximum number of shares that are potentially issuable under the MSUs granted in fiscal years 2017 through 2019 under the 2012 Plan and the actual number of shares for which performance has been met that are issuable under the 2018 Long-Term Incentive Program under the 2012 Plan, subject to vesting. Also includes the maximum number of shares that are potentially issuable under the PSUs granted in fiscal years 2020 and 2021 and the maximum number of shares that are potentially issuable under the 2021 Long-Term Incentive program under the 2020 Plan.

(2)

Does not take into account 469,412 shares that may be issued upon the vesting of restricted stock and performance-based awards discussed in (1) above, nor 37,499 shares of restricted stock vested but not yet issued nor 82,477 shares of restricted stock deferred due to mandatory hold requirements, in each case, because they have no exercise price.

(3)

Does not take into account 496,543 shares that may be issued upon the vesting of the performance-based awards discussed in (1) above nor 10,365 shares of restricted stock vested but not yet issued, in each case, because they have no exercise price.

(4)

These shares include 6,399 shares of Class A Common Stock and 12,000 shares of Class B Common Stock that may be issued upon exercise of outstanding options with exercise prices greater than $150.00 per share.

(5)

Under the Company’s equity compensation plans, securities may be issued in either Class A Common Stock or Class B Common Stock.

ADDITIONAL EQUITY COMPENSATION PLAN INFORMATION

The following is the Company’s overhang information, which measures the number of Shares subject to equity-based awards outstanding but unexercised or unvested, as of January 31, 2022, for all of the Company’s existing equity compensation plans, as well as certain other information relating to outstanding awards under the plans:

Stock options outstanding: 203,034

Weighted average exercise price of outstanding stock options: $51.50

Weighted average remaining contractual term of outstanding stock options: 4.72 years

Full value stock awards outstanding (including performance-based stock awards based on achieving the actual outcome, where known, or the maximum potential outcome, where the performance period has not ended): 637,386

Shares available for future grants of awards (including performance-based stock awards based on achieving the actual outcome, where known, or the maximum outcome, where the performance period has not ended): 163,451

Total Shares of Common Stock outstanding: 6,290,844

REGISTRATION WITH THE SEC

If the Amended Plan as described in this Proposal 3 is approved by shareholders, the Company will file a Registration Statement on Form S-8 with the SEC with respect to the additional Shares of the Company’s Common Stock to be registered pursuant to the Amended Plan as soon as reasonably practicable following shareholder approval.

VOTE REQUIRED

Adoption of the Amended Plan requires approval by a majority of the votes cast by the shareholders of Class A Common Stock and Class B Common Stock, voting together, represented in person or by proxy at the 2022 Annual Meeting. Broker non-votes will not count as votes cast “for” or “against” the proposal to adopt the Amended Plan and will have no effect on the outcome of the proposal.

Mr. Hovnanian and others with voting power over the shares held by the Hovnanian Family and various trusts and entities established for the benefit of the Hovnanian Family have informed the Company that they intend to vote in favor of this proposal. Because of their collective voting power, this proposal is assured passage.

Our Board of Directors recommends that shareholders vote FOR the approval of the Amended Plan.

PROPOSAL IV

—Advisory Vote on Executive Compensation

PROPOSAL IV

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation of our named executive officers, as disclosed on pages 70 to 139.

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers (“NEOs”) presented in “Compensation Discussion and Analysis” on pages 70 to 117, as well as the discussion regarding the Compensation Committee on pages 64 to 69.

As we discuss in the “Compensation Discussion and Analysis” section, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of the Company’s employees. The Company’s compensation system plays a significant role in the Company’s ability to attract, retain and motivate the highest quality associates in a difficult market. The principal underpinnings of the Company’s compensation system are an acute focus on performance, shareholder alignment, sensitivity to the relevant marketplace and a long-term orientation.

The Compensation Committee ties increases or decreases in overall compensation to the achievement of key performance factors the Board of Directors believes are critical to the Company’s success during that period. The Committee seeks to motivate management to achieve improved financial performance of the Company through bonus plans that reward higher performance with increased bonuses and hold management accountable for financial performance that falls below targeted levels by paying reduced bonuses. In addition, the periodic long-term incentive programs adopted by the Company have conditioned payouts on the achievement of targets for increasing profitability and earnings before interest and taxes (“EBIT”) Return on Inventory and lowering or refinancing debt and reducing interest expense over multi-year performance periods. Moreover, in recent years, the CEO and the Executive Vice President, Chief Financial Officer (the “CFO”) have received performance share units (“PSUs”), market share units (“MSUs”) and options, and the Senior Vice President, Chief Accounting Officer and Treasurer (the “CAO”) has received PSUs and options, which are tied to financial performance and/or stock price performance. The PSU awards are tied to financial performance conditions (for 2021, absolute EBIT levels and EBIT Return On Inventory rank relative to the Peer Group) and half of the MSU awards have been subject to financial performance conditions in addition to the stock price performance conditions applicable to all of the MSU awards. The rigor of the performance conditions related to the long-term incentive programs and MSU awards is demonstrated by the fact that the 2016 LTIP payout, determined in 2018, was only 11.24% of target and certain portions of MSU awards either have been permanently forfeited or have paid out below target as discussed in the “Compensation Discussion and Analysis” section.

In recent years, the Compensation Committee has determined to weight the Company’s variable compensation programs toward rigorous performance conditions with metrics such as liquidity, shareholder value preservation, debt reduction, alternative capital raises, adjusted EBIT Return on Inventory, gross margin and new communities opened. As context for basing the Company’s compensation programs on these metrics, the Committee considered that, at the point at which housing starts were at the lowest levels during the great housing recession in 2009, the Company had written off over $2.5 billion of asset value and as a result, was significantly overleveraged. During this period, many homebuilders declared bankruptcy and certain others significantly diluted shareholders via new equity issuances or by selling their companies at extremely low valuations. Hovnanian’s management chose to preserve shareholder value by managing the Company for growth and taking creative steps to refinance and pay down its heavy debt load. From the beginning of 2009, the Company has reduced its debt by about $1.3 billion. Despite this reduction, the Company is still overleveraged, with interest rates on debt instruments significantly above its lower leveraged peers. Accordingly, the Company continues to have a large interest expense burden which causes profitability to be extremely difficult to achieve and makes it difficult to compare the Company with its peers on profitability alone. In fiscal 2021, even with an extraordinarily high interest burden compared to its peers, the Company achieved over $189 million of profit as a result of its growth in deliveries; however, additional growth is needed to sustain substantive profitability. When measuring pure operating performance by the ratio of adjusted EBIT to inventory, the Company has performed in the top half of its Peer Group for each of the three years ending with fiscal 2021. In addition, the Company ranks highest among its Peer Group in inventory turns.

The Compensation Committee’s policies and actions have included the following:

Selection of bonus metrics that correspond to the financial and strategic operational needs of the Company during the relevant period.

Focus on increasing profitability and EBIT Return on Inventory and lowering or refinancing debt and reducing interest expense over multi-year performance periods through periodic long-term incentive awards for all NEOs.

Practice of tying portions of equity awards to performance criteria. For example, in fiscal 2021, the CEO, CFO and CAO were granted PSUs, half of which are tied to absolute EBIT levels and half of which are tied to EBIT Return on Inventory rank relative to the Peer Group.

Additional details are described below under “Compensation Discussion and Analysis—Details of Compensation Elements—Stock Grants.”

Active management of both equity award levels and the number of shares available for new equity-based awards.

The text of the resolution in respect of this proposal is as follows:

“Resolved, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Proxy Statement relating to the Company’s Annual Meeting of Shareholders to be held on March 29, 2022, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

VOTE REQUIRED

The approval of the compensation paid to the Company’s named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders of Class A Common Stock and Class B Common Stock, voting together, represented in person or by proxy at the 2022 Annual Meeting. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have no impact on such matter because such shares are not considered votes cast.

Mr. Hovnanian and others with voting power over the shares held by the Hovnanian Family and various trusts and entities established for the benefit of the Hovnanian Family have informed the Company that they intend to vote in favor of this proposal. Because of their collective voting power, this proposal is assured passage.

Our Board of Directors recommends that shareholders vote FOR the approval of this resolution.

The

COMPENSATION

COMMITTEE

The Compensation Committee of the Board of Directors (the “Committee”) is the principal overseer of the Company’s various policies and procedures related to executive compensation. The Committee meets at least four times a year and consults with outside compensation consultants as needed to assess industry trends and overall compensation issues. The Committee is governed by its charter, which is available at www.khov.com under “Investor Relations”, “Corporate Governance.”

AREAS OF RESPONSIBILITY

The Committee, in conjunction with the Board of Directors and with management’s input, shapes the Company’s executive compensation philosophy and objectives. In particular, the Committee is charged with:

Reviewing and approving, at least annually, the salaries, bonuses and other forms of compensation, including equity grants, for the Company’s senior executives (which include the CEO, the CFO and the CAO);

Reviewing, at least annually, compensation paid to the Company’s non-employee Directors;

Participating in the review of compensation of other designated key employees of the Company;

Periodically reviewing the Company’s policies and procedures pertaining to the Company’s equity award plans and forms of equity grants to all employees and non-employee Directors, employee benefit plans (for example, the 401(k) plan and deferred compensation plans), severance agreements and executive perquisites;

Fostering good corporate governance practices as they relate to executive compensation;

Reviewing, at least annually, as part of the Board of Directors’ oversight responsibilities, the Company’s compensation program and reports from management regarding its assessment of whether there are any compensation risks that are reasonably likely to result in a material adverse effect on the Company (see “Oversight of Risk Management” below); in addition, the Committee regularly considers business and compensation risks as part of its process for establishing performance goals and determining incentive awards for each of the NEOs;

Reviewing and discussing with management the “Compensation Discussion and Analysis” (the “CD&A”) for inclusion in the Company’s annual proxy statement and annual report on Form 10-K and, based on that review and discussion, determining whether or not to recommend to the Board of Directors that the CD&A be included in the Company’s annual proxy statement; and

Preparing the compensation committee report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations of the NYSE, SEC and other applicable regulatory bodies.

The Committee’s actions and procedures are discussed in more detail next and further below under “Compensation Discussion and Analysis.”

COMPENSATION REVIEW PROCESS FOR THE NAMED EXECUTIVE OFFICERS

The Committee, in conjunction with the Board of Directors and with management’s input, is responsible for making decisions related to the overall compensation of the NEOs, excluding the CEO, whose compensation is determined solely by the Compensation Committee and the Board of Directors.

At least annually, the Committee establishes objective financial measures for determining bonus awards to the NEOs. The Committee also considers salary, employee benefits and discretionary bonus awards, if any, for the NEOs.

In determining overall compensation for the NEOs, the Committee may consult with other members of the Board of Directors, including the CEO and the CFO, rather than relying solely on the Company’s financial performance measures in determining their compensation. These individuals often provide the Committee with insight on the individual performance of executives (other than with respect to themselves). The CEO and CFO are not present for the Committee’s evaluation of their individual performance. The Committee also reviews and analyzes the compensation of the named executive officers of the Company’s peer group of nine publicly-traded homebuilding companies (the “Peer Group”), discussed further below. The Committee may engage outside compensation consultants in relation to various compensation issues. The Committee may also instruct a compensation consultant to provide assistance in fostering an overall compensation program that aligns with its compensation philosophy to guide, motivate, retain and reward its executives for the achievement of the Company’s financial performance, strategic initiatives and individual goals, including increased long-term shareholder value during a challenging business environment. Notwithstanding any input from compensation consultants and management, the Committee has the sole discretion to make all final decisions related to NEO compensation.

OUTSIDE COMPENSATION CONSULTANT

For fiscal 2021, the Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as the Committee’s outside compensation consultant to provide certain services related to executive and non-employee Director compensation. In fiscal 2021, FW Cook assisted the Committee with its review of the Company’s annual bonus, long-term incentive and equity compensation plans for the CEO and other NEOs as well as its review of the compensation program for the non-employee Directors and the Compensation Committee’s compensation risk assessment.

FW Cook does not provide any other services to the Company unless approved by the Committee, and no such services were provided in fiscal 2021. After considering the relevant factors, the Company determined that no conflicts of interest have been raised in connection with the services FW Cook performed for the Committee in fiscal 2021.

The Committee’s primary objective in engaging FW Cook has been to obtain advice and feedback related to maintaining programs that provide competitive compensation opportunities for executives compared to the Peer Group. FW Cook also provided assistance to the Committee in fostering an overall compensation program as discussed above.

The Committee weighs the advice and feedback from its compensation consultant and the members of the Board of Directors, as well as the views of, and information gathered by, the members of management it has consulted in conjunction with its review of other information the Committee considers relevant, when making decisions or making recommendations to the full Board of Directors regarding executive compensation.

BOARD COMMUNICATION

The Company’s Board of Directors is updated at least quarterly on any compensation decisions or recommendations made by the Committee, and the Committee requests feedback from the Board of Directors regarding specific compensation issues as it deems necessary.

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION

During the fiscal year ended October 31, 2021, the members of the Compensation Committee were Messrs. Marengi, Coutts and Kangas, none of whom at any time has been an officer or employee of the Company or any of its subsidiaries and did not have any relationships requiring disclosure under Item 404(a) of Regulation S-K in this Proxy Statement. None of our executive officers served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served on our Board of Directors or our Compensation Committee during fiscal 2021.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis provided below with the Company’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021.

COMPENSATION COMMITTEE

Joseph A. Marengi, Chair

Robert B. Coutts

Edward A. Kangas

COMPENSATION
DISCUSSION &
ANALYSIS

1 . EXECUTIVE SUMMARY

BACKGROUND

In recent years, the Committee has determined to weight the Company’s variable compensation programs toward rigorous performance conditions with metrics such as liquidity, shareholder value preservation, debt reduction, alternative capital raises, adjusted EBIT Return on Inventory, gross margin and new communities opened. As context for basing the Company’s compensation programs on these metrics, the Committee considered that, at the point at which housing starts were at the lowest levels during the great housing recession in 2009, the Company had written off over $2.5 billion of asset value and as a result, was significantly overleveraged. During this period, many homebuilders declared bankruptcy and certain others significantly diluted shareholders via new equity issuances or by selling their companies at extremely low valuations. Hovnanian’s management chose to preserve shareholder value by managing the Company for growth and taking creative steps to refinance and pay down its heavy debt load. From the beginning of 2009, the Company has reduced its debt by about $1.3 billion. Despite this reduction, the Company is still overleveraged, with interest rates on debt instruments significantly above its lower leveraged peers. Accordingly, the Company continues to have a large interest expense burden which causes profitability to be extremely difficult to achieve and makes it difficult to compare the Company with its peers on profitability alone. In fiscal 2021, even with an extraordinarily high interest burden compared to its peers, the Company achieved over $189 million of profit as a result of its growth in deliveries; however, additional growth is needed to sustain substantive profitability. When measuring pure operating performance by the ratio of adjusted EBIT to inventory, the Company has performed in the top half of its Peer Group for each of the three years ending with fiscal 2021. In addition, the Company ranks highest among its Peer Group in inventory turns.

COMPANY PERFORMANCE IN FISCAL 2021

The demand for new and existing homes is dependent on a variety of demographic and economic factors, including job and wage growth, household formation, consumer confidence, mortgage financing, interest rates, inflation and overall housing affordability. In general, at the start of fiscal year 2020, factors including rising levels of household formation, a constrained supply of new and used homes, wage growth, strong employment conditions and mortgage rates that continue to be low by historical standards were contributing to improving conditions for new home sales.

In March 2020, as a result of the initial impact of COVID-19, we experienced adverse business conditions, including a slowdown in customer traffic and sales pace and an increase in cancellations. However, beginning in May 2020, the homebuilding market rapidly improved, due to what we believe is a combination of factors including low interest rates, low inventory levels of existing homes and a general desire for more indoor and outdoor space. During the third quarter and continuing through the fourth quarter of fiscal 2020, we returned to our normal activities with respect to land purchases, land development and resuming the construction of unsold homes. As a result, our operating metrics improved significantly in fiscal 2020 as compared to fiscal 2019, and improved even further in fiscal 2021, as described below.

Our cash position allowed us to spend $698.3 million on land purchases and land development and to repurchase $180.9 million of senior secured notes during fiscal 2021, and still have total liquidity of $380.9 million, including $246.0 million of homebuilding cash and cash equivalents as of October 31, 2021 and $125.0 million of borrowing capacity under our senior secured revolving credit facility as of October 31, 2021.

For the year ended October 31, 2021, sale of homes revenues increased 18.7% as compared to the prior year, as a result of a 9.1% increase in deliveries, from the sustained strong homebuilding market and high demand for new home construction that began in fiscal 2020, along with an increase in average sales price.

Gross margin percentage increased from 14.7% for the year ended October 31, 2020 to 18.6% for the year ended October 31, 2021, and gross margin percentage, before cost of sales interest expense and land charges, increased from 18.4% for the year ended October 31, 2020 to 21.8% for the year ended October 31, 2021. The increases were primarily due to increases in home prices in virtually all of our markets during fiscal 2021 as a result of the strong housing market.

Selling, general and administrative costs (including corporate general and administrative expenses) increased $34.8 million for the year ended October 31, 2021 as compared to the prior year. The increase was primarily attributed to a change in volume of our unconsolidated joint venture deliveries, and an increase in compensation expense. The increase in compensation expense was mostly attributed to our long-term incentive programs now forecasted to achieve above target metrics as a result of improved operating results and our higher stock price. Despite the increase in dollars, as a percentage of total revenue, such costs decreased to 9.9% for the year ended October 31, 2021 compared to 10.3% for the year ended October 31, 2020.

Pre-tax income increased to $189.9 million for the year ended October 31, 2021 from pre-tax income of $55.4 million for the year ended October 31, 2020. Net income increased to $607.8 million for the year ended October 31, 2021 (which includes the benefit from the reduction in our deferred tax asset valuation allowance) from net income of $50.9 million for the year ended October 31, 2020. Earnings per share, basic and diluted, increased to $87.50 and $85.86, respectively, for the year ended October 31, 2021, including the benefit from the reduction in our deferred tax asset valuation allowance, compared to earnings per share, basic and diluted of $7.48 and $7.03, respectively, for the year ended October 31, 2020.

Net contracts per average active selling community continued at the very high absorption pace from fiscal 2020, increasing to 55.3 for the year ended October 31, 2021 compared to 54.3 in the prior year.

The dollar value of net contracts, including domestic unconsolidated joint ventures, increased 1.5% to $3.30 billion for fiscal 2021 compared with $3.25 billion for fiscal 2020.

The dollar value of contract backlog, including domestic unconsolidated joint ventures, increased 17.2% to $1.88 billion for fiscal 2021 compared with $1.60 billion as of October 31, 2020.

Despite the overall improvement and resumption of pre-pandemic levels of economic activity during fiscal 2021, labor and material shortages that were initially due to the COVID-19 pandemic have worsened and continued while the full magnitude and duration of the COVID-19 pandemic and its effects remain unknown. We may experience material declines in our net contracts, deliveries, revenues, cash flow and/or profitability during fiscal 2022 and beyond, compared to the corresponding prior-year periods. In addition, if conditions in the overall housing market or in a specific market worsen in the future beyond our current expectations, if future changes in our business strategy significantly affect any key assumptions used in our projections of future cash flows, or if there are material changes in any of the other items we consider in assessing recoverability, we may recognize charges in future periods for inventory impairments related to our current inventory assets or other reorganization activities. Any such charges could be material to our consolidated financial statements.

COMPANY STOCK PRICE RELATIVE TO PRE-TAX INCOME

The chart below illustrates that, while our operations have improved dramatically as demonstrated by the increase in pre-tax income to $189.9 million in fiscal 2021 compared to $8.1 million in fiscal 2018, our stock price, which increased to an average of $87.56 in October 2021 compared to an average of $37.65 in October 2018, has not benefited proportionally from that improvement.

Percentage Gain from Fiscal Year
2018 to Fiscal Year 2021

(1)

Percentage gain calculated based on the average closing price of a share of Class A Common Stock of the Company for the last month of fiscal year 2021 compared to the average closing price of a share of Class A Common Stock of the Company for the last month of fiscal year 2018.

BEST PRACTICES

Pay-for-Performance

The Compensation Committee ties increases or decreases in overall compensation to the achievement of key performance factors the Board of Directors believes are critical to the Company’s success during that period. The Committee seeks to motivate management to achieve improved financial performance of the Company through bonus plans that reward higher performance with increased bonuses and hold management accountable for financial performance that falls below targeted levels by paying reduced bonuses.

In addition, the periodic long-term incentive programs adopted by the Company have conditioned payouts on the achievement of targets for increasing profitability and EBIT Return on Inventory and lowering or refinancing debt and reducing interest expense over multi-year performance periods. Moreover, in recent years, the CEO and CFO have received PSUs, MSUs and options, and the CAO has received PSUs and options, which are tied to financial performance and/or stock price performance. The PSU awards are tied to financial performance conditions (for 2021, absolute EBIT levels and EBIT Return on Inventory rank relative to the Peer Group), and half of the MSU awards have been subject to financial performance conditions in addition to the stock price performance conditions applicable to all of the MSU awards. The rigor of the performance conditions related to the long-term incentive programs and MSU awards is demonstrated by the fact that 87% of the target 2014 MSU grant, 66% of the target 2015 MSU and 34% of the target 2016 MSU grant have been permanently forfeited and the 2017 MSU grant is expected to be realized at less than target due to the impact of the stock price performance multiplier. In addition, the 2016 LTIP payout, determined in 2018, was only 11.24% of the target award.

Because the Summary Compensation Table uses accounting constructs to estimate values of long-term equity incentive awards at the time of grant, the Committee does not believe that it adequately measures CEO compensation for the purpose of assessing pay-for-performance alignment. These estimated values can differ significantly from the actual value that is ultimately earned from these awards. For this reason, the Committee also considers realizable pay, which captures the impact of the Company’s current share price performance on previously granted long-term incentive awards and helps the Committee assess the alignment of the Company’s compensation programs with the interests of its shareholders.

Emphasis on Long-Term Value Creation and Retention

The Committee seeks to align the interests of management with the long-term interests of the Company’s shareholders by granting a significant portion of their total compensation in the form of equity awards that increase or decrease in value as the Company’s financial performance and stock price improve or decline. The Committee also seeks to retain management by using compensation methods that require executives to be employed through various performance periods in order to receive financial benefits of certain equity grants.

Maintaining an Appropriate Peer Group

To retain and attract executive talent with industry-specific knowledge, in constructing the Peer Group, the Committee selects those companies that compete directly with the Company in the homebuilding industry, are of comparable complexity in operations to the Company and are generally in the markets in which the Company competes. The Committee feels that it is important to compare the Company to others in the homebuilding industry, even if certain of these peers have different financial profiles, because the Company competes with homebuilding industry peers for executive talent with industry-specific knowledge and experience. Further, the Company competes directly in all of its markets with most of the Peer Group companies for customers, land and trade partners. In some markets, the Company is larger than some of the Peer Group companies even though it may be smaller nationally. The Committee reviews the composition of the Peer Group on an annual basis and makes adjustments, if needed. In fiscal 2021, the Committee removed D.R. Horton, Inc., Lennar Corporation, PulteGroup, Inc., NVR, Inc. and Toll Brothers, Inc. from the Peer Group and added Century Communities, Inc., LGI Homes, Inc. and M/I Homes, Inc. to the Peer Group. In doing so, the Committee took into consideration, among other factors, that the companies added to the Peer Group are closer in size to the Company on the basis of revenue, adjusted total EBIT and enterprise value than the companies that were removed from the Peer Group. The Committee reviews the executive compensation of the Peer Group companies and seeks to award competitive target total direct compensation opportunities (the sum of base salary, annual bonus/incentive awards and target long-term incentive awards) for our NEOs compared to the Peer Group.

No Employment Agreements with CEO or CFO

The Company does not maintain employment or other agreements for our CEO or CFO that provide contractual rights upon termination of employment (other than upon death or disability) except for the vesting of long-term incentive and equity-based awards in the case of retirement or in connection with a qualifying termination in the case of a change in control. The Company does have a change in control severance agreement with our CAO, as discussed in footnote (5) to the Potential Payments Upon Termination or Change-in-Control Table.

No Tax Gross-Ups or Defined Benefit Pension Plans for Any NEO

Maintenance and Monitoring of Stock Ownership Guidelines

The Board of Directors has established stock ownership guidelines pursuant to which the CEO, CFO and COO (if any) are requested to achieve and maintain recommended minimum levels of stock ownership as set forth below under “Stock Ownership Guidelines.”

Clawback Policy

In addition to the statutory CEO and CFO reimbursement requirements under the Sarbanes-Oxley Act of 2002, it is the Company’s policy that, if we are required to restate our financial results due to material noncompliance by the Company with any financial reporting requirement under the securities laws as a result (directly or indirectly) of an executive officer’s misconduct, the Board of Directors will require, at its discretion and approval, the reimbursement and/or cancellation of any incentive-based compensation (including stock options awarded as compensation) in excess of the amount that would have been awarded based on the restated financial results. This policy applies to cash and equity incentive-based compensation awarded to the executive officer during the three-year period preceding the date on which the Company is required to prepare an accounting restatement based on erroneous data.

Investor Engagement

During fiscal 2021, the Company conducted proactive investor outreach programs, including having its executives attend five investor conferences as well as other meetings with the investment community and meeting by teleconference or in person with more than 190 investors either one-on-one or in small groups. As a result, the Company’s executives met with institutional holders representing approximately 93% of shares held by our top ten shareholders that are actively managed funds. From time to time, Mr. Hovnanian and Mr. Sorsby, who are also members of the Board of Directors, and/or Mr. O’Connor participated in these investor outreach programs and reported their findings from the investor feedback to the Board of Directors. None of these investors with whom the Company engaged during fiscal 2021 raised concerns about the Company’s compensation practices during such meetings.

COMPENSATION DECISIONS FOR FISCAL 2021

The Committee’s compensation decisions for fiscal 2021 reflected a conservative approach to fixed pay elements (base salary), the achievement of pre-established goals (annual bonuses) and long-term awards.

Base Salaries

For fiscal 2021, the Committee approved a 3.0% base salary increase, effective December 12, 2020, for each of Messrs. Hovnanian and Sorsby. The Committee approved a 3.25% base salary increase, effective December 12, 2020, for Mr. O’Connor, which is in line with the Company’s ordinary course merit-based salary and cost of living increase practices. Subsequently, based on the CEO’s recommendation after reviewing the base salaries of other chief executive officers in the Company’s new Peer Group, the Committee decreased the CEO’s base salary by 14.4% to $1,150,000 effective May 31, 2021 to be more in line with the base salaries of other chief executive officers in the Peer Group. See “Details of Compensation Elements—Base Salaries” below for additional information.

Regular Annual Bonuses

Consistent with the achievement of specified financial objectives, fiscal 2021 annual bonuses were paid to all NEOs. Additional details are described under “Details of Compensation Elements—Annual Bonuses—Regular Bonuses” below.

Discretionary Bonuses

The Committee did not award discretionary bonuses to any NEO for fiscal 2021.

Long-Term Awards, including PSUs and participation in the Long-Term Incentive Program

As further described under “Details of Compensation Elements—Stock Grants,” for fiscal 2021, the Committee granted PSUs to the CEO, CFO and CAO. The PSUs are tied to the specific financial performance conditions described below under “Details of Compensation Elements—Stock Grants.” The Committee also granted Long-Term Incentive Program (“LTIP”) awards to the CEO, CFO and CAO in fiscal 2021 as further described below under “Details of Compensation Elements—Long-Term Incentive Programs.” The LTIP awards are tied to the achievement of specified financial performance conditions over a three-year performance period.  The PSUs and LTIP awards granted in 2021 are subject to time-based vesting conditions that extend beyond the performance periods and are further subject to a mandatory two-year post-vesting delayed delivery.

2. COMPENSATION PHILOSOPHY & OBJECTIVES

The Committee, in conjunction with the Board of Directors and with senior management, has been instrumental in shaping the Company’s compensation philosophy and objectives because of its responsibilities and oversight of the Company’s various policies and procedures concerning executive compensation.

As context for setting the Company’s compensation programs, the Committee considered the Company’s strategic goals. As such, the Committee has weighted the Company’s variable compensation programs toward rigorous performance conditions with metrics such as liquidity, shareholder value preservation, debt reduction, alternative capital raises, adjusted EBIT Return on Inventory, gross margin and new communities opened. In setting compensation, the Committee considered that at the point at which housing starts were at the lowest levels during the great housing recession in 2009, the Company had written off over $2.5 billion of asset value and as a result, was significantly overleveraged. During this period, many homebuilders declared bankruptcy and certain others significantly diluted shareholders via new equity issuances or by selling their companies at extremely low valuations. Hovnanian’s management chose to preserve shareholder value by managing the Company for growth and taking creative steps to refinance and pay down its heavy debt load. From the beginning of 2009, the Company has reduced its debt by about $1.3 billion. Despite this reduction, the Company is still overleveraged, with interest rates on debt instruments significantly above its lower leveraged peers. Accordingly, the Company continues to have a large interest expense burden which causes profitability to be extremely difficult to achieve and makes it difficult to compare the Company with its peers on profitability alone. In fiscal 2021, even with an extraordinarily high interest burden compared to its peers, the Company achieved over $189 million of profit as a result of its growth in deliveries; however, additional growth is needed to sustain substantive profitability. When measuring pure operating performance by the ratio of adjusted EBIT to inventory, the Company has performed in the top half of its Peer Group for each of the three years ending with fiscal 2021. In addition, the Company ranks highest among its Peer Group in inventory turns.

The six primary objectives that the Committee considers in making compensation decisions are discussed below, as are our other philosophies and mechanisms for determining compensation. In making compensation-related decisions, the Committee also considered its role in promoting good corporate governance practices.

PRIMARY OBJECTIVES FOR THE COMPENSATION PROGRAM

The Company’s primary objectives for compensating its executives are as follows:

To offer compensation that guides, motivates, retains and rewards its executives for the achievement of the Company’s financial performance, strategic initiatives and individual goals (as applicable);

To fairly compensate its executives in a manner that is appropriate with respect to their individual performance, level of responsibilities, abilities and skills;

To align the executives’ interests with the interests of our shareholders;

To maintain competitive pay opportunities for its executives so that it retains its talent pool and, at the same time, has the ability to attract new and highly-qualified individuals to join the organization as it grows or in the event of succession or replacement of an executive;

To appropriately design the reward system in the context of a challenging business environment; and

Not to incentivize a level of risk through its compensation plans that is reasonably likely to have a material adverse effect on the Company.

TAILORED COMPENSATION

Consistent with these objectives, the Company’s compensation philosophy also takes into consideration the unique roles played by each of the NEOs. The Committee seeks to individually tailor their compensation packages to align their pay mix and pay levels with their contributions to, and positions within, the Company. Because the NEOs make executive decisions that influence the direction, stability and profitability of the Company, their overall compensation is intended to strongly align with the Company’s strategic goals and objective financial measures of the Company.

VARIABLE INCENTIVE COMPENSATION

The Company’s compensation philosophy emphasizes variable incentive compensation elements (bonus and long-term incentives), the value of which reflects the Company’s strategic, financial and stock performance.

For all NEOs, the Committee retains the flexibility to adjust incentive awards downward or to consider discretionary bonus awards in special circumstances as described below under “Details of Compensation Elements—Annual Bonus—Discretionary Bonuses.”

PEER GROUP CONSIDERATIONS

As context for setting the compensation levels for the CEO and CFO, the Committee considers the compensation levels and practices of its Peer Group companies. For fiscal 2021, the Company’s Peer Group included the following nine publicly-traded homebuilding companies:

Beazer Homes USA, Inc.	M/I Homes, Inc.

Century Communities, Inc.	Meritage Homes Corporation

KB Home	Taylor Morrison Home Corporation

LGI Homes, Inc.	TRI Pointe Group, Inc.

M.D.C. Holdings, Inc.

The Committee, in consultation with the Committee’s compensation consultant, FW Cook, and management, selected the companies in the Peer Group because of their comparable industry profiles. In fiscal year 2021, the Committee reviewed the composition of the Company’s Peer Group and determined to add Century Communities, Inc., LGI Homes, Inc. and M/I Homes, Inc. to the Peer Group and to remove D.R. Horton, Inc., Lennar Corporation, PulteGroup, Inc., NVR, Inc. and Toll Brothers, Inc. from the Peer Group. In determining to modify the Company’s peer group for fiscal 2021, the Committee took into consideration, among other factors, that the companies added to the Peer Group are closer in size to the Company on the basis of revenue, adjusted total EBIT and enterprise value than the companies that were removed from the Peer Group.

Further, to retain and attract executive talent with industry-specific knowledge, in constructing the Peer Group, the Committee selected those companies that compete directly with the Company in the homebuilding industry, are of comparable complexity in operations to the Company and are generally in the markets in which the Company competes. The Committee feels that it is important to compare the Company to others in the homebuilding industry, even if certain of these peers have different financial profiles, because the Company competes with homebuilding industry peers for executive talent with industry-specific knowledge and experience. Further, the Company competes directly in all of its markets with most of the Peer Group companies for customers, land and trade partners. In some markets, the Company is larger than some of the Peer Group companies even though it may be smaller nationally. The Committee will continue to review the appropriateness of the Peer Group composition. For the CAO, the Committee places equal or greater weight on its consideration of internal pay equity, an evaluation of individual performance contributions and other factors.

The Committee relies on Peer Group comparisons for the CEO and CFO and intends for Total Direct Compensation to be competitive with the Peer Group. Because of the limited compensation data reported for the chief accounting officer position by companies in the Peer Group, the Committee also reviews broad-based compensation survey data for the compensation of the CAO and considers internal pay relationships. The Committee does not consider the specific participants included in broad-based compensation survey data to be a material factor in its reviews. The Committee reviewed broad-based survey data in fiscal 2021 to assess current market trends with respect to compensation for the position held by the CAO.

CONSIDERATION OF MARKET CONDITIONS

In determining overall compensation for all the NEOs, the Committee also takes into account leadership abilities and risk management contributions, which are especially critical during challenging market conditions. In addition, in establishing compensation levels, the Committee takes into consideration market pressures, both within and outside of the homebuilding industry.

As an example of the Committee’s consideration of market conditions at the time of setting bonus formulas, for the reasons discussed above in the second paragraph of “Compensation Philosophy and Objectives,” for fiscal 2021, the Committee sought to emphasize EBIT, liquidity, total revenue and the completion of alternative capital raises, each of which were components of the NEOs’ fiscal 2021 bonus formulas. In addition, the Committee determined that the PSUs granted to the NEOs would be tied to financial performance conditions. Specifically, half of these PSUs are tied to specific absolute EBIT levels for the four quarters ending April 30, 2022 and the other half of these PSUs are tied to EBIT Return on Inventory rank relative to the Peer Group for the four most recently completed quarters of April 30, 2022.

SAY-ON-PAY & SAY-ON-FREQUENCY VOTES

The Board of Directors thoughtfully considers the opinions expressed by shareholders through their votes, periodic meetings and other communications, and believes that shareholder engagement leads to enhanced governance practices. During fiscal 2021, the Company conducted proactive investor outreach programs, including having its executives attend five investor conferences as well as other meetings with the investment community and meeting by teleconference or in person with more than 190 investors either one-on-one or in small groups. As a result, the Company’s executives met with institutional holders representing approximately 93% of shares held by our top ten shareholders that are actively managed funds. None of these investors raised concerns about the Company’s compensation practices during such meetings. Additionally, the Company periodically engages investors to discuss specific matters of importance to shareholders. The Company will continue to proactively engage shareholders and consider their concerns.

In addition, the Committee considered the result of the 2021 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities. A substantial majority of our shareholders (86.0% of the votes cast by shareholders of Class A Common Stock and Class B Common Stock, voting together) approved the compensation of our named executive officers for fiscal 2020 described in our proxy statement for the 2021 Annual Meeting of Shareholders. The Committee views this level of shareholder support as an affirmation of our current pay philosophy and, as a result, no significant substantive changes were made to the structure of our executive compensation pay programs for fiscal 2021. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

In light of the voting results with respect to the frequency of shareholder votes on executive compensation at the 2017 Annual Meeting of Shareholders at which a substantial majority of our shareholders (99.4% of the votes cast by shareholders of Class A Common Stock and Class B Common Stock, voting together) voted for “say-on-pay” proposals to occur every year, the Board of Directors decided that the Company would hold an advisory vote on the compensation of named executive officers every year. The Company will next hold an advisory vote on the frequency of future advisory votes on executive compensation at our 2023 Annual Meeting.

3 . FISCAL 2021 COMPENSATION

ELEMENTS & COMPENSATION MIX

COMPENSATION ELEMENTS AT A GLANCE

There are five main compensation elements that support the Company’s compensation objectives, each of which is discussed in detail below.

Base salaries;

Annual Bonuses;

Stock grants (for example, stock option, PSU and RSU awards);

Long-Term Incentive Programs (“LTIPs”) (described below) (payable in cash or a combination of cash and stock or phantom shares); and

Other employee benefits, including limited perquisites.

COMPENSATION MIX

HOVNANIAN CEO PAY MIX

FIXED VS . VARIABLE COMPENSATION

A significant portion of executives’ “Total Direct Compensation” (which includes base salary, annual bonuses, stock grants and LTIP awards) opportunity consists of variable compensation – that is, the compensation ultimately realized is dependent on either Company or individual performance. Of the elements of Total Direct Compensation, base salary is fixed compensation, while annual bonuses, stock grants and LTIP awards are variable compensation. An important part of each NEO’s compensation package consists of equity awards, the ultimate realizable value of which is tied to the Company’s stock performance. These variable elements are intended to align the executives’ performance and interests with Company performance and long-term shareholder value.

The Committee intends for variable compensation to represent a significant percentage of the Total Direct Compensation opportunity for all NEOs consistent with its pay-for-performance philosophy. For example, variable compensation represented 87% and 85% of the CEO’s Total Direct Compensation opportunity in fiscal 2021 and fiscal 2020, respectively. In addition, the Committee intends for Total Direct Compensation to be competitive with the Peer Group. As further described below under “Details of Compensation Elements—Stock Grants,” for fiscal 2021, the Committee granted PSUs to the NEOs. The Committee also determined that the PSUs would be tied to financial performance conditions.

LONG -TERM VS . SHORT-TERM COMPENSATION

An important portion of each NEO’s Total Direct Compensation is long-term compensation, which may include stock options, PSUs, MSUs, RSUs and/or LTIP awards. Short-term compensation consists of base salary and the cash portion of annual bonus amounts. Long-term compensation is intended to foster long-term commitment by the executive, employee-shareholder alignment and improved long-term shareholder value. In fiscal 2021, the Committee adopted a LTIP for the NEOs and other key senior executives of the Company, as discussed below.

4 . DETAILS of COMPENSATION ELEMENTS

BASE SALARIES

Base salaries are intended to reward executives for their day-to-day contributions to the Company. The Committee believes that base salaries within the competitive range are necessary to retain the Company’s executive talent pool, and it set the fiscal 2021 base salaries of the NEOs at a level it believed to be necessary to retain such executive officers’ services. Base salaries of all the NEOs are reviewed annually by the Committee and are subject to adjustment based on factors that may include individual performance, change in responsibilities, average salary increases or decreases in the industry, compensation for similar positions in the Company’s Peer Group or broad-based compensation survey data if comparable data were unavailable from the Peer Group companies, as well as other factors, such as cost of living increases and internal pay relationships with other executives. For fiscal 2021, the Committee approved a 3.0% base salary increase, effective December 12, 2020, for each of Messrs. Hovnanian and Sorsby. The Committee approved a 3.25% base salary increase, effective December 12, 2020, for Mr. O’Connor, which is in line with the Company’s ordinary course merit-based salary and cost of living increase practices. Subsequently, based on the CEO’s recommendation after reviewing the base salaries of other chief executive officers in the Company’s new Peer Group, the Committee decreased the CEO’s base salary by 14.4% to $1,150,000 effective May 31, 2021 to be more in line with the base salaries of other chief executive officers in the Peer Group. Based on discussions with FW Cook and Peer Group market data gathered by management, the Committee determined that, including these adjustments, the base salaries for the NEOs are within the competitive range necessary to retain the executive officers’ services.

ANNUAL BONUSES

Regular Bonuses

The Company provides each of the NEOs with an opportunity to earn annual bonuses, which are intended to reward executives for the attainment of short-term financial objectives and for which the relevant metrics and formula are assessed annually. The fiscal 2021 bonus formula for each of the NEOs was based on EBIT, Liquidity Balances, Total Revenue and Alternative Capital Raises.

The Committee made the following changes to the NEO’s fiscal 2021 bonus formulas relative to fiscal 2020:

CEO:

The performance levels for the EBIT, total revenue and alternative capital raises components of the CEO’s fiscal 2021 bonus formula were increased, requiring higher levels of performance in order for the CEO to earn the same payouts as fiscal 2020 (the liquidity balances component remained the same as fiscal 2020). In addition, the new communities component and corresponding payouts used in fiscal 2020 were eliminated from the CEO’s fiscal 2021 bonus formula thereby reducing the CEO’s total payout opportunity under his fiscal 2021 bonus formula compared to fiscal 2020.

CFO:

The CFO’s fiscal 2021 bonus formula changes were the same as the CEO’s fiscal 2021 bonus formula changes except that the CFO’s payout potential under the liquidity balances, total revenue and alternative capital raises components increased. Notwithstanding these increases, the CFO’s total payout opportunity under his fiscal 2021 bonus formula decreased compared to fiscal 2020 as a result of the elimination of the new communities component and corresponding payouts.

CAO:

The Committee determined that the Personal Objectives component of the CAO’s fiscal 2020 bonus formula would be removed for fiscal 2021 and that the remaining components of his bonus formula would change in the same manner as the CEO’s fiscal 2021 bonus formula except that the CAO’s payout potential under each of the remaining bonus components increased in light of the additional responsibilities he assumed in connection with his promotion to Senior Vice President, Chief Accounting Officer and Treasurer.

The Committee has discretion to reduce or eliminate the amount of any bonus amounts payable to any participant based on performance or any other factors the Committee deems appropriate. Bonus opportunities are intended to be competitive with industry-wide practices in order to retain and attract executive talent.

The following description provides detail as to the components used to determine each NEO’s fiscal 2021 annual bonus and the reasons the Committee believes that the incentive compensation paid to the NEOs is appropriate. For additional context as to the Committee’s approach to setting the Company’s compensation programs, see also the above discussion under “Compensation Philosophy and Objectives.” Due to the reduced amount of realized compensation in the last several years as compared to other profitable years and the large percentage of long-term compensation paid in the form of PSUs, all bonuses for fiscal 2021 were paid 100% in cash.

EBIT.

Since fiscal 2018, the bonus formulas for the CEO and CFO have been based, in part, on the Company’s EBIT in light of the Company’s debt levels and debt restructuring activities during fiscal 2017 that resulted in higher interest expense. Since fiscal 2020, the CAO’s bonus formula has included the same EBIT measure to align with the bonus formulas of the other NEOs given his increasingly strategic role.

For fiscal 2021, the EBIT component of the bonus formulas for the NEOs was based on achieving targeted levels of Company EBIT for fiscal 2021 which were increased by 12% to 18% compared to fiscal 2020 to reflect the Company’s improving performance and prospects. If the Company’s financial performance exceeded the levels established under the EBIT component of the NEOs’ bonus formulas for fiscal 2021, the Committee could extrapolate the amount of the bonuses above these levels. While the Company’s financial performance exceeded the levels established under the EBIT component of the NEOs’ bonus formulas for fiscal 2021, the Committee determined that it would not extrapolate the bonuses above the maximum stated levels because, in spite of the Company’s outstanding EBIT performance, the Committee believed that NEO compensation at the maximum stated levels was appropriately competitive for fiscal 2021.

For this purpose, “EBIT” is defined as income (loss) before interest and income tax expense and before income (loss) from unconsolidated joint ventures as reflected on the Company’s audited financial statements plus income (loss) before interest and income tax expense for the Company’s unconsolidated joint ventures as reflected on their respective financial statements for the twelve months ended October 31, 2021, excluding the impact of any items deemed by the Committee to be unusual or nonrecurring items (for example, losses from land impairments and losses from debt repurchases/debt retirement such as call premiums, above par purchase prices and related issuance costs or gains from debt repurchases). This element directly correlates with the Company’s strategic goal of improving profitability and interest coverage.

Liquidity Balances.

The Liquidity Balances component of the NEOs’ bonus formulas was based on the number of fiscal 2021 quarter-ends in which Liquidity Balances were at or above $200 million. “Liquidity Balances” are defined as homebuilding cash and cash equivalents plus restricted cash that collateralizes letters of credit plus the available borrowing capacity under the Company’s revolving credit facility. This element of the bonus calculation directly correlates with the Company’s strategic goal of enhancing our liquidity in order to grow the Company in light of our challenges accessing the capital markets.

Total Revenue.

The Total Revenue component of the NEOs’ bonus formulas measured total revenue as reflected on the Company’s audited financial statements plus total revenue for the Company’s unconsolidated joint ventures as reflected on their respective financial statements for the twelve months ended October 31, 2021. This element of the bonus calculation directly correlates with the Company’s strategic goal of growing its operations which is expected to lead to operating leverage and improved profitability. The Total Revenue performance levels were increased in fiscal 2021 compared to fiscal 2020 to reflect the Company’s improving performance and prospects.

Alternative Capital Raises.

The Alternative Capital Raises component of the NEOs’ bonus formulas measured amounts raised by the Company or its unconsolidated joint ventures from alternative capital sources as determined by the Committee (including, but not limited to, financing by joint ventures, land banking transactions and non-recourse debt, but excluding SEC registered and 144A debt financing transactions) that were closed during fiscal 2021. This element of the bonus calculation directly correlates with the Company’s strategic goal of enhancing our liquidity through innovative sources of additional capital in order to grow the Company in light of our challenges accessing the capital markets. The Alternative Capital Raises performance levels were increased in fiscal 2021 compared to fiscal 2020.

The CEO, CFO and CAO’s bonus formulas are illustrated by the following tables:

Fiscal 2021 EBIT	CEO Bonus*	CFO Bonus*	CAO Bonus*

millions	thousands	thousands	thousands

Less than $235.00	$0.0	$0.0	$0.0
$245.0	$250.0	$200.0	$75.0
$255.0	$550.0	$310.0	$82.5
$265.0	$850.0	$420.0	$90.0
$275.0	$1,150.0	$530.0	$97.5
$285.0	$1,550.0	$680.0	$107.5
$295.0	$1,950.0	$830.0	$117.5
$305.0	$2,350.0	$980.0	$127.5
$315.0	$2,750.0	$1,130.0	$137.5
$325.0	$3,150.0	$1,280.0	$147.5
$335.0	$3,550.0	$1,430.0	$157.5

PLUS

Number of Fiscal 2021 Quarter-Ends	CEO Bonus*	CFO Bonus*	CAO Bonus*

with Liquidity Balances at or Above $200 million	thousands	thousands	thousands

Less than 2	$0.0	$0.0	$0.0
2	$350.0	$250.0	$45.0
3	$550.0	$400.0	$75.0
4	$750.0	$550.0	$100.0

PLUS

Fiscal 2021 Total Revenue	CEO Bonus*	CFO Bonus*	CAO Bonus*

millions	thousands	thousands	thousands

Less than $2,600.0	$0.0	$0.0	$0.0
$2,600.0	$150.0	$80.0	$20.0
$2,650.0	$300.0	$160.0	$35.0
$2,700.0	$550.0	$320.0	$60.0

PLUS

Alternative Capital Raises Closed During Fiscal 2021	CEO Bonus*	CFO Bonus*	CAO Bonus*

millions	thousands	thousands	thousands

$0.0	$0.0	$0.0	$0.0
$75.0	$100.0	$65.0	$15.0
$100.0	$200.0	$130.0	$25.0
$125.0	$450.0	$300.0	$60.0

*The bonus is interpolated on a linear basis between the points shown in the tables. If EBIT exceeds $335 million, the EBIT bonus may be extrapolated at the Committee’s discretion.

Fiscal 2021 EBIT, Liquidity Balances, Total Revenue and Alternative Capital Raises results exceeded the maximum. Specifically, fiscal 2021 EBIT as defined under the bonus formulas for the NEOs was $375.8 million, Liquidity Balances at the end of each of the four fiscal 2021 quarters were above $200 million, Total Revenue was $3,129.5 million and Alternative Capital Raises were $230.4 million. As a result, Messrs. Hovnanian, Sorsby and O’Connor earned cash bonuses equal to $5,300,000, $2,600,000 and $377,500, respectively, which represented each of their maximum potential bonuses.

Discretionary Bonuses

The Committee has the authority to make discretionary bonus awards, which it considers under special circumstances, including exceptional contributions not reflected in the regular bonus measures, new hire sign-on bonuses and retention rewards. No discretionary bonus awards were granted to the NEOs in fiscal 2021.

STOCK GRANTS

The Committee may make grants of stock options, stock appreciation rights, MSUs, PSUs, restricted stock and RSUs, unrestricted shares of stock or stock-based awards settled in cash. In fiscal 2021, the Committee awarded PSUs to the NEOs.

Equity awards are intended to establish a strong commitment to maintain employment with the Company and to focus on creating long-term shareholder value. Because the ultimate value received by equity award recipients is directly tied to the Company’s stock price, such awards serve to link the interests of management and shareholders and to motivate executive officers to make decisions that will increase the long-term total return to shareholders. Certain of the equity awards also include financial performance conditions, which are intended to incentivize recipients to direct the Company to achieve specified financial performance goals. Additionally, grants under the Existing Plan include vesting and termination provisions that the Committee believes will encourage equity award recipients to remain long-term employees of the Company.

The Committee ultimately approves the size of the grants taking into account the recommendations of the CEO (other than for his own grant) and other criteria as determined by the Committee. The Committee considers the grant date value of awards as well as the number of shares to ensure that a significant portion of NEO compensation is tied to the Company’s stock price performance and shareholder value creation. The Committee will continue to determine the appropriate mix of equity and other award types based on the objectives of the compensation program, the Company’s business needs, the potential dilution impact and the pool of shares remaining available for grant under the Company’s shareholder-approved incentive plans.

Fiscal 2021 Equity Awards

In determining the fiscal 2021 equity awards for the NEOs, the Committee considered, without giving specific weight to any one factor, then-available information on Peer Group equity awards for the NEOs, the anticipated changes in equity award values across industries, the Company’s available share pool and the potential impact on shareholder dilution, the Company’s stock performance, the historical equity awards provided to each NEO, the desire to retain the employment of each NEO and the desire to continue to link a substantial portion of each NEO’s compensation with future Company performance. As previously discussed, the Committee’s outside compensation consultant, FW Cook, also assisted the Committee with respect to its review of the Company’s compensation program for the CEO and other NEOs, including its equity awards. All equity awards granted to NEOs in fiscal 2021 were made in the form of rights to receive shares of Class A Common Stock, except for the CEO, who received his equity awards in the form of rights to receive shares of Class B Common Stock. In making such determination for the CEO, the Committee discussed the various reasons for making awards in Class B Common Stock and considered and evaluated the feedback reported to the Committee by senior human resources personnel about the diligence review thereof, which included discussions with the Company’s senior management and other associates and external parties, such as significant capital providers and joint venture partners and important suppliers and contractors. Such parties expressed that Hovnanian family ownership and control has high value in that it fosters strong engagement and it continues to be important to the Company’s business dealings and relationships and to attracting and retaining current and prospective employees. The Committee also reviewed an independent analysis and valuation of what premium or discount, if any, a Class B Common Stock share would have relative to a Class A Common Stock share, taking into account selected transactions and companies offering dual-class stock. Such analysis found, on average, no premium associated with high voting stock even when such stock retained its high vote status upon a sale, which is in contrast to Class B Common Stock which must be converted to Class A Common Stock upon a sale.

After such discussion and review and analysis thereof, the Committee determined that the value to the CEO of receiving Class B Common Stock was equal to the value if he had received Class A Common Stock and that making the CEO’s equity awards in the form of rights to receive shares of Class B Common Stock best served the Company’s and its shareholders’ interests by promoting continuity of direction and management and stability in the Company’s business and employee relationships through Hovnanian family ownership and control, which has been and continues to be critical to the growth and success of the Company. There was a less than 2.5% change in the percentage of Hovnanian shareholder votes controlled by Ara Hovnanian caused by the later of vesting or delivery, in fiscal 2021, of Class B Hovnanian Common Stock awards.

The Committee decided to award PSUs to the NEOs in fiscal 2021 because it believes PSUs provide a clear linkage to shareholder value creation and balance retention and performance objectives. Of the PSUs awarded to the NEOs in fiscal 2021, half of the PSUs were tied to absolute EBIT levels, and the other half of the PSUs were tied to EBIT Return on Inventory rank relative to the Peer Group as further discussed below. The absolute EBIT metric was chosen because the Committee determined that it supports the Company’s strategic goal of improving profitability and interest coverage. The relative EBIT Return on Inventory metric was chosen because the Committee determined that it measures pure operating performance compared to the Peer Group on an equal basis because it neutralizes each company’s leverage. If the performance conditions are met, the earned PSUs vest on the third anniversary of the grant date. The earned PSUs are further subject to a mandatory two-year post-vesting delayed delivery such that the PSU awards will not be completely distributed until five years following the grant date, or June 11, 2026.

CEO:

In fiscal 2021, the CEO received 22,400 target PSUs with a grant date fair value of $1,516,032 compared to 95,000 target PSUs in fiscal 2020 with a grant date fair value of $1,435,450.

CFO:

In fiscal 2021, the CFO received 10,600 target PSUs with a grant date fair value of $717,408 compared to 47,500 target PSUs in fiscal 2020 with a grant date fair value of $717,725.

CAO:

In fiscal 2021, the CAO received 2,068 target PSUs with a grant date fair value of $139,962 compared to 7,000 RSUs in fiscal 2020 with a grant date fair value of $146,580.

The number of PSUs tied to absolute EBIT levels which become earned PSUs shall equal the product of the target number of PSUs multiplied by the applicable Performance Multiplier set forth below. For this purpose, “EBIT” shall mean income (loss) before interest and income tax expense during the performance period as reflected on the Company’s audited financial statements for such performance period plus income (loss) before interest and income tax expense for the Company’s unconsolidated joint ventures as reflected on their respective financial statements for the twelve months ending April 30, 2022, excluding: (1) expense/income recorded during the performance period from the 2019 LTIP Phantom Share plan related to changes in the stock price above or below the stock price at the date of grant ($14.50); (2) the impact of any items deemed by the Committee to be unusual or nonrecurring items; and (3) losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs.

EBIT for the 4 Quarters Ending April 30, 2022	Performance Multiplier*

More than 9.5% below target	50%
Target	100%
9.5% above target	200%

The number of PSUs tied to EBIT Return on Inventory rank relative to the Peer Group which become earned PSUs shall equal the product of the target number of PSUs multiplied by the applicable Performance Multiplier. The Performance Multiplier ranges from 50% to 200% depending on EBIT Return on Inventory rank with the maximum multiplier requiring a rank in the top three. “EBIT Return on Inventory” shall mean the quotient resulting from dividing EBIT by Average Inventory. “EBIT” shall mean income (loss) before interest and income tax expense during the performance period as reflected on each company’s audited financial statements for such performance period, excluding losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs and, for Hovnanian Enterprises, Inc., excluding: (1) expense/income recorded during the performance period from the 2019 LTIP Phantom Share plan related to changes in the stock price above or below the stock price at the date of grant ($14.50) and (2) the impact of any items deemed by the Committee to be unusual or nonrecurring items. “Average Inventory” shall mean the average of the ending inventory balances from each company’s audited balance sheet, excluding capitalized interest and the impact of consolidated inventory not owned, for each of the five most recently completed consecutive fiscal quarters as of April 30, 2022.

*The applicable Performance Multiplier is interpolated on a linear basis between the points shown in the table.

LONG-TERM INCENTIVE PROGRAMS

2021 Long-Term Incentive Program

In fiscal 2021, the Company adopted a Long-Term Incentive Program (the “2021 LTIP”) under the Existing Plan to further aid the Company in retaining key employees and to motivate them to exert their best efforts on behalf of the Company. Specifically, the 2021 LTIP is entirely performance-based and is intended to incentivize achievement of specified pre-tax profit goals as a measure of operational improvement and specified improvements in the Company’s annualized interest expense. The Committee chose these metrics to align and incentivize the NEOs to focus on achieving operating efficiencies and improving our bottom line. In particular, using annualized interest expense as a financial measure incentivizes management to work towards improvement of our balance sheet.

Each of the NEOs is a participant in the 2021 LTIP. Award payouts, if any, will be determined based on actual performance for the full 36-month performance period and will be subject to vesting and holding requirements, as described below. This performance period commenced on November 1, 2020 (the beginning of fiscal 2021) and will end on October 31, 2023 (that is, the performance period covers fiscal 2021, 2022 and 2023). After the performance period, the awards remain subject to vesting conditions during fiscal 2024 and 2025. In addition, award payouts are further subject to a mandatory two-year post-vesting delayed delivery such that the awards will not be completely distributed until 6.58 years following the grant date, or October 31, 2027. Like MSU, PSU and other LTIP awards, in accordance with the Committee’s intentions, the payout under the 2021 LTIP will be determined based on the Company’s performance.

Award payouts, if any, will be based on a specific target multiple of each participant’s base salary in effect on January 1, 2021. The following describes the target multiple of base salary and form of payout for each NEO:

	Target Multiple of Base Salary	Payout Method

CEO	1.35	100% shares
CFO	1.00	100% shares
CAO	0.75	100% shares

The Awards are reflected in the Summary Compensation Table as “Stock Awards” in fiscal 2021 even though they remain subject to vesting restrictions during 2023, 2024 and 2025 and mandatory holding restrictions through fiscal 2025, 2026 and 2027, as discussed below.

Potential Award payouts range from 0% to 250% of the target award depending on performance against two metrics, “Pre-tax Profit” and “Annualized Interest Incurred”, with no payout if Pre-tax Profit during the performance period is less than the maximum Pre-tax Profit performance level under the 2020 Long-Term Incentive Program (“2020 LTIP”). For purposes of the 2021 LTIP, “Pre-tax Profit” is defined as income (loss) before income tax expense and before income (loss) from unconsolidated joint ventures as reflected on the Company’s audited financial statements plus income (loss) before income tax expense for the Company’s unconsolidated joint ventures as reflected on their respective financial statements for the thirty-six month period ending October 31, 2023, excluding the impact of any items deemed by the Committee to be unusual or nonrecurring items and excluding losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs. “Annualized Interest Incurred” is defined as the annualized interest due on the outstanding Homebuilding Debt as of October 31, 2023. “Homebuilding Debt” is defined as total (recourse) notes payable, including the outstanding balances at October 31, 2023 on any revolving credit agreements, and non-recourse property-specific debt, excluding accrued interest, as reflected on our consolidated audited balance sheet, less any debt that has an equity component such as debt convertible into equity, tangible equity units and/or exchangeable notes (not net debt).

As an additional condition of earning each portion of the award and to induce retention, following the performance period, a participant must also be employed through the vesting dates outlined below (other than in cases of death, disability, qualified retirement or specified termination following a change in control of the Company) and will be further subject to a mandatory two-year post-vesting delayed delivery as reflected below.

60% of the award will become vested on October 31, 2023 and would be payable as soon as practicable following October 31, 2025;

20% of the award will become vested on October 31, 2024 and would be payable as soon as practicable following October 31, 2026; and

20% of the award will become vested on October 31, 2025 and would be payable as soon as practicable following October 31, 2027.

Achievement under the 2019 Long-Term Incentive Program

In fiscal 2019, the Company adopted a Long-Term Incentive Program (the “2019 LTIP”) under the 2012 Plan to further aid the Company in retaining key employees and to motivate them to exert their best efforts on behalf of the Company. Specifically, the 2019 LTIP was entirely performance-based and was intended to incentivize achievement of specified pre-tax profit goals as a measure of operational improvement and specified improvements in the Company’s Average Adjusted EBIT Return on Inventory. The Committee chose these metrics to align and incentivize the NEOs to focus on gaining operating efficiencies and improving our bottom line. In particular, using Average Adjusted EBIT Return on Inventory as a financial measure can incentivize increasing EBIT or increasing inventory turns.

Each of the NEOs was a participant in the 2019 LTIP and their award payouts were determined based on actual performance for the full 36-month performance period, subject to certain vesting requirements over an additional 24-month period, as described below. This performance period commenced on November 1, 2018 (the beginning of fiscal 2019) and ended on October 31, 2021 (that is, the performance period covered fiscal 2019, 2020 and 2021). After the performance period, the phantom share awards, as discussed further below, remain subject to vesting conditions during fiscal 2022 and 2023. Like MSU, PSU and other LTIP awards, in accordance with the Committee’s intentions, the payout under the 2019 LTIP was determined based on the Company’s performance.

Award payouts were based on a specific target multiple of each participant’s base salary in effect on January 1, 2019. In order to manage the potential dilutive impact to the Company’s shares outstanding of additional equity grants, the Committee determined that for the 2019 LTIP, it would issue the portion of the award that would have typically been made in shares in phantom shares. Accordingly, the Committee required that 50% of the payout be in the form of cash and 50% of the payout be in the form of phantom shares. The target number of phantom shares was set based on the closing price of the Class A Common Stock on the grant date, regardless of whether the share price increased or decreased by the time the award was determined or distributed. The value of the phantom shares will increase or decrease commensurate with changes in the Company’s stock price and will be settled in cash when the award is distributed. Phantom shares are not dilutive because they do not count against the Company’s shares outstanding. The following describes the target multiple of base salary and form of payout for each NEO:

	Target Multiple of Base Salary	Payout Method

CEO	1.35	50% cash / 50% phantom shares
CFO	1.00	50% cash / 50% phantom shares
CAO	0.75	50% cash / 50% phantom shares

Although the Committee views both the phantom stock and cash portions of the 2019 LTIP as multi-year incentive plan awards, they are reported differently for purposes of the Summary Compensation Table. The phantom share payout portions were reflected as “Stock Awards” in fiscal 2019 at their grant date fair value under ASC Topic 718, which was based on the probable outcome as of the grant date. Conversely, the actual amounts earned on the cash payout portions are reflected in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation” for fiscal 2021 (which coincides with the end of the performance period) even though any phantom share payments remain subject to vesting restrictions during 2022 and 2023.

For purposes of the 2019 LTIP, “Pre-tax Profit” is defined as income (loss) before income tax expense and before income (loss) from unconsolidated joint ventures as reflected on the Company’s audited financial statements plus income (loss) before income tax expense for the Company’s unconsolidated joint ventures as reflected on their respective financial statements for the thirty-six month period ending October 31, 2021, excluding the impact of any items deemed by the Committee to be unusual or nonrecurring items and excluding losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs. “Average Adjusted EBIT Return on Inventory” is defined as the average of the quotients resulting from dividing (A) Adjusted EBIT by (B) Average Inventory for each of fiscal years 2019, 2020 and 2021. “Adjusted EBIT” is determined from the Company’s audited financial statements, excluding the impact of any items deemed by the Committee to be unusual or nonrecurring items and excluding losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs. “Average Inventory” equals the average of the ending inventory balances from the Company’s audited balance sheet, excluding capitalized interest and consolidated inventory not owned, for each of the five consecutive fiscal quarters ending with the last quarter of the fiscal year.

The following table illustrates the percentage of the target award that would have been achieved at each performance level. Awards are interpolated on a linear basis between performance levels but will not be extrapolated above the maximum performance levels listed below:

Cumulative Pre-tax Profit for Fiscal 2019 through Fiscal 2021	Average Adjusted EBIT Return on Inventory for Fiscal 2019, Fiscal 2020 and Fiscal 2021

millions	10.50% or less	12.00%	13.50%	15.00%	16.50%	18.00%	19.50% or more

$100 or more	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award	225% of target award	250% of target award
$75	75% of target award	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award	225% of target award
$50	50% of target award	75% of target award	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award
$25	0% of target award	15% of target award	30% of target award	45% of target award	60% of target award	75% of target award	90% of target award
Less than $25	0% of target award	0% of target award	0% of target award	0% of target award	0% of target award	0% of target award	0% of target award

For the period from fiscal 2019 through fiscal 2021, the Company achieved $266.5 million in cumulative pre-tax profit and average adjusted EBIT Return on Inventory for fiscal 2019 through fiscal 2021 was 22.81%, resulting in a payout of 250% of the target award. As an additional condition of earning each portion of the award and as a retention inducement, following the performance period, a participant must also be employed through the vesting dates outlined below (other than in cases of death, disability, qualified retirement or specified termination following a change in control of the Company). The vesting percentages relate to the earned award value as of October 31, 2021:

60% of the award vested on October 31, 2021 and was paid in January 2022;

20% of the award will become vested on October 31, 2022 and would be payable in January 2023; and

20% of the award will become vested on October 31, 2023 and would be payable in January 2024;

with the cash portion of the earned award value becoming vested and payable before any phantom share portion of the earned award value becomes vested and payable.

OTHER EMPLOYEE BENEFITS

The Company provides additional employee benefits that the Committee believes enhance executive safety, efficiency and time that the executive is able to devote to Company affairs.

We do not believe that special perquisites or other personal benefits should play a major role in our executive compensation program. However, some NEOs are provided one or more of the following items:

Auto allowance, including car maintenance and fuel expense;

Personal use of the Company’s automobiles and of the Company’s fractional aircraft share (limited to the CEO);

Executive term life insurance;

Annual Executive Physical Exam Program;

Golf membership or country club fee reimbursement for personal use (limited to the CEO and CFO); and

Personal income tax preparation services (limited to the CEO).

There are no tax gross-ups on any of the executive perquisites. The Committee annually reviews the elements and level of executive perquisites for the NEOs. In particular, in evaluating the appropriateness of these benefits for the CEO, the Committee takes into consideration the degree to which the CEO is required to travel to various Company locations and business functions on a daily basis. Based on its review, the Committee has requested that the CEO use Company-provided transportation to enhance the efficient use of his time.

The Company makes a matching contribution to all participants, including the NEOs, in the Company’s 401(k) plans of up to 6% of eligible employee compensation, based on tenure. The Company also makes contributions to the executive deferred compensation plan (“EDCP”) for the NEOs and certain other executives of the Company to provide up to 6% of earnings above the annual 401(k) limit for the calendar year, based on tenure. Calendar year contributions are credited in the subsequent fiscal year and reflected in the proxy statement for that year.

Specific benefits and the incremental costs of such benefits are described in detail in the footnotes to the Summary Compensation Table. The Company does not offer any defined benefit pension plans to its employees.

5. ACTIONS FOR FISCAL 2022

The Committee approved a 3.5% base salary increase, effective December 25, 2021, for each of Messrs. Sorsby and O’Connor, which was in line with the Company’s ordinary course merit-based salary and cost of living increase practices. In light of Mr. Hovnanian’s earlier recommendation to reduce his salary by 14.4% to $1,150,000 during fiscal 2021 to be more in line with the base salaries of the other chief executive officers in the Company’s new Peer Group and upon his recommendation, the Committee determined not to increase Mr. Hovnanian’s base salary for fiscal 2022.

Prior to the downturn experienced by the Company in fiscal 2006, the Company’s cash bonuses had generally been based on a measure of return on equity. In more recent years, in light of a more challenging business environment coupled with the continued need to incentivize executives, the Company used a combination of metrics in determining cash bonuses, including EBIT, liquidity balances, total revenue and alternate capital raises.

For fiscal 2022, given the improved conditions surrounding the Company’s business environment and the fact that the Company has returned to a positive equity position, the Committee determined that, instead of using EBIT, liquidity balances, total revenue and alternate capital raises as components of the NEO’s fiscal 2021 bonus formulas, the NEOs’ bonus formulas for fiscal 2022 would return to a measure of return on equity. Specifically, the CEO’s fiscal 2022 bonus will be a percentage of pre-tax profit, including unconsolidated joint ventures, based on the achievement of specified levels of Return on Average Equity (“ROAE”), subject to a specified maximum. The fiscal 2022 bonus formula for the CFO and CAO, in turn, will be a percentage of their respective base salaries based on the achievement of specified levels of ROAE.

The Committee also adopted a new Long-Term Incentive Program (the “2022 LTIP”). Each of the NEOs will be a participant in the 2022 LTIP, and their award payouts will be determined based on the Company’s achievement of specified levels of (1) cumulative pre-tax profit for fiscal 2022 through fiscal 2024, including unconsolidated joint ventures, and (2) the Company’s annualized interest incurred as of October 31, 2024. At the end of the performance period, the awards, if any, are further subject to a mandatory two-year post-vesting delayed delivery such that the awards will not be completely distributed until October 31, 2026. The performance period for the 2022 LTIP commenced on November 1, 2021 and will end on October 31, 2024.

6. TAX DEDUCTIBILITY & ACCOUNTING IMPLICATIONS

As a general matter, the Committee always takes into account the various tax and accounting implications of compensation. When determining amounts of equity grants to executives and employees, the Committee also examines the accounting cost associated with the grants.

7. TIMING & PRICING OF EQUITY AWARDS

With the exception of grants related to new hires and promotions, PSUs, RSUs, MSUs and options are granted on the second Friday in June for all eligible employees. The Company’s practice of setting “fixed” equity award grant dates is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that is likely to result in an increase in its stock price or delay the grant of stock awards until after the release of material, non-public information that is likely to result in a decrease in the Company’s stock price. Exercise prices of stock options, when granted, are generally set at, and cannot be lower than, the closing price per share of the Company's Class A Common Stock on the NYSE on the day of grant.

8. STOCK OWNERSHIP GUIDELINES & DELAYED DELIVERY PERIODS

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines, which set forth recommended minimum amounts of stock ownership, directly or beneficially, for the CEO, CFO, COO (if any) and non-employee Directors. The Corporate Governance and Nominating Committee reviews adherence to the Company’s stock ownership guidelines on an annual basis, which guidelines are incorporated into the Company’s Guidelines. The Company believes these guidelines further enhance the Company’s commitment to aligning the interests of our non-employee Directors and senior management with those of our shareholders.

Under the terms of the ownership guidelines, once the stock ownership guidelines are met, they are deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price on the NYSE.

Senior Executive Officers

The guidelines provide that the following senior executive officers of the Company are requested to achieve and maintain minimum stock ownership amounts as follows within five years after they become subject to the guidelines:

CEO: 6 times current base salary

CFO: 3 times current base salary

COO (if any): 3 times current base salary

As of October 31, 2021, Messrs. Hovnanian, and Sorsby were in compliance with the guidelines.

See “Non-Employee Director Compensation” for information on the stock ownership guidelines for non-employee Directors.

Mandatory Delayed Delivery Period

The Compensation Committee of the Board of Directors of the Company has adopted a policy whereby equity awards granted to the company’s executive officers are subject to a mandatory two-year post-vesting delayed delivery period such that, even after vesting conditions for the applicable award are satisfied and the award is fully vested, delivery of the underlying shares is delayed until the second anniversary of the vesting date, other than equity awards that vest in connection with a qualified termination of employment occurring within two years following a change of control, as governed by the terms of the applicable award agreement.

EXECUTIVE COMPENSATION

1. SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the fiscal years ended October 31, 2021, October 31, 2020 and October 31, 2019 of the CEO, CFO and CAO. These three individuals compose our named executive officers (“NEOs”).

						Non-Equity	Change in Pension Value and Nonqualified
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Incentive Plan Compen- sation	Deferred Compen- sation Earnings	All Other Compen- sation	Total
		($) (1)	($)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)

Ara K. Hovnanian President, Chief Executive Officer and Chairman of the Board	2021	1,257,273	—	3,330,082	—	7,437,438	64,861	388,528	12,478,182
	2020	1,252,429	—	1,435,450	—	5,887,437	54,484	373,142	9,002,942
	2019	1,266,961	—	1,579,118	131,580	2,365,200	35,388	432,836	5,811,083

J. Larry Sorsby Executive Vice President, Chief Financial Officer	2021	762,338	—	1,482,319	—	3,501,250	70,497	177,486	5,993,890
	2020	712,917	—	717,725	—	2,828,242	46,580	185,887	4,491,351
	2019	721,188	—	565,672	131,580	1,427,160	27,673	168,627	3,041,900

Brad G. O’Connor Senior Vice President, Chief Accounting Officer and Treasurer	2021	466,230	—	490,905	—	752,500	17,619	62,004	1,789,258
	2020	435,923	—	146,580	—	580,450	11,877	61,748	1,236,578
	2019	397,865	—	150,003	5,709	240,000	7,316	62,736	863,629

(1)

“Salary” Column. Reflects the prorated base salary for each fiscal year since base salary changes generally occur after the beginning of the fiscal year. Based on the CEO’s recommendation after reviewing the base salaries of other chief executive officers in the Company’s new Peer Group, the Committee decreased the CEO’s base salary by 14.4% to $1,150,000 effective May 31, 2021 to be more in line with the base salaries of other chief executive officers in the Peer Group.

(2)

“Stock Awards” Column. For fiscal 2021, this column reflects the aggregate grant date fair value of the PSU awards and the 2021 LTIP awards granted to the NEOs based upon the probable outcome of the performance conditions as of the grant date. The PSUs included in the table above are subject to performance, and, if earned, awards are subject to vesting restrictions that extend through June 11, 2024 and a mandatory two-year post-vesting delayed delivery that extends through June 11, 2026. The 2021 LTIP awards included in the table above are subject to performance over a three-year period (fiscal 2021, 2022, and 2023) and, if earned, awards are subject to vesting restrictions that extend through the end of fiscal 2025 and a mandatory two-year post-vesting delayed delivery that extends through the end of fiscal 2027. The grant date fair values were, in each case, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnotes (3) and (15) to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021. Assuming the highest level of achievement on performance awards as of the grant date, the aggregate grant date fair values of the PSUs granted in fiscal 2021 would have been $3,032,064, $1,434,816 and $279,924 for Messrs. Hovnanian, Sorsby and O’Connor, respectively, and the aggregate grant date fair values of the 2021 LTIP awards granted in fiscal 2021 would have been $4,535,124, $1,912,277 and $877,357 for Messrs. Hovnanian, Sorsby and O’Connor, respectively.

(3)

“Option Awards” Column. This column reflects the aggregate grant date fair value of stock options awarded in the fiscal year indicated.

(4)

“Non-Equity Incentive Plan Compensation” Column. This column represents the performance-based annual bonus awards described under “Regular Bonuses” above earned by the NEOs in the fiscal year indicated and the 2018 LTIP and 2019 LTIP awards earned by the NEOs in fiscal 2020 and fiscal 2021, respectively. The fiscal 2021 annual bonus awards for Messrs. Hovnanian, Sorsby and O’Connor were $5,300,000, $2,600,000 and $377,500, respectively.

(5)

“Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column. Represents the portions of the interest on the Company contribution amounts in the EDCP that are above the applicable federal interest rate.

(6)

“All Other Compensation” Column. This column discloses all other compensation for the fiscal year indicated, including reportable perquisites and other personal benefits.

(7)

“Total” Column. This column reflects the sum of all the columns of the Summary Compensation Table.

For fiscal 2021, total perquisites and other personal benefits, and those that exceeded the greater of $25,000 or 10% of total perquisites and other personal benefits for each NEO, were as follows:

Name	Total Perquisites and Description		Fiscal 2021 Perquisites that Exceeded the Greater of $25,000 or 10% of Total Perquisites

	Total Fiscal 2021 Perquisites ($)	Types of Perquisites (a)	Personal Use of the Company’s Fractional Aircraft Share ($) (b)	Auto Allowance, Car Maintenance and Fuel ($) (c)	Personal Income Tax Preparation ($)

Ara K. Hovnanian	159,228	(1) (2) (d) (4) (6) (7) (8)	86,891	N/A	41,911
J. Larry Sorsby	40,211	(3) (4) (5)	N/A	33,210	N/A
Brad G. O’Connor	17,372	(3) (4) (5)	N/A	N/A	N/A

(a)

(1) Personal use of the Company’s fractional aircraft share; (2) Personal use of the Company’s automobiles; (3) Auto allowance and car maintenance and fuel expenses; (4) Company-subsidized medical premiums under grandfathered service provision and premiums for long-term disability insurance; (5) Use of the Company’s Annual Executive Physical Exam Program; (6) Golf/country club membership fees or personal use; (7) Personal income tax preparation; and (8) Interest paid by the Company in connection with the executive’s life insurance policy.

(b)

The incremental costs of personal use of the Company’s fractional aircraft share are calculated as the total operating costs (including trip-based management fees) directly associated with personal trips and any repositioning of the aircraft related to personal trips. Because the Company’s aircraft is predominantly used for business trips, other costs are not allocated between business and personal use.

(c)

Represents auto allowance and reimbursements for gas and maintenance for NEOs’ personal vehicles, including for the business use of their vehicles.

(d)

The incremental costs of personal use of the Company’s automobiles are calculated as the allocable share of all costs of the automobiles and certain other costs related to such use for the fiscal year (including depreciation) based upon the percentage of total miles driven during the fiscal year represented by personal trips.

In addition to the perquisites and other personal benefits listed above, the NEOs received the following other compensation in fiscal 2021:

Fiscal 2021 All Other Compensation Other Than Perquisites
(Supplemental Table)

Name	Term Life Insurance Premiums	Company Contributions to the Executive’s Retirement Plan (401(k))	Company Contributions to the Executive Deferred Compensation Plan (EDCP)
	($)	($)	($)

Ara K. Hovnanian	4,794	17,400	207,106
J. Larry Sorsby	5,285	17,400	114,590
Brad G. O’Connor	1,804	17,400	25,428

2. GRANTS OF PLAN-BASED AWARDS IN FISCAL 2021

The following table summarizes both:

The potential equity and non-equity incentive plan awards that could have been or could be earned by each of the NEOs at the defined levels of “Threshold,” “Target” and “Maximum” based on the performance-based awards granted to the NEOs in fiscal 2021; and

All other plan-based awards granted in fiscal 2021.

Each of the following columns is described in the footnotes below the table.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			Grant Date Fair Value of Stock Awards ($) (5)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Ara K. Hovnanian	Bonus (1)		0	2,200,000	5,300,000
	LTIP (2)	03/30/21				0	23,602	59,005	1,814,050
	PSUs (3)	06/11/21				5,600	11,200	22,400	758,016
	PSUs (4)	06/11/21				5,600	11,200	22,400	758,016

J. Larry Sorsby	Bonus (1)		0	1,220,000	2,600,000
	LTIP (2)	03/30/21				0	9,952	24,880	764,911
	PSUs (3)	06/11/21				2,650	5,300	10,600	358,704
	PSUs (4)	06/11/21				2,650	5,300	10,600	358,704

Brad G. O’Connor	Bonus (1)		0	232,500	377,500
	LTIP (2)	03/30/21				0	4,566	11,415	350,943
	PSUs (3)	06/11/21				517	1,034	2,068	69,981
	PSUs (4)	06/11/21				517	1,034	2,068	69,981

(1)

Regular Bonuses. As described above under “Regular Bonuses” in the Compensation Discussion and Analysis, the fiscal 2021 bonus formula for the NEOs was based on EBIT, Liquidity Balances, Total Revenue and Alternative Capital Raises. These NEOs would not earn any bonus if (1) EBIT in fiscal 2021 was less than $235 million, (2) Liquidity Balances were above $200 million for fewer than two fiscal 2021 quarter-ends, (3) Total Revenue was less than $2.6 billion and (4) Alternative Capital Raises in fiscal 2021 were $0. Because bonus amounts above that level in EBIT, Liquidity Balances, Total Revenue and Alternative Capital Raises, however, would be interpolated, $0 has been disclosed at the “threshold” level for purposes of the above table for these NEOs.

For purposes of the above table presentation, the bonus earned at the “target” level for the NEOs would be the amount that could be earned if (1) EBIT for fiscal 2021 was $275 million, (2) Liquidity Balances were above $200 million for three fiscal 2021 quarter-ends, (3) Total Revenue for fiscal 2021 was $2.65 billion and (4) Alternative Capital Raises in fiscal 2021 were $100 million.

The bonus earned at the “maximum” level for the NEOs would be the amount that could be earned if (1) EBIT for fiscal 2021 was $335 million or more, (2) Liquidity Balances were above $200 million for all four fiscal 2021 quarter-ends, (3) Total Revenue for fiscal 2021 was $2.7 billion or more and (4) Alternative Capital Raises in fiscal 2021 were $125 million.

(2)

2021 LTIP Awards. Represents each NEO’s 2021 LTIP award which is payable entirely in shares.

As a condition of earning each portion of the 2021 LTIP awards, except in the case of death, disability, qualified retirement (as defined below) or a qualifying termination in the case of a change in control, the NEO must be employed through the vesting dates. In the event of death prior to the end of the performance period, the NEO’s beneficiary would be eligible for a pro rata award in October 2025 based on results for the full performance period and the number of full months of service during the performance period. In the event of death following the end of the performance period, the NEO’s beneficiary would be eligible to receive any unpaid, earned portion of the award upon the earlier of the second anniversary of the vesting date or the second anniversary of the NEO’s death. In the event of termination due to disability prior to the end of the performance period, the NEO would be eligible to receive a pro rata award on the scheduled payout dates based on results for the full performance period and the number of full months of service during the performance period. In the event of termination due to disability following the end of the performance period, the NEO would be eligible to receive any unpaid, earned portions of the award on the scheduled payout dates as if there were no termination of employment. In the event of a qualified retirement, but only if the NEO is employed for at least one-third of the performance period, the NEO would be eligible to receive a pro rata award on the scheduled payout dates based on results for the full performance period and the number of full months of service during the performance period. “Retirement” means termination of employment on or after age 60, or on or after age 58 with at least 15 years of “Service” to the Company and its subsidiaries immediately preceding such termination of employment. For this purpose, “Service” means the period of employment immediately preceding Retirement, plus any prior periods of employment with the Company and its subsidiaries of one or more years’ duration, unless they were succeeded by a period of non-employment with the Company and its subsidiaries of more than three years’ duration. In the event of a qualifying termination in the case of a change in control prior to the end of the performance period, the award would be deemed earned at the target level and would become immediately vested and payable to the NEO. In the event of a qualifying termination in the case of a change in control following the end of the performance period, any unpaid, earned portions of the award would become immediately vested and payable to the NEO.

(3)

PSU Awards (EBIT). Represents PSUs granted to the NEOs in fiscal 2021. Earned PSUs, if any, vest in on the third anniversary of the grant date and are further subject to a mandatory two-year post-vesting delayed delivery. As discussed in the Compensation Discussion and Analysis, Mr. Hovnanian’s PSU award was granted in the form of rights to receive shares of Class B Common Stock and other NEOs’ PSU awards were granted in the form of rights to receive shares of Class A Common Stock.

(4)

PSU Awards (EBIT ROI). Represents PSUs granted to the NEOs in fiscal 2021. Earned PSUs, if any, vest in on the third anniversary of the grant date and are further subject to a mandatory two-year post-vesting delayed delivery. As discussed in the Compensation Discussion and Analysis, Mr. Hovnanian’s PSU award was granted in the form of rights to receive shares of Class B Common Stock and other NEOs’ PSU awards were granted in the form of rights to receive shares of Class A Common Stock.

(5)

“Grant Date Fair Value of Stock Awards” Column. The grant date fair value of PSU and RSU grants were computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnotes (3) and (15) to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021.

3. OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END

The following table shows all unexercised stock options, unvested RSUs, unearned and/ or unvested MSUs and PSUs, unvested share portions of the 2018 LTIP, unvested phantom share portions of the 2019 LTIP and unearned share portions of the 2021 LTIP held at the end of fiscal 2021 by the NEOs.

		Option Awards (1)				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer- cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or other Rights that have not vested ($)

Ara K. Hovnanian	06/08/12	24,000	—	72.00	06/07/22	—	—	—	—
	06/14/13	12,000	—	157.00	06/13/23	—	—	—	—
	06/10/16	10,000 (2)	—	56.75	06/09/26	—	—	—	—
	06/09/17	—	—	—	—	—	—	5,250 (3)	442,365 (3)
	06/09/17	—	—	—	—	—	—	2,625 (4)	221,183 (4)
	12/01/17	—	—	—	—	— (5)	— (5)	—	—
	06/08/18	—	10,000 (6)	61.00	06/07/28	—	—	—	—
	06/08/18	—	—	—	—	—	—	12,000 (7)	1,011,120 (7)
	06/08/18	—	—	—	—	—	—	6,000 (8)	505,560 (8)
	06/08/18	—	—	—	—	—	—	6,000 (9)	505,560 (9)
	03/18/19	—	—	—	—	— (10)	— (10)	—	—
	06/14/19	30,000 (11)	—	9.81	06/13/29	—	—	—	—
	06/14/19	—	—	—	—	—	—	54,000 (12)	4,550,040 (12)
	06/14/19	—	—	—	—	—	—	36,000 (13)	3,033,360 (13)
	06/14/19	—	—	—	—	—	—	36,000 (14)	3,033,360 (14)
	03/30/21	—	—	—	—	—	—	59,005 (15)	4,971,761 (15)
	06/11/21	—	—	—	—	—	—	5,600 (16)	471,856 (16)
	06/11/21	—	—	—	—	—	—	22,400 (17)	1,887,424 (17)

		Option Awards (1)				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer- cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or other Rights that have not vested ($)

J. Larry Sorsby	06/08/12	4,800	—	72.00	06/07/22	—	—	—	—
	06/14/13	2,400	—	157.00	06/13/23	—	—	—	—
	06/10/16	10,000 (2)	—	56.75	06/09/26	—	—	—	—
	06/09/17	—	—	—	—	—	—	1,488 (3)	125,337 (3)
	06/09/17	—	—	—	—	—	—	744 (4)	62,668 (4)
	12/01/17	—	—	—	—	— (5)	— (5)	—	—
	06/08/18	—	10,000 (6)	61.00	06/07/28	—	—	—	—
	06/08/18	—	—	—	—	—	—	3,400 (7)	286,484 (7)
	06/08/18	—	—	—	—	—	—	1,700 (8)	143,242 (8)
	06/08/18	—	—	—	—	—	—	1,700 (9)	143,242 (9)
	03/18/19	—	—	—	—	— (10)	— (10)	—	—
	06/14/19	30,000 (11)	—	9.81	06/13/29	—	—	—	—
	06/14/19	—	—	—	—	—	—	15,300 (12)	1,289,178 (12)
	06/14/19	—	—	—	—	—	—	10,200 (13)	859,452 (13)
	06/14/19	—	—	—	—	—	—	10,200 (14)	859,452 (14)
	03/30/21	—	—	—	—	—	—	24,880 (15)	2,096,389 (15)
	06/11/21	—	—	—	—	—	—	2,650 (16)	223,289 (16)
	06/11/21	—	—	—	—	—	—	10,600 (17)	893,156 (17)

		Option Awards (1)				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer- cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or other Rights that have not vested ($)

Brad G. O’Connor	06/08/12	800	—	54.00	06/07/22	—	—	—	—
	06/14/13	800	—	157.00	06/13/23	—	—	—	—
	06/13/14	800	—	110.25	06/12/24	—	—	—	—
	06/12/15	800	—	66.75	06/11/25	—	—	—	—
	06/10/16	1,000	—	42.50	06/09/26	—	—	—	—
	06/10/16	2,000 (18)	—	42.50	06/09/26	—	—	—	—
	06/09/17	375	125	56.25	06/08/27	61 (19)	5,140 (19)	—	—
	12/01/17	—	—	—	—	2,351 (5)	198,095 (5)	—	—
	06/08/18	500	500	48.75	06/07/28	—	—	—	—
	03/18/19	—	—	—	—	12,125 (10)	1,021,653 (10)	—	—
	06/14/19	300	900	7.85	06/13/29	—	—	—	—
	06/12/20	—	—	—	—	7,000 (20)	589,820 (20)	—	—
	03/30/21	—	—	—	—	—	—	—	—
	06/11/21	—	—	—	—	—	—	—	—
	06/11/21	—	—	—	—	—	—	—	—
	03/30/21	—	—	—	—	—	—	11,415 (15)	961,828 (15)
	06/11/21	—	—	—	—	—	—	517 (16)	43,562 (16)
	06/11/21	—	—	—	—	—	—	2,068 (17)	174,250 (17)

(1)

The options represented in the table (except as discussed in footnotes (2), (6) and (18) below) vest 25% per year beginning on the second anniversary of the date of grant. In each case, upon termination due to death, disability or qualified retirement, or, for awards granted after May 2014, in connection with a qualifying termination in the case of a change in control, the options, to the extent not previously vested and exercised, would become fully vested and exercisable, subject to having met the performance conditions, if any. As of October 31, 2021, Messrs. Hovnanian and Sorsby were retirement eligible and qualified for accelerated vesting on the basis of retirement. Therefore, for purposes of this table, all of these NEOs’ outstanding options for which the performance conditions, if any, have been met have been treated as immediately vested (except as discussed in footnotes (2) and (6) below). In addition, the Company has entered into a change in control severance agreement with Mr. O’Connor that would apply to vesting and exercise of his options upon a change in control. See footnote (5) to the Potential Payments Upon Termination or Change-in-Control Table. All stock option grants were made in the form of rights to receive shares of Class A Common Stock except, as discussed in the Compensation Discussion and Analysis, for the CEO, whose grants were made in the form of rights to receive shares of Class B Common Stock.

(2)

Represents stock options granted on June 10, 2016 which have an exercise price set 33 1/3% above the closing stock price on the date of grant and vest on the fourth anniversary of the grant with no acceleration upon retirement or disability.

(3)

Represents the number and value of the shares underlying the portion of the MSU awards granted on June 9, 2017 that is not subject to financial performance conditions in addition to the stock price performance conditions applicable to all MSU awards. Based on the average closing trading price of the Company’s Class A Common Stock on the NYSE over the 60 calendar day period ending on October 31, 2021, stock price performance was between the target and maximum levels; therefore the number of shares underlying the awards is based on maximum stock price performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

(4)

Represents the number and value of the shares underlying the portion of the MSU awards granted on June 9, 2017 that is subject to a gross margin improvement performance condition in addition to the stock price performance conditions applicable to all MSU awards. Because the actual performance achieved for the gross margin performance condition was above the maximum performance level, the number and value of shares underlying the awards are based on maximum financial performance. Based on the average closing trading price of the Company’s Class A Common Stock on the NYSE over the 60 calendar day period ending on October 31, 2021, stock price performance was between the target and maximum levels; therefore the number of shares underlying the awards is based on maximum stock price performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

(5)

Represents the number and value of the shares underlying the share portion of the 2018 LTIP awards granted on December 1, 2017 based on actual results that are still subject to future vesting. Because Messrs. Hovnanian and Sorsby were “retirement eligible” as of October 31, 2021 and qualified for accelerated vesting on the basis of retirement, the share portion of their 2018 LTIP awards is treated as being vested.

(6)

Represents stock options granted on June 8, 2018 which have an exercise price set 25% above the closing stock price on the date of grant and vest on the fourth anniversary of the grant with no acceleration upon retirement or disability.

(7)

Represents the number and value of the shares underlying the portion of the MSU awards granted on June 8, 2018 that is not subject to financial performance conditions in addition to the stock price performance conditions applicable to all MSU awards. Based on the average closing trading price of the Company’s Class A Common Stock on the NYSE over the 60 calendar day period ending on October 31, 2021, stock price performance was between the target and maximum levels; therefore the number of shares underlying the awards is based on maximum stock price performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

(8)

Represents the number and value of the shares underlying the portion of the MSU awards granted on June 8, 2018 that is subject to a community count performance condition in addition to the stock price performance conditions applicable to all MSU awards. Because the actual performance achieved for the community count performance condition was above the maximum performance level, the number and value of shares underlying the awards are based on maximum financial performance. Based on the average closing trading price of the Company’s Class A Common Stock on the NYSE over the 60 calendar day period ending on October 31, 2021, stock price performance was between the target and maximum levels; therefore the number of shares underlying the awards is based on maximum stock price performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

(9)

Represents the number and value of the shares underlying the portion of the MSU awards granted on June 8, 2018 that is subject to a pre-tax profit improvement performance condition in addition to the stock price performance conditions applicable to all MSU awards. Because the actual performance achieved for the pre-tax profit improvement performance condition was above the maximum performance level, the number and value of shares underlying the awards are based on maximum financial performance. Based on the average closing trading price of the Company’s Class A Common Stock on the NYSE over the 60 calendar day period ending on October 31, 2021, stock price performance was between the target and maximum levels; therefore the number of shares underlying the awards is based on maximum stock price performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

(10)

Represents the number and value of the shares underlying the phantom share portion of the 2019 LTIP awards granted on March 18, 2019 based on actual results that are still subject to future vesting. Because Messrs. Hovnanian and Sorsby were “retirement eligible” as of October 31, 2021 and qualified for accelerated vesting on the basis of retirement, the phantom share portion of their 2019 LTIP awards is treated as being vested.

(11)

Represents stock options granted on June 14, 2019 which have an exercise price set 25% above the closing stock price on the date of grant and generally vest in four equal installments beginning on the second anniversary of the grant. Because Messrs. Hovnanian and Sorsby were “retirement eligible” as of October 31, 2021 and qualify for accelerated vesting on the basis of retirement, the option awards are treated as being vested.

(12)

Represents the number and value of the shares underlying the portion of the MSU awards granted on June 14, 2019 that is not subject to financial performance conditions in addition to the stock price performance conditions applicable to all MSU awards. Based on the average closing trading price of the Company’s Class A Common Stock on the NYSE over the 30 calendar day period ending on October 31, 2021, stock price performance was above the maximum level; therefore the number of shares underlying the awards is based on maximum performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

(13)

Represents the number and value of the shares underlying the portion of the MSU awards granted on June 14, 2019 that is subject to a community count performance condition in addition to the stock price performance conditions applicable to all MSU awards. Because the actual performance achieved for the community count performance condition was above the maximum performance level, the number and value of shares underlying the awards are based on maximum financial performance. Based on the average closing trading price of the Company’s Class A Common Stock on the NYSE over the 30 calendar day period ending on October 31, 2021, stock price performance was above the maximum level; therefore the number of shares underlying the awards is based on maximum performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

(14)

Represents the number and value of the shares underlying the portion of the MSU awards granted on June 14, 2019 that is subject to a pre-tax profit performance condition in addition to the stock price performance conditions applicable to all MSU awards. Because the actual performance achieved for the pre-tax profit improvement performance condition was above the maximum performance level, the number and value of shares underlying the awards are based on maximum financial performance. Based on the average closing trading price of the Company’s Class A Common Stock on the NYSE over the 30 calendar day period ending on October 31, 2021, stock price performance was above the maximum level; therefore the number of shares underlying the awards is based on maximum performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29.

(15)

Represents the number and value of the shares underlying the 2021 LTIP awards granted on March 30, 2021. Because performance through the end of fiscal 2021 was between the target and maximum levels, the number of shares underlying the awards is based on maximum performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

(16)

Represents the number and value of the shares underlying the PSU awards granted on June 11, 2021 that is subject to an absolute EBIT performance condition. Because performance through the end of fiscal 2021 was at threshold, the number of shares underlying the awards is based on threshold performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

(17)

Represents the number and value of the shares underlying the PSU awards granted on June 11, 2021 that is subject to a relative EBIT ROI performance condition. Because performance through the end of fiscal 2021 was between the target and maximum levels, the number of shares underlying the awards is based on maximum performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

(18)

Represents stock options granted on June 10, 2016 which vest one-third per year beginning on the third anniversary of the date of grant.

(19)

These RSUs vest 25% per year beginning on the second anniversary of the date of grant. Upon termination due to death, disability, qualified retirement on or after the first anniversary of the date of the grant or in connection with a qualifying termination in the case of a change in control, the RSUs, to the extent not previously vested and distributed, would become fully vested and distributable. As of October 31, 2021, Mr. O’Connor was not retirement eligible and did not qualify for accelerated vesting on the basis of retirement. In addition, the Company has entered into a change in control severance agreement with Mr. O’Connor that would apply to vesting of his RSUs upon a change in control. See footnote (5) to the Potential Payments Upon Termination or Change-in-Control Table. These RSU grants were made in the form of rights to receive shares of Class A Common Stock.

(20)

These RSUs vest 25% per year beginning on the second anniversary of the date of grant. Upon termination due to death, disability, qualified retirement or in connection with a qualifying termination in the case of a change in control, the RSUs, to the extent not previously vested and distributed, would become fully vested and distributable. As of October 31, 2021, Mr. O’Connor was not retirement eligible and did not qualify for accelerated vesting on the basis of retirement. In addition, the Company has entered into a change in control severance agreement with Mr. O’Connor that would apply to vesting of his RSUs upon a change in control. See footnote (5) to the Potential Payments Upon Termination or Change-in-Control Table. These RSU grants were made in the form of rights to receive shares of Class A Common Stock.

4. OPTION EXERCISES & STOCK VESTED IN FISCAL 2021

The following table discloses information with respect to stock options exercised by the NEOs in fiscal 2021 and stock awards held by them that vested or are treated as having vested in fiscal 2021:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Ara K. Hovnanian	13,500	721,980	388,113	36,970,332 (3)
J. Larry Sorsby	2,700	144,396	170,647	16,408,552 (4)
Brad G. O’Connor	540	28,879	15,102	1,273,320 (5)

(1)

Represents value realized upon exercise on March 10, 2021 based on a market price of $101.73.

(2)

Based on the closing trading price of the Company’s Class A Common Stock on the NYSE on the vesting date.

(3)

Represents 190,000 shares of Class B Common Stock from his 2020 PSU award and 147,410 cash-settled phantom shares from his 2019 LTIP award that were deemed vested in fiscal 2021 due to Mr. Hovnanian’s retirement eligibility but will not be delivered until future years plus 10,500 shares of Class B Common Stock from his June 10, 2016 MSU grants that vested on June 10, 2021, 7,875 shares of Class B Common Stock from his June 9, 2017 MSU grants that vested on June 9, 2021, 2,328 and 12,000 shares of Class B Common Stock from his June 8, 2018 MSU grants that vested on January 1, 2021 and June 8, 2021, respectively, and 18,000 shares of Class B Common Stock from his June 14, 2019 MSU grant that vested on June 14, 2021.

(4)

Represents 95,000 shares of Class A Common Stock from his 2020 PSU award and 62,155 cash-settled phantom shares from his 2019 LTIP award that were deemed vested in fiscal 2021 due to Mr. Sorsby’s retirement eligibility but will not be delivered until future years plus 2,100 shares of Class A Common Stock from his June 10, 2016 MSU grants that vested on June 10, 2021, 2,232 shares of Class A Common Stock from his June 9, 2017 MSU grants that vested on June 9, 2021, 660 and 3,400 shares of Class A Common Stock from his June 8, 2018 MSU grants that vested on January 1, 2021 and June 8, 2021, respectively, and 5,100 shares of Class A Common Stock from his June 14, 2019 MSU grant that vested on June 14, 2021.

(5)

Represents 63 shares of Class A Common Stock from his June 9, 2017 RSU grant that vested on June 9, 2021, 1,301 shares of Class A Common Stock from his 2018 LTIP award that vested on October 31, 2021 and 13,738 cash-settled phantom shares from his 2019 LTIP award that vested on October 31, 2021.

5. NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2021

The following table provides a summary of the NEOs’ participation in the Company’s nonqualified EDCP during fiscal 2021. In addition, the table provides, for Messrs. Hovnanian and Sorsby, information regarding the share portion of their respective 2016 LTIP and 2018 LTIP awards that were considered to have vested in a prior year and the phantom share portion of their 2019 LTIP awards and their 2020 PSU awards that are deemed to have vested due to retirement eligibility in fiscal 2021 but which will not be delivered until future years.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Name	($)	($) (1)	($) (2)	($) (3)	($) (4)

Ara K. Hovnanian	—	207,106	78,962	322,155	863,817
	—	25,657,309	(2,296,377)	64,034	24,285,333
J. Larry Sorsby	—	114,590	85,445	—	968,410
	—	12,372,386	(1,332,397)	24,144	11,390,772
Brad G. O’Connor	—	25,428	21,359	—	241,248

(1)

“Registrant Contributions in Last Fiscal Year” Column. This column represents, in the first or only row for each NEO, the Company’s contributions to the EDCP accounts of the NEOs in fiscal 2021 to make them whole for the fact that the 401(k) plan imposes limits on compensation that may be recognized for employer contribution purposes. These values are also reflected in the “All Other Compensation” column of the Summary Compensation Table. See footnote (6) to the Summary Compensation Table. For the second row under Messrs. Hovnanian and Sorsby’s names, this column represents the market value of the 2019 LTIP phantom share awards and the 2020 PSU awards that were deemed vested due to retirement eligibility but which but which will not be delivered until future years, calculated based upon the closing market price of the Company’s Class A Common Stock on the NYSE as of the date the awards were deemed vested.

(2)

“Aggregate Earnings in Last Fiscal Year” Column. This column represents, in the first or only row for each NEO, both realized and unrealized earnings/(losses) on the EDCP’s total account balance. The portions of these earnings above the applicable federal interest rate for Messrs. Hovnanian, Sorsby and O’Connor are $64,861, $70,497 and $17,619, respectively, which are reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal 2021. For Messrs. Hovnanian and Sorsby, the second row under their names represents earnings/(losses) on the undelivered portions of the shares of Class A Common Stock or Class B Common Stock underlying the share portion of the 2016 LTIP, 2018 LTIP and 2020 PSU awards and the phantom share portion of the 2019 LTIP awards for these NEOs, which earnings/(losses) have been “realized” only to the extent of the shares delivered during fiscal 2021. No such earnings are considered above-market or preferential and, accordingly, are not included in the Summary Compensation Table.

(3)

“Aggregate Withdrawals/Distribution” Column. This column represents, in the first or only row for each NEO, as applicable, the payouts or distributions to the NEOs of vested amounts of deferred compensation pursuant to their elections under the EDCP. For Messrs. Hovnanian and Sorsby, the second row under their names represents the value “realized” upon the delivery of the shares of Class A Common Stock or Class B Common Stock underlying the share portion of their 2016 LTIP awards that had been considered vested in fiscal 2018, due to their retirement eligibility, based upon the closing trading price of the Company’s Class A Common Stock on the NYSE on the date of delivery.

(4)

“Aggregate Balance at Last Fiscal Year” Column. This column represents, in the first or only row for each NEO, the net balance of the NEOs’ EDCP accounts based on an aggregation of all sub-accounts (discussed below). The majority of such balances reflect executive and Company contributions that were included in Summary Compensation tables in previous years. For the second row under Messrs. Hovnanian and Sorsby’s names, this column represents the market value of the share portions of their 2018 LTIP and 2020 PSU awards and the phantom share portion of their 2019 LTIP awards that are deemed vested due to retirement eligibility but which will not be delivered until future years, calculated based upon the closing market price of the Company’s Class A Common Stock on the NYSE as of October 29, 2021. The grant date fair values of the 2018 LTIP awards that were included as compensation in the Summary Compensation Table in fiscal 2018 were $830,073 and $315,000 for Messrs. Hovnanian and Sorsby, respectively, based upon the probable outcome of the performance conditions on the grant date. The grant date fair values of the 2019 LTIP awards that were included as compensation in the Summary Compensation Table in fiscal 2019 were $854,978 and $360,499 for Messrs. Hovnanian and Sorsby, respectively, based upon the probable outcome of the performance conditions on the grant date.

Narrative To The Nonqualified Deferred Compensation For Fiscal 2021 Table

The EDCP’s total account balance is equal to the sum of (1) the “Deferred Share Deferral Account” balance and (2) the “Company Contribution Account” balance. The “Deferred Share Deferral Account” balance includes the value of vested stock awarded under any Company stock incentive plan for which shares may have been deferred under the EDCP. The “Company Contribution Account” balance consists of the annual Company “make-whole” contribution amounts under the plan. During calendar years 2020 and 2021, amounts in the “Company Contribution Account” balances were credited with earnings based on the weighted average yield on the Company’s then outstanding senior secured and unsecured notes as of the preceding December 1st, or 9.6% for calendar year 2020 and 10.1% for calendar year 2021. Following a termination of employment, a participant’s account balance in the EDCP will be paid in a lump sum or in annual installments of between two to 15 years, as further set forth in the EDCP and pursuant to the terms of the participant’s elections.

6. POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table summarizes payments and benefits that would be payable to each of the NEOs in the event of his termination of employment or upon the occurrence of a change-in-control (each a “triggering event”). For purposes of this table, the effective date of the triggering event is assumed to be October 31, 2021, the last day of fiscal 2021. The table does not include any payments that are described in the “Nonqualified Deferred Compensation for Fiscal 2021” table above.

	Voluntary Termination		Involuntary Termination		Change in Control

Named Executive Officer	With or Without		With or			With Involuntary Termination Other Than for Cause or
	Good Reason	Qualified Retirement	Without Cause	Death or Disability	Without Termination	Termination with Good Reason
Form of Compensation	($)	($)	($)	($)	($)	($)

Ara K. Hovnanian
Accelerated vesting of annual bonus awards (1)	—	—	—	—	—	—
Accelerated vesting of equity awards (2)	—	1,675,125	—	1,907,725	—	16,992,961
Accelerated vesting of LTIP awards (3)	—	—	—	—	—	3,749,954
Contractual disability/death payment (4)	—	—	—	10,000,000	—	—
Cash severance payment	—	—	—	—	—	—
Accrued and unpaid vacation (6)	—	—	—	—	—	—
TOTAL	—	1,675,125	—	11,907,725	—	20,742,915

	Voluntary Termination		Involuntary Termination		Change in Control

Named Executive Officer	With or Without		With or			With Involuntary Termination Other Than for Cause or
	Good Reason	Qualified Retirement	Without Cause	Death or Disability	Without Termination	Termination with Good Reason
Form of Compensation	($)	($)	($)	($)	($)	($)

J. Larry Sorsby
Accelerated vesting of annual bonus awards (1)	—	—	—	—	—	—
Accelerated vesting of equity awards (2)	—	1,675,125	—	1,907,725	—	6,540,256
Accelerated vesting of LTIP awards (3)	—	—	—	—	—	1,581,186
Contractual disability/death payment (4)	—	—	—	—	—	—
Cash severance payment	—	—	—	—	—	—
Accrued and unpaid vacation (6)	138,770	138,770	138,770	138,770	—	138,770
TOTAL	138,770	1,813,895	138,770	2,046,495	—	8,260,211

Brad G. O’Connor
Accelerated vesting of annual bonus awards (1)	—	—	—	—	—	—
Accelerated vesting of equity awards (2)	—	—	—	684,985	—	859,235
Accelerated vesting of LTIP awards (3)	—	—	—	1,219,748	—	1,944,379
Contractual disability/death payment (4)	—	—	—	—	—	—
Cash severance payment	—	—	—	—	—	781,452
Accrued and unpaid vacation (6)	35,422	35,422	35,422	35,422	—	35,422
TOTAL	35,422	35,422	35,422	1,940,155	—	3,620,488

For purposes of this table presentation, consideration of the forms of compensation or additional payments or benefits to an NEO in the event of a triggering event includes:

(1)

Accelerated vesting of annual bonus awards. According to the Company’s bonus program’s policies and procedures, the fiscal 2021 regular bonus award is considered earned only if an NEO is on the payroll and employed by the Company on the date that it is scheduled to be paid. However, if an NEO’s termination were due to retirement on or after age 58, a reduction in force, position elimination, death or disability, the NEO would be eligible for a prorated payment through his termination date, less any amounts previously paid. Because Messrs. Hovnanian and Sorsby have reached age 58, any voluntary termination of their employment would be considered a qualified retirement. Any such prorated payments would be paid on the date the bonuses are regularly scheduled to be paid. All bonus amounts payable with respect to fiscal 2021 are reflected in the Summary Compensation Table and are not also included in the table above.

(2)

Accelerated vesting of equity awards. The values in this table are calculated at the closing trading price of the Company’s Class A Common Stock on October 29, 2021 ($84.26).

Stock Options and RSUs: Under circumstances other than death, disability or qualified retirement, or, for awards granted after May 2014, in connection with a qualifying termination in the case of a change in control, upon termination, any unvested stock options and RSUs are canceled in accordance with their respective agreements. In the event of death, disability or qualified retirement, or, for awards granted after May 2014, in connection with a qualifying termination in the case of a change in control, any unvested RSUs vest and are settled within 60 days, subject to delay if required under Section 409A of the Internal Revenue Code. Except for the stock options granted to Messrs. Hovnanian and Sorsby on June 8, 2018, in the event of death, disability or qualified retirement, or, for awards granted after May 2014, in connection with a qualifying termination in the case of a change in control, unvested stock options immediately become fully vested and exercisable. The stock options granted to Messrs. Hovnanian and Sorsby on June 8, 2018 are forfeited in the case of disability or retirement prior to the June 8, 2022 vesting date, in which case the amount reflected in this row would have been $1,675,125 for each of Messrs. Hovnanian and Sorsby. In the case of death prior to this vesting date, these stock options immediately become fully vested and exercisable. The “Death or Disability” column reflects the values for RSUs and stock options that have in-service time-based vesting dates after October 31, 2021, if any. Except in the case of the stock options granted to Messrs. Hovnanian and Sorsby on June 8, 2018, the “Qualifying Retirement” and “Change in Control – With Involuntary Termination Other Than for Cause or Termination with Good Reason” column reflects the values for RSUs and stock options that have in-service time-based vesting dates after October 31, 2021, if any. Except in the case of the stock options granted to Messrs. Hovnanian and Sorsby on June 8, 2018, Messrs. Hovnanian and Sorsby were retirement-eligible under their stock option agreements as of October 31, 2021.

MSUs: Under circumstances other than death, disability, qualified retirement or in connection with a qualifying termination in the case of a change in control, any unvested MSUs are canceled upon termination. MSUs accelerate in connection with a qualifying termination in the case of a change in control but not in the event of death, disability or qualified retirement. In the case of death, disability or qualified retirement, the MSUs remain outstanding and the participant is eligible to receive the earned shares in accordance with the regular vesting schedule. The number of shares underlying the MSU awards granted prior to fiscal 2019 for Messrs. Hovnanian and Sorsby are calculated based on the average closing trading price of the Company’s Class A Common Stock on the NYSE over the 60 calendar day period ending on October 31, 2021 ($93.79) but valued based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021. The number of shares underlying the MSU awards granted during fiscal 2019 for Messrs. Hovnanian and Sorsby are calculated based on the average closing trading price of the Company’s Class A Common Stock on the NYSE over the 30 calendar day period ending on October 31, 2021 ($87.16) but valued based on the closing trading price of the Company’s Class A Common Stock on October 29, 2021.

PSUs: Under circumstances other than death, disability, qualified retirement or in connection with a qualifying termination in the case of a change in control, any unvested PSUs are canceled upon termination. PSUs accelerate in connection with a qualifying termination in the case of a change in control. In the event of death, disability or qualified retirement before the end of the performance period, PSUs remain outstanding until actual performance is determined following the end of the performance period and then any earned PSUs shall become vested and deliverable within 60 days after the delivery date. In the event of death, disability or qualified retirement after the end of the performance period, any previously unvested earned PSUs shall become vested and deliverable within 60 days after the delivery date. The delivery date is the date that is the earlier of (1) the second anniversary of the vesting date or (2) the second anniversary of the date of the participant’s qualified termination. Because the effective date of the triggering event is assumed to be October 31, 2021 which is before the end of the PSU performance period for the 2021 PSUs, no 2021 PSU values are included under the “Death or Disability” and “Qualifying Retirement” columns and the 2021 PSU values in the “Change in Control – With Involuntary Termination Other Than for Cause or Termination with Good Reason” column are based on target performance.

(3)

Accelerated vesting of LTIP awards.

2021 LTIP: Accelerated vesting of LTIP awards. Except in the case of death, disability, a qualified retirement or a qualifying termination in the case of a change in control, 2021 LTIP participants who terminate prior to the end of the performance period (October 31, 2023) forfeit all of their 2021 LTIP awards. In the case of death prior to the end of the performance period, the participant is eligible to receive a prorated award payable in October 2025. In the case of disability or a qualified retirement following a period of employment covering at least one-third of the performance period, the participant is eligible to receive a prorated award in accordance with the following regular payout schedule: (1) 60% of the award will become payable in October 2025, (2) 20% of the award will become payable in October 2026 and (3) 20% of the award will become payable in October 2027. In the event the participant is involuntarily terminated without cause or the participant terminates employment for good reason, in either case, within two years following a change in control, the remaining portion of the participant’s earned award shall become fully vested and immediately payable. Because the effective date of the triggering event is assumed to be October 31, 2021 which is before the end of the performance period, the values in the “Change in Control – With Involuntary Termination Other Than for Cause or Termination with Good Reason” column are based on target performance.

2020 LTIP: Except in the case of death, disability, a qualified retirement or a qualifying termination in the case of a change in control, 2020 LTIP participants who terminate prior to the end of the performance period (October 31, 2022) forfeit all of their 2020 LTIP awards. In the case of death prior to the end of the performance period, the participant is eligible to receive a prorated award payable in January 2023. In the case of disability or a qualified retirement following a period of employment covering at least one-third of the performance period, the participant is eligible to receive a prorated award in accordance with the following regular payout schedule: (1) 60% of the award will become payable in January 2023, (2) 20% of the award will become payable in January 2024 and (3) 20% of the award will become payable in January 2025.

In the event the participant is involuntarily terminated without cause or the participant terminates employment for good reason, in either case, within two years following a change in control, the remaining portion of the participant’s earned award shall become fully vested and immediately payable. Because the effective date of the triggering event is assumed to be October 31, 2021 which is before the end of the performance period, the values in the “Change in Control – With Involuntary Termination Other Than for Cause or Termination with Good Reason” column are based on target performance.

2019 LTIP: In the case of death following the end of the performance period, 2019 LTIP participants are entitled to receive the unpaid portion of the award within 75 days. In the case of disability or qualified retirement, the participant is eligible to receive the unpaid award in accordance with the regular payout schedule. As of October 31, 2021, Messrs. Hovnanian and Sorsby were “retirement eligible” under their 2019 LTIP agreements and their outstanding 2019 LTIP awards are considered vested. In the event the participant is involuntarily terminated without cause or the participant terminates employment for good reason, in either case, within two years following a change in control, the remaining portion of the participant’s earned award shall become fully vested and immediately payable. The values in the “Death and Disability” and “Change In Control With Involuntary Termination Other Than for Cause or Termination with Good Reason” columns include the unvested portion of Mr. O’Connor’s 2019 LTIP award based on the closing trading price of the Company’s Class A Common Stock on the NYSE on October 29, 2021 ($84.26).

2018 LTIP: In the case of death following the end of the performance period, 2018 LTIP participants are entitled to receive the unpaid portion of the award within 75 days. In the case of disability or qualified retirement, the participant is eligible to receive the unpaid award in accordance with the regular payout schedule. As of October 31, 2021, Messrs. Hovnanian and Sorsby were “retirement eligible” under their 2018 LTIP agreements and their outstanding 2018 LTIP awards are considered vested. In the event the participant is involuntarily terminated without cause or the participant terminates employment for good reason, in either case, within two years following a change in control, the remaining portion of the participant’s earned award shall become fully vested and immediately payable. The values in the “Death and Disability” and “Change In Control With Involuntary Termination Other Than for Cause or Termination with Good Reason” columns include the unvested portion of Mr. O’Connor’s 2018 LTIP award based on the closing trading price of the Company’s Class A Common Stock on the NYSE on October 29, 2021 ($84.26).

(4)

Contractual disability and death payment. The Company has an agreement with Mr. Hovnanian which provides that in the event of his disability or death during his employment with the Company he (or his designated beneficiary, estate or legal representative) will be entitled to receive a lump sum payment of $10 million.

(5)

Change in control severance payment. The Company has entered into a change in control agreement with Mr. O’Connor. Such agreement provides that if, within two years of the occurrence of a change in control, Mr. O’Connor is involuntarily terminated other than for cause or Mr. O’Connor terminates for good reason (a material reduction in duties, title or responsibilities or any reduction in base salary), Mr. O’Connor, upon execution of the Company’s standard release, would receive a lump sum cash payment equal to one year’s annual base salary plus the average of the last three years’ bonuses and become 100% vested in all outstanding stock options, RSUs and deferred shares granted prior to the change in control, to the extent not previously vested. In addition, if the change in control occurs following the end of a LTIP performance period, the unpaid cash and stock portions of the LTIP award will continue to be paid to Mr. O’Connor on the scheduled payout dates. The amounts in the table reflect the additional payments that Mr. O’Connor would have received had a change in control occurred and his employment was terminated involuntarily other than for cause or for good reason on the last day of the fiscal year. This agreement does not provide for excise tax gross-ups.

(6)

Accrued and unpaid vacation. Represents accrued but unpaid vacation payable upon termination for any reason. Mr. Hovnanian does not accrue vacation.

7. PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Mr. Hovnanian, our President, Chief Executive Officer and Chairman of the Board.

For fiscal year 2021,

The median of the annual total compensation of all of our employees, other than Mr. Hovnanian, was $110,849;

Mr. Hovnanian’s total fiscal year compensation, as reported in the Total column of the 2021 Summary Compensation Table, was $12,478,182; and

Based on this information, the ratio of the annual total compensation of Mr. Hovnanian to the median of the total fiscal year compensation of all employees was estimated to be 113 to 1.

Identification of Median Employee

We selected October 31, 2021 as the date on which to determine our median employee. As of that date, we had approximately 1,806 employees. For purposes of identifying the median employee, we considered the Medicare gross wages from W-2s of all employees in the Company’s employee population, other than Mr. Hovnanian. To Medicare gross wages, we added non-taxable Section 125 “cafeteria plan” wages. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ended October 31, 2021. We excluded from the ranking nineteen employees who received no compensation during that period because they were hired on or after October 18, 2021. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2021 Summary Compensation Table with respect to each of the named executive officers.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Committee annually reviews the compensation program for Directors who are not employees of the Company and periodically engages a consultant to conduct independent, comprehensive reviews of non-employee director compensation, including a review of director compensation for the Peer Group. After consideration of the compensation philosophy, the historical and marketplace compensation values and practices for director compensation, the anticipated director time commitments and value-added activities for fiscal 2021 and the views of the Committee’s outside compensation consultant, the Committee recommended, and the Board of Directors approved, the continuation for fiscal 2021 of the annual retainers, equity awards, meeting fees and charitable contributions at the same values as fiscal 2020. In light of Mr. Kangas’ appointment to Lead Director, the Committee recommended, and the Board of Directors approved, an additional annual cash retainer of $50,000 for his service as the Lead Director of the Board, with the first of such retainers prorated based on his June 17, 2021 appointment date.

Below is a summary of non-employee Director compensation for fiscal 2021:

Annual board cash retainer of $50,000 with an additional cash retainer of $27,500 for each committee on which a Director serves and an additional annual cash retainer of $50,000 for the Lead Director.

Annual RSU award valued at $75,000 for board service plus an additional $15,000 for each committee on which a Director serves, subject to a mandatory two-year post-vesting delayed delivery, based on the fair value on the date of grant.

Fees related to meetings of $3,000 with respect to board meetings held in person (or which would have been held in person but were held virtually due to COVID-19), $2,000 with respect to telephonic board meetings, $5,000 with respect to committee meetings held in person (or which would have been held in person but were held virtually due to COVID-19) and $2,500 with respect to telephonic committee meetings.

$15,000 annual charitable donation made by the Company in the name of each Director to the charities of the Director’s choosing.

Prior to September 18, 2019, Directors had the ability to defer retainers and meeting fees, including a choice to defer such compensation until termination from the Board of Directors. For additional information related to non-employee Director compensation, please also refer to the “Director Compensation for Fiscal 2021” table below.

In conjunction with promoting high ethical standards for the distribution of equity-based incentives, the Committee has established the second Friday in June as the date of the annual RSU grants for all non-employee Directors of the Company (other than newly elected Directors), which is the same as the PSU, RSU, MSU and option grant date for all employees (other than newly hired or promoted employees). The Company’s practice of setting “fixed” equity award grant dates is designed to reduce the possibility that the Company could grant stock awards prior to the release of material, non-public information that is likely to result in an increase in its stock price or delay the grant of stock awards until after the release of material, non-public information that is likely to result in a decrease in the Company’s stock price.

The Board of Directors of the Company has adopted stock ownership guidelines, which set forth recommended minimum amounts of stock ownership, directly or beneficially, for the Company’s non-employee Directors. To further align the interests of our Board with our shareholders, in October 2020 the Board increased the ownership guideline for non-employee Directors from three times to five times the total value of their annual Board retainer. Specifically, the guidelines provide that non-employee Directors are requested to achieve and maintain stock ownership amounts that equal five times the total value of their annual retainer exclusive of any committee retainers (which represents $250,000 in total) within five years after they become subject to the guidelines upon their election to the Board. If a non-employee Director fails to achieve the required minimum ownership during the applicable five-year transition period, that person shall thereafter be required to retain 100% of shares of the Company’s common stock earned, net of taxes, until the targeted ownership level is attained. Under the policy, once the stock ownership guidelines are met, they are deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price on the NYSE. The Corporate Governance and Nominating Committee reviews adherence to the Company’s stock ownership guidelines on an annual basis. The Company believes these ownership guidelines further enhance the Company’s commitment to aligning the interests of non-employee Directors with those of its stockholders. All non-employee Directors are currently in compliance with these stock ownership guidelines.

The following table summarizes the compensation of the Company’s non-employee Directors related to their service in fiscal 2021.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(1)	($) (2)	($) (3)	($) (3)	($)	($)	($) (4)	($)

Robert B. Coutts	181,000	104,972	—	—	—	15,000	300,972
Edward A. Kangas	249,333	119,997	—	—	—	15,000	384,330
Joseph A. Marengi	228,500	119,997	—	—	—	15,000	363,497
Vincent Pagano	181,000	104,972	—	—	—	15,000	300,972
Robin Stone Sellers	181,000	104,972	—	—	—	15,000	300,972

(1)

Ms. Hernandez-Kakol joined our Board of Directors in January 2022 and did not receive any compensation during the fiscal year ended October 31, 2021.

(2)

“Fees Earned or Paid in Cash” Column. The amounts in this column represent the combined value of the fiscal 2021 annual cash retainers and cash fees relating to meetings. For a full description of the annual retainer and meeting fees, share awards and stock option awards to non-employee Directors, see the discussion preceding this table.

(3)

“Stock Awards” and “Option Awards” Columns. The amounts in these columns represent the grant date fair value of RSUs granted in fiscal 2021 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnotes (3) and (15) to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021. There is a mandatory two-year post-vesting delayed delivery for the RSUs granted in fiscal 2021. RSUs vest on the first anniversary of the date of grant, but if the non-employee Director ceases to be a member of the Board of Directors due to death, disability or qualified retirement, the RSUs, to the extent not previously vested and distributed, would become fully vested and deliverable within 60 days after the delivery date. The delivery date is the date that is the earlier of (1) the second anniversary of the vesting date or (2) the second anniversary of the date of the participant's qualified termination. “Retirement” is defined as termination of a member of the Board of Directors on or after age 60 or on or after age 58 with at least 15 years of service to the Company immediately preceding such termination. All RSU grants were made in the form of rights to receive Class A Common Stock. Currently, each non-employee Director qualifies for accelerated vesting on the basis of his or her eligibility for retirement.

(4)

“All Other Compensation” Column. Represents annual charitable gift program donations made by the Company in the name of each Director.

THE AUDIT COMMITTEE

Membership, Independence and Qualifications

During the fiscal year ended October 31, 2021, Messrs. Kangas, as Chairman, Coutts, Marengi and Pagano and Ms. Sellers were the members of the Audit Committee. The Company’s Board of Directors has determined that each member of the Audit Committee is independent as required by both the rules of the NYSE and regulations of the SEC. The Company’s Board of Directors has also determined that Mr. Kangas is an “audit committee financial expert” in accordance with SEC regulations. In determining that Mr. Kangas is an “audit committee financial expert,” the Board of Directors considered his significant experience, expertise and background with regard to accounting matters, including the broad perspective brought by his experience advising clients in many diverse industries.

Responsibilities of the Audit Committee and Charter

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is governed by its Charter, which is available at www.khov.com under “Investor Relations”, “Corporate Governance.”

Policies and Procedures Established by Audit Committee

In accordance with SEC regulations, the Audit Committee has established procedures for the appointment, compensation, retention and oversight of the independent registered public accounting firm engaged to prepare or issue an audit report or to provide other audit, review or attest services. The Company’s independent registered public accounting firm reports directly to the Audit Committee, and the Audit Committee is responsible for the resolution of any disagreements between such firm and management regarding financial reporting.

The Audit Committee has established whistle blower procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as required by Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 of the Exchange Act. These procedures are discussed in the Company’s Code of Ethics, which is available at www.khov.com under “Investor Relations”, “Corporate Governance.”

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has also established procedures for the pre-approval of audit and permitted non-audit services provided by an independent registered public accounting firm. The Company’s “Audit and Non-Audit Services Pre-Approval Policy” (“Pre-Approval Policy”) was most recently reviewed and approved by the Audit Committee at its meeting held on September 13, 2021.

As set forth in the Pre-Approval Policy, audit services require specific approval by the Audit Committee, except for certain services that have received general pre-approval by the Audit Committee.

In accordance with the Pre-Approval Policy, the Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. Prior to establishing the list of pre-approved services, the Audit Committee determines if the Company’s independent registered public accounting firm is an effective provider of such services. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. For fiscal year 2021, there were four categories of services that received general pre-approval by the Audit Committee: Audit, Audit-Related, Tax and All Other Services, and the pre-approved dollar amount for such services may not exceed $100,000 per engagement.

The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit or permitted non-audit services to be provided by the independent registered public accounting firm, so long as decisions are presented to the full Audit Committee at its next scheduled meeting.

All of the services covered under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” below were pre-approved by the Audit Committee.

THE AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended October 31, 2021 with management. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles:

The overall scope and plans for such accounting firm’s audits of the Company;

Such accounting firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles;

Such accounting firm’s independence from management and the Company, including matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Accounting Oversight Board (the “PCAOB”), concerning independence and received by the Company; and

Such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and under the applicable requirements of the PCAOB, rules of the SEC and other applicable regulations.

The Audit Committee, under the Audit Committee Charter, reviews with management the Company’s annual audited financial statements and quarterly financial statements prior to their filing with the SEC. The Audit Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021.

AUDIT COMMITTEE

Edward A. Kangas, Chair
Robert B. Coutts
Joseph A. Marengi
Vincent Pagano Jr.
Robin Stone Sellers

FEES PAID TO PRINCIPAL ACCOUNTANT

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP in each of fiscal 2021 and 2020 for professional services rendered for the audit of our consolidated financial statements included in our Form 10-K for the years ended October 31, 2021 and 2020, for the reviews of the unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods during fiscal 2021 and 2020, the audit of the effectiveness of the Company’s internal controls over financial reporting as of October 31, 2021 and 2020, and for services normally provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including comfort and consent letters in connection with SEC filings and financing transactions, were $1,895,000 and $1,768,000, respectively.

Audit-Related Fees

There were no audit-related fees billed by Deloitte & Touche LLP in fiscal 2021 or 2020.

Tax Fees

There were no fees billed for professional services rendered for tax compliance, tax advice or tax planning provided by Deloitte & Touche LLP in either fiscal 2021 or 2020.

All Other Fees

There were no fees billed for products and services provided by Deloitte & Touche LLP in either fiscal 2021 or 2020 other than the services described above.

PRINCIPAL ACCOUNTANT INDEPENDENCE

The Audit Committee has determined that the provision of all non-audit services performed by Deloitte & Touche LLP were compatible with maintaining the independence of such firm.

CORPORATE GOVERNANCE

The Corporate Governance and Nominating Committee is primarily responsible for reviewing the Company’s Governance Guidelines and further developing such guidelines and other policies and procedures that enhance the Company’s corporate governance.

In accordance with promoting strong corporate governance, the Company has a Code of Ethics that applies to its principal executive officer, principal financial officer, controller and all other associates of the Company, including its Directors and other officers.

The Company makes available to the public various corporate governance-related information on its public website (www.khov.com) under “Investor Relations”, “Corporate Governance” and to any shareholder who requests such information in writing. Information on the website includes the Company’s Code of Ethics, Governance Guidelines (including the Related Person Transaction Policy) and Charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Shareholders, associates of the Company and other interested parties may communicate directly with the Board of Directors by corresponding to the address below. Correspondence will be discussed at the next scheduled meeting of the Board of Directors, or as indicated by the urgency of the matter. The office of the Corporate Secretary reviews correspondence received and will filter advertisements, solicitations, spam and other such items not related to a director’s duties and responsibilities. All other relevant correspondence addressed to a director will be forwarded to that director, or if none is specified, to the Chair of the Board.

Attn: Board of Directors of Hovnanian Enterprises, Inc.

c/o Mr. Edward A. Kangas, Independent Lead Director & Chairman of the Audit Committee

Privileged & Confidential
Hovnanian Enterprises, Inc.

90 Matawan Road

Fifth Floor

Matawan, N.J. 07747

The Company’s non-employee Directors meet without management after each regularly scheduled meeting of the Board of Directors. The presiding Director is selected to preside at these executive sessions by the Directors in attendance.

Shareholders, associates of the Company and other interested parties may communicate directly with non-employee Directors by corresponding to the address below. Following the 2022 Annual Meeting, assuming the election of all the director nominees, members of the non-employee Director group will include: Messrs. Coutts, Kangas, Marengi and Pagano and Mses. Hernandez-Kakol and Sellers. All such non-employee Directors are “independent” in accordance with NYSE rules and as defined under the Company’s Restated Certificate of Incorporation. Mr. Kangas will report to all non-employee Directors any correspondence which is received by him as indicated by the urgency of the matter, or at the next scheduled meeting of non-employee Directors.

Attn: Non-Employee Directors of Hovnanian Enterprises, Inc.

c/o Mr. Edward A. Kangas, Independent Lead Director & Chairman of the Audit Committee

Privileged & Confidential

Hovnanian Enterprises, Inc.

90 Matawan Road

Fifth Floor

Matawan, N.J. 07747

In addition, associates of the Company may anonymously report concerns or complaints via the K. Hovnanian Corporate Governance Hotline or by following the procedure discussed in the Company’s Code of Ethics.

BOARD OVERSIGHT OF RISK MANAGEMENT

The Company is exposed to a number of risks and undertakes at least annually an Enterprise Risk Management review to identify and evaluate these risks and to develop plans to manage them effectively. The Company’s Executive Vice President and Chief Financial Officer, Mr. Sorsby (who is himself a member of the Board of Directors), is directly responsible for the Company’s Enterprise Risk Management function and reports both to the President, Chief Executive Officer and Chairman and to the Audit Committee in this capacity. In fulfilling his risk management responsibilities, the CFO works closely with members of senior management and others.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s Enterprise Risk Management function. In that regard, the CFO meets with the Audit Committee at least four times a year to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board of Directors on a regular basis to apprise them of their discussions with the CFO regarding the Company’s Enterprise Risk Management efforts. With respect to cybersecurity risk oversight, our Board of Directors has established a Cyber Security Subcommittee of the Corporate Governance and Nominating Committee that receives updates at least three times a year from our information technology team to assess the primary cybersecurity risks facing the Company and the measures the Company is taking to mitigate such risks. These measures include required annual training and monthly phishing testing for all associates as well as ongoing educational communications throughout the year. Additional specialized training is conducted multiple times per year for our cybersecurity and infrastructure teams, including attendance at cybersecurity conferences and training seminars, breach simulation exercises and personal accreditation training. In addition to such updates, our Board of Directors and Audit Committee receive updates from management as to changes to the Company’s cybersecurity risk profile or significant newly identified risks.

In fiscal 2021, we systematically reviewed all of our incentive compensation programs for potential risk areas as well as the key enterprise risks facing the Company and concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

By design, the Company’s compensation program for executive officers does not incentivize excessive risk-taking. Our base salary component of compensation does not encourage risk-taking because it is a fixed amount. The remaining elements of executive officer compensation have the following risk-limiting characteristics:

We generally do not provide guaranteed bonuses, nor have we awarded excessively large equity grants with unlimited upside but no downside risk;

The elements of our compensation program are balanced between long-term and short-term, fixed and variable, and cash and equity awards;

We use a variety of performance measures in our short-term and long-term incentive plans;

We generally do not provide lucrative severance packages or any defined benefit pension plans;

A large portion of our compensation program is tied to long-term and sustained Company performance, our LTIP awards are earned after a multi-year performance period and our LTIP and PSU awards are subject to time-based vesting conditions that extend beyond the performance periods and are further subject to a mandatory two-year post-vesting delayed delivery;

Our incentive plans are not tied to formulas that could focus executives on specific short-term outcomes to the detriment of long-term results;

The Compensation Committee reserves the right to apply negative discretion to bonus amounts calculated under the bonus formulas; and

Our CEO, CFO and COO (if any) are subject to our stock ownership and holding guidelines, discussed on pages 116 to 117.

ENVIRONMENTAL, SOCIAL & GOVERNANCE (ESG) PRACTICES

OUR COMMITMENT

Hovnanian has a long history of corporate responsibility, which is deeply rooted in our heritage. We are a Company that is built on dedication and purpose. At our communities and offices, this means attracting the best talent and creating the best experience for our homebuyers. Throughout the 14 states where we operate, we strive to be good neighbors and are committed to practices that have a positive impact. We believe that value creation and a commitment to ESG practices are complementary goals.

Having succeeded as a company for more than 60 years, we understand that a clear vision of what you stand for is crucial for lasting success. In 1959, our founder, Kevork S. Hovnanian established our Company on a strong value system, long before the term “corporate responsibility” was part of the conversation within board rooms.

Our commitment to ESG and corporate responsibility more broadly is evidenced by our Board’s oversight of ESG matters. In particular, our Board has tasked our Corporate Governance and Nominating Committee with responsibility for our ESG oversight. In this capacity, the Corporate Governance and Nominating Committee reviews and considers the Company’s policies and practices relating to environmental stewardship, corporate social responsibility and other public policy issues significant to the Company.

The Company published its inaugural ESG Statement in December 2021 and we expect to build on this in the years to come. Our ESG Statement was based on guidelines provided by the Sustainability Accounting Standards Board (SASB) for companies within the “Home Builders” industry. The Statement also includes but is not limited to, information pertaining to our commitment to adhering to sound environmental principles and practices, our efforts to promote an inclusive and diverse work environment, ensuring proper safety protocols and policies and continuing our strong corporate governance practices.

Below are highlights from the Company’s 2021 ESG Statement:

With a focus to design and construct our communities in an environmentally sound and responsible manner, we:

Planted more than 50,000 trees

Preserved more than 200,000 trees

Dedicated more than 3,000 acres to open spaces

Installed over 40,000 WaterSense® fixtures

Eliminated the printing of more than one million pages of content due to companywide adoption of electronic documents

The Home Energy Rating System (HERS) Index

During fiscal 2021, we delivered 5,257 homes that were on infill sites and, at the end of fiscal 2021, we had 18,874 infill site lots

We delivered 974 homes in urban renewal/redevelopment projects in fiscal 2021

Diversity and inclusion initiatives implemented in fiscal 2021:

All associates are required to take a Diversity Made Simple training course

Our CEO personally communicates to all associates the meaning and history behind important holidays and cultural events throughout the year, providing an educational background for all concerning various cultures and faiths

Associates in leadership positions (representing approximately 20% of all associates) are obligated to participate in more extensive diversity and inclusion training sessions

Hovnanian is a founding member of Building Talent Foundation (BTF) whose mission is to advance the education, training and careers of people from underrepresented groups in the fields of skilled technical workers and as business owners in the residential construction industry

44% of all of our associates are women and women represent 40% of all associates in manager and above positions

With regard to the COVID-19 pandemic, we continued to put the safety of our associates, trade partners and customers as our top priority

Introduced a hybrid work schedule whereby most associates will be able to work two days a week from home, once COVID-restrictions are lifted

Maintained a repository of over 400 training modules/courses to facilitate these learning sessions in both in-person and virtual settings, including mandatory diversity, sexual harassment, cyber security and safety training courses

The Company facilitates the involvement of Hovnanian associates with a variety of charitable causes, community outreach programs and other philanthropic activities in local markets

The ESG Statement is available on the Company’s website at www.khov.com under “Investor Relations”, “ESG Statement”. The information contained on or accessible through the Hovnanian website, including the Company’s ESG Statement, is not considered part of this proxy statement.

LEADERSHIP STRUCTURE

From 1997 to 2009, the Company had separate individuals serving as Chairman of the Board and as Chief Executive Officer. This structure reflected the continuing strong leadership, energy and passion brought to the Board of Directors by our founder, Mr. Kevork Hovnanian, and the day-to-day management direction of the Company under Mr. Ara Hovnanian as President and CEO. Following the death of Mr. K. Hovnanian in September 2009, the Board of Directors appointed Mr. A. Hovnanian to the additional position of Chairman, believing that his many decades of service to the Company, vast industry experience and close relationship with our founder uniquely qualified him for this role. The Board of Directors believes that combining these positions under Mr. A. Hovnanian’s leadership has enabled him to carry on the tradition of a strong leader that has always marked this family-controlled company and to successfully navigate the Company. In the view of the Board of Directors, this leadership structure also enables the Board of Directors to better fulfill its risk oversight responsibilities, as described above under “Oversight of Risk Management.”

On June 17, 2021, the Board of Directors designated Mr. Kangas as Lead Independent Director. In his position as Lead Independent Director, Mr. Kangas presides over Independent Director sessions. As Lead Independent Director, Mr. Kangas serves as the Director to whom correspondence may be directed on behalf of both the Board of Directors and the non-employee Directors, as described above under “Corporate Governance” beginning on page 148.

CERTAIN RELATIONSHIPS & RELATED TRANSACTIONS

The Board of Directors has adopted a written Related Person Transaction Policy (the “Related Person Transaction Policy”) to assist it in reviewing, approving and ratifying related person transactions and to assist the Company in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements the Company’s other policies that may apply to transactions with related persons, such as the Company’s Guidelines and Code of Ethics.

The Related Person Transaction Policy provides that all Related Person Transactions (as defined in the Related Person Transaction Policy) covered by the Related Person Transaction Policy and involving a director, director nominee, executive officer or greater than 5% shareholder or an immediate family member of any such person are prohibited, unless approved or ratified by the disinterested members of the Board of Directors or the Corporate Governance and Nominating Committee. The Company’s employees, directors, director nominees, executive officers and their immediate family members are required to provide prompt and detailed notice of any purported Related Person Transaction to the Company’s Corporate Counsel or Chief Financial Officer, who in turn must promptly forward such notice and information to the Chairperson of the Board of Directors or the Corporate Governance and Nominating Committee and will advise the Corporate Governance and Nominating Committee or disinterested directors as to whether the Related Person Transaction will be required to be disclosed in applicable regulatory filings. The Company’s Corporate Counsel will document all non-reportable and reportable Related Person Transactions.

In reviewing Related Person Transactions for approval or ratification, the Corporate Governance and Nominating Committee or disinterested directors will consider the relevant facts and circumstances, including, without limitation:

the commercial reasonableness of the terms of the transaction;

the benefit and perceived benefit, or lack thereof, to the Company;

opportunity costs of alternate transactions;

the materiality and character of the Company’s and related person’s direct or indirect interest and the actual or apparent conflict of interest of the Company and related person;

whether the proposed transaction would likely impair the judgment of the related person to act in the best interest of the Company;

whether the proposed transaction includes any potential reputational risk issues that may arise as a result of, or in connection with, the proposed transaction; and

with respect to a non-employee director or nominee, whether the transaction would compromise the director’s (1) independence under the NYSE rules and the Company’s Restated Certificate of Incorporation; (2) status as a “non-employee director” under Rule 16b-3 of the Exchange Act if such non-employee director serves or will serve on the Compensation Committee; or (3) status as an independent director under Rule 10A-3 or Rule 10C-1 of the Exchange Act if such non-employee director serves or will serve on the Audit Committee or Compensation Committee, respectively.

The Corporate Governance and Nominating Committee or the disinterested directors will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the Company’s best interests and the best interests of its shareholders.

Generally, the Related Person Transaction Policy applies to any current or proposed transaction in which:

the Company was or is to be a participant;

the amount involved exceeds $120,000; and

any related person had or will have a direct or indirect material interest.

A copy of our Related Person Transaction Policy is available as part of our Governance Guidelines on our website at www.khov.com under “Investor Relations”, “Corporate Governance/Guidelines.”

Related Person Transactions

The following transactions were reviewed, approved and ratified by the disinterested members of the Board of Directors and/or by the Corporate Governance and Nominating Committee in accordance with our Related Person Transaction Policy:

During the year ended October 31, 2021, an engineering firm owned by Tavit Najarian, a relative of Ara K. Hovnanian, our Chairman of the Board of Directors and our Chief Executive Officer, provided services to the Company totaling $0.6 million. Neither the Company nor Mr. Hovnanian has a financial interest in the relative’s company from whom the services were provided.

Mr. Alexander Hovnanian, the son of Ara K. Hovnanian, our Chairman of the Board of Directors and our Chief Executive Officer, is employed by the Company. In fiscal 2021, Mr. Hovnanian served as Executive Vice President, National Homebuilding Operations. For fiscal 2021, he received cash compensation of $988,861 and equity awards with an aggregate grant date fair value of $523,005.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MARCH 29, 2022

Our 2021 Proxy Statement, the Company’s Annual Report to Shareholders for the year ended October 31, 2021 (which is not deemed to be part of the official proxy soliciting materials), proxy cards and any amendments to the foregoing materials that are required to be furnished to shareholders are available online at www.proxyvote.com.

For information on how to obtain directions to the Company’s 2022 Annual Meeting, please call our Investor Relations department at 1-800-815-9680.

GENERAL

Solicitation

The solicitation of proxies is being made by our Board of Directors on our behalf primarily through the internet and by mail, but directors, officers, employees and contractors retained by us may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by us. In addition, we may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

Voting

Unless otherwise directed, the persons named in the proxy card(s) intend to vote all shares represented by proxies received by them in favor of the election of the nominees to the Board of Directors of the Company named herein, in favor of the ratification of the selected independent registered public accounting firm, in favor of the approval of the Second Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan and in favor of the compensation of the Company’s named executive officers, in each case, as recommended by the Board of Directors. All proxies will be voted as specified. The proxy will be voted on any other matters as may properly come before the meeting in accordance with the discretion of the named proxies and agents.

Each share of Class A Common Stock entitles the holder thereof to one vote, and each share of Class B Common Stock entitles the holder thereof to ten votes (except as provided below). Votes of Class A Common Stock and Class B Common Stock will be counted together without regard to class for proposals one through four which require the affirmative vote of a majority of the votes cast by holders of the outstanding Class A Common Stock and Class B Common Stock, voting together, represented in person or by proxy at the 2022 Annual Meeting.

All votes will be certified by the Inspectors of Election. Abstentions and broker non-votes will have no effect on the vote for proposals one, three and four because such shares are not considered votes cast. Abstentions will have no effect on the vote for proposal two because such shares are not considered votes cast. Brokers may vote shares with respect to proposal two in the absence of client instructions and thus there will be no broker non-votes with respect to proposal two.

Notwithstanding the foregoing, the Company’s Restated Certificate of Incorporation provides that each share of Class B Common Stock held, to the extent of the Company’s knowledge, in nominee name by a stockbroker, bank or otherwise will be entitled to only one vote per share unless the Company is satisfied that such shares have been held continuously, since the date of issuance, for the benefit or account of the same named beneficial owner of such shares (as defined in the Restated Certificate of Incorporation) or any Permitted Transferee (as defined in the Restated Certificate of Incorporation). Beneficial owners of shares of Class B Common Stock held in nominee name wishing to cast ten votes for each share of such stock must properly complete their voting instruction card, which is specially designed for beneficial owners of Class B Common Stock. The Company has also supplied nominee holders of Class B Common Stock with instructions and specially designed proxy cards to accommodate the voting of the Class B Common Stock. In accordance with the Company’s Restated Certificate of Incorporation, shares of Class B Common Stock held in nominee name will be entitled to ten votes per share only if the beneficial owner voting instruction card and the nominee proxy card relating to such shares is properly completed, mailed and received not less than three nor more than 20 business days prior to March 29, 2022. Proxy cards should be mailed to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Additional Matters

Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Shareholders, and it is not aware that others will attempt to do so. If other matters requiring the vote of shareholders properly come before the meeting and any adjournments or postponements thereof, it is the intention of the persons named in the proxy cards to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS for the
2023 ANNUAL MEETING

Matawan, New Jersey February 11, 2022	Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2023 proxy statement must submit such proposal to us at our principal executive offices to the attention of our Secretary no later than October 14, 2022.

Our Restated By-laws require timely notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. To be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not earlier than 120 days prior to the first anniversary of the 2022 Annual Meeting (November 29, 2022), but not later than 90 days prior to such anniversary date (December 29, 2022), provided, however, that in the event that the date of the 2023 Annual Meeting of Shareholders is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Our Restated By-laws have other requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders’ meeting.

In addition to satisfying the foregoing requirements under our Restated By-laws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 28, 2023.

By order of the Board of Directors, HOVNANIAN ENTERPRISES, INC.

APPENDIX A

—Second Amended & Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan

APPENDIX A

1. PURPOSE OF THE PLAN

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors and consultants of outstanding ability and to motivate such employees, directors and consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2. DEFINITIONS

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)

Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)

Affiliate: With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)

Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d)

Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)

Board: The Board of Directors of the Company.

(f)

Cause: The occurrence of any of the following with respect to a Participant: (a) the willful and continued failure of the Participant to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to such Participant by the Company, which specifically identifies the manner in which the Company believes the Participant has not substantially performed his or her duties; (b) dishonesty in the performance of the Participant’s duties with the Company; (c) the Participant’s conviction of, or plea of guilty or nolo contendere to, a crime under the laws of the United States or any state thereof constituting a felony or a misdemeanor involving moral turpitude; (d) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or (e) the Participant’s breach of any restrictive covenant provisions set forth in the Participant’s Award agreement.

(g)

Change in Control: The occurrence of any of the following events:

(i) any Person (other than a Person holding securities representing 10% or more of the combined voting power of the Company’s outstanding securities as of the Effective Date, or any Family Member of such a Person, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

(ii) during any period of twenty-four consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in clauses (i), (iii) or (iv) of this definition or (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control) whose election by the Board or nomination for election by the Company’s shareholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii) the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which results in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the consummation of a complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned subsidiary.

(h)

Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)

Committee: The Compensation Committee of the Board (or a subcommittee thereof as provided under Section 4), or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan, or the full Board.

(j)

Company: Hovnanian Enterprises, Inc., a Delaware corporation, and any successors thereto.

(k)

Disability: Inability of a Participant to perform in all material respects his duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

(l)

Effective Date: January 24, 2020, the date the Plan was initially adopted by the Board, prior to the amendment and restatement thereof.

(m)

Fair Market Value: On a given date, the closing price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealer Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

(n)

Family Member:

(i) any Person holding securities representing 10% or more of the combined voting power of the Company’s outstanding securities as of the Effective Date;

(ii) any spouse of such a person;

(iii) any descendant of such a person;

(iv) any spouse of any descendant of such a person; or

(v) any trust for the benefit of any of the aforementioned persons.

(o)

Good Reason: The occurrence of any of the following with respect to a Participant, without the Participant’s express written consent: (a) any material diminution in the Participant’s duties, titles or responsibilities with the Company from those in effect immediately prior to a Change in Control or (b) any reduction in the Participant’s annual base salary or any material reduction in the Participant’s annual bonus opportunity, annual equity awards or long-term incentive program awards from the Participant’s annual base salary or annual bonus opportunity, annual equity awards or long-term incentive program awards in effect immediately prior to a Change in Control. Notwithstanding the foregoing, no event shall constitute Good Reason unless the Participant provides the Company with written notice of such event within 60 days after the occurrence thereof and the Company fails to cure or resolve the behavior otherwise constituting Good Reason within 30 days of its receipt of such notice.

(p)

ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(q)

Minimum Vesting Condition: The requirement, with respect to any Award, that vesting of (or lapsing of restrictions on) such Award does not occur any more rapidly than on the first anniversary of the grant date for such Award (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service), other than (i) in connection with a Change in Control or (ii) as a result of a Participant’s death, retirement, Disability or involuntary termination of employment without cause; provided, that such Minimum Vesting Condition will not be required on Awards covering, in the aggregate, a number of Shares not to exceed 5% of the Absolute Share Limit, as defined in Section 3.

(r)

Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(s)

Option: A stock option granted pursuant to Section 6 of the Plan.

(t)

Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(u)

Participant: An employee, director or consultant of the Company or any of its Affiliates who is selected by the Committee to participate in the Plan.

(v)

Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(w)

Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(x)

Plan: The Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan.

(y)

Prior Plan: The 2012 Hovnanian Enterprises, Inc. Amended and Restated Stock Incentive Plan.

(z)

Prior Plan Award: An equity award granted under the Prior Plan which remained outstanding as of March 24, 2020 (the date this Plan was initially approved by the Company’s shareholders prior to the amendment and restatement thereof).

(aa)

Shares: Shares of common stock of the Company.

(bb)

Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(cc)

Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3. SHARES SUBJECT TO THE PLAN

Subject to Sections 4, 6(f) and 9 of the Plan, the total number of Shares which may be issued under the Plan pursuant to grants of ISOs or other Awards is 1,415,000 (the “Absolute Share Limit”). The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. If Shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. When an Option or Stock Appreciation Right is granted under the Plan, the number of Shares subject to the Option or Stock Appreciation Right will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to such Option or Stock Appreciation Right. No Shares will be added back to the Share reserve under the Plan with respect to exercised Stock Appreciation Rights granted under the Plan (regardless of whether the Stock Appreciation Rights are cash settled or stock settled). Additionally, no Shares will be added back to the Share reserve under the Plan in the event that (i) a portion of the Shares covered by an Option are tendered to the Company or “net settled” to cover payment of the Option exercise price or (ii) the Company utilizes the proceeds received upon Option exercise to repurchase Shares on the open market or otherwise. For the avoidance of doubt, any cash-based or other incentive awards granted outside of the Plan shall not count against the Absolute Share Limit, regardless of whether any such incentive awards may be denominated in or otherwise linked to the Company’s Shares. In the event that any Awards under the Plan or any Prior Plan Awards terminate or lapse for any reason without payment of consideration, the number of Shares subject to such terminated or lapsed Awards or Prior Plan Awards shall be available for future Award grants under the Plan. The maximum number of Shares subject to Awards granted during a calendar year to any non-employee director serving on the Board, taken together with any cash fees paid to such non-employee director during such calendar year, shall not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

4. ADMINISTRATION

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “independent directors” within the meaning of the applicable rules, if any, of any national securities exchange on which Shares are listed or admitted to trading; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and subject to the Minimum Vesting Condition. Following the grant of any Award, the Committee shall be authorized to waive any such terms and conditions associated with the Award at any time (including, without limitation, accelerating or waiving any vesting conditions) in connection with a Participant’s death or Disability. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administrations of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to Participants and their beneficiaries or successors). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee shall require payment of any minimum amount it may determine to be necessary to withhold for federal, state, local or other, taxes as a result of the exercise or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such minimum withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable minimum withholding taxes. If the chief executive officer of the Company is a member of the Board, the Board by specific resolution may constitute such chief executive officer as a committee of one which shall have the authority to grant Awards of up to an aggregate of 40,000 Shares in each fiscal year to Participants who are not subject to the rules promulgated under Section 16 of the Act (or any successor section thereto); provided, however, that such chief executive officer shall notify the Committee of any such grants made pursuant to this Section 4.

5. LIMITATIONS

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6. TERMS & CONDITIONS OF OPTIONS

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price.

The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4).

(b) Exercisability.

Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options.

Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full not later than at the time that the Shares being purchased are delivered to or at the direction of the Participant, in each case at the election of the Participant to the extent permitted by law and as designated by the Committee, (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and partly in such Shares, (iv) through the delivery of irrevocable instruments to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased or (v) through net settlement in Shares. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d) ISOs.

The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation.

Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

(f) Repricing of Options.

Notwithstanding any other provisions under the Plan, no action shall be taken under the Plan to (i) lower the exercise prices of any Company stock options after they are granted, (ii) exchange stock options for stock options with lower exercise prices or cancel an Option when the Option Price exceeds the Fair Market Value in exchange for cash or other Awards (other than pursuant to Section 9 hereof) or (iii) take any other action that is treated as a “repricing” of stock options under generally accepted accounting principles. Any such approved action shall be treated as a grant of a new Award to the extent required under Sections 422 or 424 of the Code (for stock options that are intended to retain their status as ISOs).

7. TERMS & CONDITIONS OF STOCK APPRECIATION RIGHTS

(a) Grants.

The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b) Terms.

The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) an amount permitted by applicable laws, rules, restated By-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c) Limitations.

The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

(d) Repricing of Stock Appreciation Rights.

Notwithstanding any other provisions under the Plan, no action shall be taken under the Plan to (i) lower the exercise prices of any Company stock appreciation right after they are granted, (ii) exchange stock appreciation rights for stock appreciation rights with lower exercise prices or cancel a stock appreciation right when the exercise price exceeds the Fair Market Value in exchange for cash or other Awards (other than pursuant to Section 9 hereof) or (iii) take any other action that is treated as a “repricing” of stock appreciation rights under generally accepted accounting principles.

8. OTHER STOCK-BASED AWARDS

(a) Generally.

The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares or a combination thereof) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof subject to Section 4 and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b) Performance-Based Awards.

Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted subject to performance-vesting conditions (“Performance-Based Awards”). The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) total shareholder return; (viii) expense management; (ix) return on investment before or after the cost of capital; (x) improvements in capital structure; (xi) profitability of an identifiable business unit or product; (xii) maintenance or improvement of profit margins; (xiii) stock price; (xiv) market share; (xv) revenues or sales; (xvi) costs; (xvii) cash flow; (xviii) working capital; (xix) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); and (xx) return on assets. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, the performance goals may be calculated without regard to extraordinary items. In any event, the performance goals shall be based on an objective formula or standard. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee, elect to defer payment of a Performance-Based Award.

(c)

To the extent that any dividends or dividend equivalent payments may be paid with respect to any Other Stock-Based Award, no such dividend or dividend equivalent payments will be made unless and until the corresponding portion of the underlying Other Stock-Based Award becomes earned and vested in accordance with its terms.

9. ADJUSTMENTS UPON CERTAIN EVENTS

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally.

In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or change in capital structure, any distribution to shareholders other than regular cash dividends or any similar event, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance as set forth in Section 3 of the Plan or pursuant to outstanding Awards, (ii) the exercise price relating to outstanding Options or Stock Appreciation Rights, (iii) the maximum number or amount of Awards that may be granted to any Participant during a fiscal year and/or (iv) any other affected terms of such Awards.

(b) General Treatment of Awards Following Change in Control.

Without limiting the generality of Sections 9(a) and 9(c) and except as otherwise provided in an Award agreement, the following provisions shall apply to any outstanding Awards following a Change in Control:

(i) In the event of a Participant’s involuntary termination of employment with the Company or a subsidiary thereof without “Cause” or for “Good Reason” within two years following a Change in Control, any service-based vesting conditions applicable to Awards held by such Participant shall be deemed fully satisfied and any outstanding Options held by such Participant shall become immediately exercisable.

(ii) Upon the occurrence of a Change in Control that results in the Company’s Shares ceasing to be publicly traded on a national securities exchange, any service-based vesting conditions applicable to outstanding Awards shall be deemed fully satisfied and any outstanding Options shall become immediately exercisable.

(iii) With respect to any outstanding Performance-Based Awards with uncompleted performance periods as of the Change in Control date, (A) any performance-based vesting conditions that are linked to the Company’s Share price shall be deemed to have been achieved at the Share price set forth in the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per Share for the last trading day prior to the consummation of the Change in Control) and (B) any performance-based vesting conditions that are linked to performance criteria other than the Company’s Share price shall be deemed to have been achieved at “target” or “100% multiplier” level, as applicable.

(c) Treatment of Awards Following Change in Control if Awards are Not Assumed.

In the event that the Company or other surviving entity following a Change in Control will not be assuming outstanding Awards following the Change in Control, the vesting of outstanding Awards will be automatically accelerated and such Awards will then be canceled in exchange for a payment in cash or other property equal to the value thereof as determined by the Committee which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights.

10. NO RIGHT TO EMPLOYMENT

The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the employment of such Participant.

11. SUCCESSORS & ASSIGNS

The Plan shall be binding on all successors and assigns of the Company and a Participant; including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12 . NONTRANSFERABILITY OF AWARDS

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution, and any Award transfers authorized by the Committee shall not be transferred for value. Notwithstanding the foregoing, a Participant may transfer an Option (other than an ISO) or a stock appreciation right in whole or in part by gift or domestic relations order to a family member of the Participant (a “Permitted Transferee”) and, following any such transfer such Option or stock appreciation right or portion thereof shall be exercisable only by the Permitted Transferee, provided that no such Option or stock appreciation right or portion thereof is transferred for value, and provided further that, following any such transfer, neither such Option or stock appreciation right or any portion thereof nor any right hereunder shall be transferable other than to the Participant or otherwise than by will or the laws of descent and distribution or be subject to attachment, execution or other similar process. For purposes of this Section 12, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets and any other entity in which these persons (or the Participant) own more than 50% of the voting interests. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13. AMENDMENTS OR TERMINATION

The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the shareholders of the Company, would (except as is provided in the Plan for adjustments in certain events), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or amend the repricing prohibitions under Sections 6(f) and 7(d) or (b) without the consent of a Participant, would materially impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Committee may not amend, alter or discontinue the provisions relating to Section 9(b) or Section 9(c) of the Plan after the occurrence of a Change in Control.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

14. INTERNATIONAL PARTICIPANTS

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

15. CHOICE OF LAW

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

16. EFFECTIVENESS OF THE PLAN

The Plan was initially effective as of the Effective Date, subject to the approval of the Company’s shareholders.

17. SECTION 409A

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments or deliveries of shares in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment or delivery of shares on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. In the case of a Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), payments and/or deliveries of shares in respect of any Award subject to Section 409A of the Code that are linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of such Participant’s separation from service from the Company and its affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 17.

18 . FORFEITURE/CLAWBACK

Any Awards granted under the Plan may be subject to reduction, cancellation, forfeiture or recoupment to the extent required by applicable law or listed company rules or to the extent otherwise provided in an Award agreement at the time of grant.